Exhibit 4.47

EXECUTION COPY

CREDIT AGREEMENT

among

DRILLSHIPS FINANCING HOLDING INC.,
as Borrower,

DRILLSHIPS PROJECTS INC.,
as Finco,

OCEAN RIG UDW INC.,
as Parent,

VARIOUS LENDERS

and

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and Pari Passu Collateral Agent,

__________________________________

DEUTSCHE BANK SECURITIES INC.
and
CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Global Coordinators,
Joint Lead Arrangers and Joint Bookrunners

and

BARCLAYS BANK PLC
and
GOLDMAN SACHS INTERNATIONAL,
as Joint Lead Arrangers and Joint Bookrunners

__________________________________

Dated as of July 12, 2013

__________________________________

THE LOANS ISSUED PURSUANT TO THIS AGREEMENT WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME.  BEGINNING NO LATER THAN 10 DAYS AFTER THE EFFECTIVE DATE, A LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE LOANS BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE FOLLOWING ADDRESS: C/O OCEAN RIG UDW INC., TRIBUNE HOUSE, 10, SKOPA STREET, CY-1075 NICOSIA, CYPRUS, ATTENTION: MR. SAVVAS GEORGHIADES.

i

TABLE OF CONTENTS

Page

SECTION 1. Definitions and Accounting Terms		1

1.01.	Defined Terms	1
1.02.	Modification to Parties Upon a Qualified MLP IPO	55
1.03.	Terms Generally; Accounting Terms; GAAP	56

SECTION 2. Amount and Terms of Loans		57

2.01.	The Term Loans	57
2.02.	Notice of Borrowing	57
2.03.	Disbursement of Funds	58
2.04.	Notes	58
2.05.	Pro Rata Borrowings	59
2.06.	Interest	59
2.07.	Conversion of Loans	61
2.08.	Increased Costs, Illegality, Market Disruption, etc	61
2.09.	Compensation	63
2.10.	Change of Lending Office; Limitation on Additional Amounts	64
2.11.	Replacement of Lenders	64
2.12.	Incremental Commitments	65
2.13.	Loan Repurchases	67
2.14.	Extension Offers	68
2.15.	Term Loan Refinancing Protection	70

SECTION 3. Fees		71

3.01.	Fees	71

SECTION 4. Prepayments; Payments; Taxes		71

4.01.	Voluntary Prepayments	71
4.02.	Event of Loss	72
4.03.	Change of Control	74
4.04.	Termination of Commitments	76
4.05.	Repayment of the Loans	76
4.06.	Method and Place of Payment	76
4.07.	Net Payments; Taxes	77
4.08.	Application of Proceeds	81

SECTION 5. Conditions Precedent		81

5.01.	Conditions Precedent to Effective Date	81

SECTION 6. Representations, Warranties and Agreements		85

6.01.	Corporate/Limited Liability Company/Limited Partnership Status	86
6.02.	Corporate Power and Authority	86
6.03.	No Violation	86
6.04.	Governmental Approvals	87
6.05.	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc	87
6.06.	True and Complete Disclosure	88
6.07.	Use of Proceeds; Margin Regulations	88
6.08.	Tax Returns; Payments; Tax Treatment	89
6.09.	Compliance with ERISA	89
6.10.	Collateral; the Security Agreements	90
6.11.	Capitalization	91
6.12.	Subsidiaries	91
6.13.	Compliance with Statutes, etc	91
6.14.	Investment Company Act	92
6.15.	Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc	92
6.16.	Environmental Matters	92
6.17.	No Default	93
6.18.	Patents, Licenses, Franchises and Formulas	93
6.19.	Anti-Corruption Laws	93
6.20.	Insurance	93
6.21.	Collateral Vessels	94
6.22.	Properties	94
6.23.	Anti-Terrorism	95
6.24.	Form of Documentation	95
6.25.	Place of Business	95
6.26.	No Immunity	96
6.27.	Labor Matters	96
6.28.	Existence	96
6.29.	Litigation	96

SECTION 7. Covenants		96

7.01.	Maintenance of Property; Insurance	96
7.02.	Existence; Conduct of Business	99
7.03.	Operation of Collateral Vessels	99
7.04.	Payment of Obligations	99
7.05.	Reports	99
7.06.	Notices of Material Events	102
7.07.	Filings; Additional Guarantors; Further Assurances	102
7.08.	Compliance Certificate	104
7.09.	Books and Records; Inspection and Audit Rights	104
7.10.	Compliance with Laws	105
7.11.	Rated Credit Facilities	105
7.12.	Transactions with Affiliates	105
7.13.	Limitations on Liens	108

7.14.	Limitations on Merger, Consolidation or Sale of Assets	108
7.15.	Limitations on Restricted Payments	112
7.16.	Limitations on Indebtedness and Issuance of Preferred Stock	118
7.17.	Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries	123
7.18.	Consolidated Net Leverage Ratio	124
7.19.	Designation of Restricted and Unrestricted Subsidiaries	125
7.20.	Business Activities	126
7.21.	Rights to Earnings from Collateral Vessels and Ownership of Collateral Vessels	126
7.22.	Limitation on Asset Sales	127
7.23.	Suspension of Covenants	131
7.24.	Activities of Finco	132
7.25.	Post-Closing Collateral Obligations	132
7.26.	Use of Proceeds	132
7.27.	Consent	132

SECTION 8. Events of Default and Remedies		132

SECTION 9. The Administrative Agent		134

9.01.	Appointment	134
9.02.	Nature of Duties	134
9.03.	Lack of Reliance on the Administrative Agent	135
9.04.	Certain Rights of the Administrative Agent	136
9.05.	Reliance	136
9.06.	Indemnification	136
9.07.	The Administrative Agent in its Individual Capacity	136
9.08.	Holders	137
9.09.	Resignation by the Administrative Agent	137
9.10.	Co-Collateral Agent; Separate Collateral Agent	138
9.11.	Other Agents	138
9.12.	Security Trustee	138

SECTION 10. Miscellaneous		139

10.01.	Payment of Expenses, etc	139
10.02.	Right of Setoff	140
10.03.	Notices	140
10.04.	Benefit of Agreement; Assignments; Participations	142
10.05.	No Waiver; Remedies Cumulative	145
10.06.	Payments Pro Rata	145
10.07.	Calculations; Computations	146
10.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	146
10.09.	Counterparts	147

10.10.	Effectiveness	148
10.11.	Headings Descriptive	148
10.12.	Amendment or Waiver; etc	148
10.13.	Survival	150
10.14.	Domicile of Loans	150
10.15.	Register	150
10.16.	Confidentiality	151
10.17.	Intercreditor Agreement	152
10.18.	Currency Conversion Shortfall	152
10.19.	Releases	152
10.20.	Release of Guarantees	153
10.21.	Keepwell	153
10.22.	Parallel Debt	154

ANNEX I	Commitments
SCHEDULE B	Borrower Subsidiary Guarantors
SCHEDULE 6.10	UCC-1 Filing Offices
SCHEDULE 6.11	Capital Stock of Borrowers and Borrower Subsidiary Guarantors
SCHEDULE 6.12	Subsidiaries of the Parent
SCHEDULE 6.15	Legal Name, Type of Organization (and Whether a Registered Organization), Jurisdiction of each Loan Party
SCHEDULE 6.21	Collateral Vessels
SCHEDULE 6.22	Properties

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Guarantee Agreement
EXHIBIT C	Form of Security Agreement
EXHIBIT D	Form of Insurance Assignment
EXHIBIT E	Form of Earnings Assignment
EXHIBIT F	Form of Perfection Certificate
EXHIBIT G	Form of Notice of Borrowing
EXHIBIT H	Form of Note
EXHIBIT I	[Reserved]
EXHIBIT J	Auction Procedures
EXHIBIT K	[Reserved]
EXHIBIT L	Form of Intercreditor Agreement
EXHIBITS M-1 to M-4	Form of Tax Compliance Certificates
EXHIBIT N	Form of Ship Mortgage

v

CREDIT AGREEMENT, dated as of July 12, 2013, among DRILLSHIPS FINANCING HOLDING INC., a Marshall Islands corporation (the "Borrower"), DRILLSHIPS PROJECTS INC., a Delaware corporation and a wholly-owned subsidiary of the Borrower ("Finco" and together with the Borrower, the "Borrowers"), OCEAN RIG UDW INC., a Marshall Islands corporation ("ParentUDW"), the Lenders party hereto from time to time, and Deutsche Bank AG New York Branch, as Administrative Agent (in such capacity, the "Administrative Agent") and collateral agent (in such capacity, the "Pari Passu Collateral Agent").  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lenders extend credit to the Borrowers in the form of Terms Loans on the Effective Date in an aggregate principal amount equal to $1,800,000,000, consisting of (a) Tranche B-1 Term Loans in an aggregate principal amount equal to $975,000,000 and (b) Tranche B-2 Term Loans in an aggregate principal amount equal to $825,000,000; and

WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrowers the term loan facilities provided for herein.

NOW, THEREFORE, IT IS AGREED:

SECTION 1.  Definitions and Accounting Terms.

1.01.  Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"2013 Refinancing" shall mean the refinancing or repayment in full on the Effective Date of all existing Indebtedness outstanding as of the Effective Date under the Nordea Facility and under the Deutsche Bank Facilities, in each case with the proceeds of the Term Loans, and the release and termination of all guarantees and security interests under the Nordea Facility and the Deutsche Bank Facilities.

"Acquired Debt" shall mean, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person became a Restricted Subsidiary) or expressly assumed in connection with the acquisition of assets from any other such Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person or of such Indebtedness being Incurred in connection with the acquisition of assets; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Debt will be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary or the later of the date such Indebtedness is Incurred or the date of the related acquisition of assets from such Person.

"Additional Drilling Unit" shall mean a drilling rig or drillship or other Vessel that is used or useful in the Permitted Business.

"Administrative Agent" shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

"Affiliate" of any specified Person shall mean, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

"Affiliate Transaction" shall have the meaning provided in Section 7.12(a).

"Agents" shall mean, collectively, the Administrative Agent and the Other Agents.

"Agreement" shall mean this Credit Agreement, as modified, supplemented, amended, restated, extended or renewed from time to time.

"Angolan and Brazilian Local Content Subsidiaries" shall mean Olympia Rig Angola Limitada, an Angola company, and Ocean Rig Do Brazil Servicos de Petroleo Ltda., a Brazil company, and any other existing or future Local Content Subsidiary organized, formed or existing under the laws of Angola or Brazil.

 "Applicable Margin" shall mean (a) in the case of Tranche B-1 Term Loans, (x) 4.00% per annum for Base Rate Loans and (y) 5.00% per annum for Eurodollar Rate Loans and (b) in the case of Tranche B-2 Term Loans, (x) 3.50% per annum for Base Rate Loans and (y) 4.50% per annum for Eurodollar Rate Loans.

"Asset Sale" shall mean:

(1) any sale, lease, conveyance or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Parent or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction;

(2) the issuance or sale of Equity Interests in any of the Restricted Subsidiaries, other than statutory or directors qualifying shares, whether in a single transaction or a series of related transactions; and

(3) an Involuntary Transfer.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)           any single transaction or series of related transactions that involves assets having a Fair Market Value or that results in generating Net Proceeds, in either case, of less than $30,000,000;

(2)           a transfer of Equity Interests or other assets between or among the Parent and the Restricted Subsidiaries;

(3)           an issuance of Equity Interests by a Restricted Subsidiary to the Parent or to another Restricted Subsidiary (which must be the Borrower or a Borrower Subsidiary Guarantor if the Equity Interests are of a Borrower Subsidiary Guarantor);

(4)           the sale, lease or other disposition of products, services or accounts receivable in the ordinary course of business and any sale or conveyance or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)           the sale or other disposition of cash or Cash Equivalents, hedging contracts or other financial instruments;

(6)           licenses and sublicenses by the Parent or any of the Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(7)           a Restricted Payment that does not violate Section 7.15 or a Permitted Investment;

(8)           the sale, lease, conveyance or other disposition of all or substantially all of the assets of ParentUDW and the Restricted Subsidiaries taken as a whole or of the Borrower and the Borrower Subsidiary Guarantors taken as a whole in a manner governed by Section 7.14 or any disposition that constitutes a Change of Control;

(9)           the creation or perfection of any Lien permitted pursuant to this Agreement, and any disposition of assets constituting Collateral resulting from foreclosure under any such Lien by the Pari Passu Collateral Agent, or any disposition of assets not constituting Collateral resulting from foreclosure under any such Lien;

(10)           any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims; and

(11)           a Qualified MLP IPO and transactions related thereto, and the MLP Formation Transactions and transactions related thereto.

"Asset Sale Offer" shall have the meaning provided in Section 7.22(V).

"Asset Sale Offer Period" shall have the meaning provided in Section 7.22(VII).

"Asset Sale Offer Settlement Date" shall have the meaning provided in Section 7.22(VII).

"Asset Sale Offer Termination Date" shall have the meaning provided in Section 7.22(VIII)(1).

"Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit A (appropriately completed).

"Assignments" shall mean, collectively, each Insurance Assignment and each Earnings Assignment.

"Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction shall mean, at the time of determination, the present value (discounted according to GAAP at the cost of indebtedness implied in the lease; provided that if such discount rate cannot be determined in accordance with GAAP, the present value shall be discounted at the interest rate agreed to between the Administrative Agent and the Borrowers or, if issued, the rate borne by any senior notes or other long-term fixed rate Indebtedness of the Borrower issued to refinance the Tranche B-2 Term Loans, in each case compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligations."

"Auction Manager" shall have the meaning provided in Section 2.13(a).

"Auction Notice" shall mean an auction notice given by the Borrowers in accordance with the Auction Procedures with respect to a Purchase Offer.

"Auction Procedures" shall mean the auction procedures with respect to Purchase Offers set forth in Exhibit J hereto.

"Authorized Representative" shall mean, with respect to (a) delivering the Notice of Borrowing and similar notices on behalf of the Borrowers, any Person or Persons that has or have been authorized by the Board of Directors of each Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, (b) delivering financial information and officer's certificates relating to financial matters on behalf of any specified Person pursuant to this Agreement, the chief executive officer, the chief financial officer, the treasurer or controller of such specified Person or, if there is no chief financial officer, treasurer or controller of such specified Person, any other senior executive officer of such specified Person designated by the president or the Board of Directors of such specified Person or such specified Person's general partner as being a financial officer authorized to deliver and certify financial information on behalf of such specified Person under this Agreement and (c) any other matter on behalf of any specified Person in connection with this Agreement or any other Loan Document, any officer (or a Person or Persons so designated by any two officers) of such specified Person or of such specified Person's general partner, if applicable.

"Available Cash" shall mean, with respect to any period following the consummation of a Qualified MLP IPO:

(1) the sum of (a) all cash and Cash Equivalents of the Borrower and its Subsidiaries on hand at the end of such period and (b) if the Board of Directors of the Borrower so determines, all or any portion of any additional cash and Cash Equivalents of the Borrower and its Subsidiaries on hand on the date the Borrower makes Restricted Payments with respect to such period (including as a result of any borrowings made subsequent to the end of such period); minus

(2) the amount of any cash reserves established by the Board of Directors of the Borrower to (a) provide for the proper conduct of the business of the Borrower and its Subsidiaries (including reserves for future capital expenditures and for anticipated future credit needs) subsequent to such period, (b) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Borrower or any of its subsidiaries is a party or by which it is bound or its assets are subject or (c) provide funds for Restricted Payments in respect of future periods.

"Bankruptcy Law" shall mean Title 11 of the United States Code, as may be amended from time to time, or any similar federal, state or foreign law for the relief of debtors.

"Base Rate" shall mean, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate for such day, (b) the sum of the Federal Funds Rate for such day plus ½ of 1%, (c) 1% per annum above the Eurodollar Rate for a one-month Interest Period beginning on such date (or if such day is not a Business Day, the immediately preceding Business Day) and (d) 2.00%.

"Base Rate Loan" shall mean a Loan that bears interest as provided in Section 2.06(a)(i).

"Beneficial Owner" shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

"Board of Directors" shall mean:

(1) with respect to a corporation, the board of directors of such corporation or any committee thereof duly authorized to act on behalf of such board of directors;

(2) with respect to a partnership, the board of directors of the partnership or the general partner of such partnership, as the case may be;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or the manager or any committee of managers; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

"Borrower" shall mean Drillships Financing Holding Inc., a Marshall Islands corporation.  In connection with the consummation of a Qualified MLP IPO and the MLP Formation Transactions, the Borrower (or a Successor Borrower) may be a limited partnership, limited liability company or similar business entity to the extent otherwise permitted pursuant to this Agreement.

 "Borrower Subsidiary Guarantor" shall mean a Guarantor that is a Subsidiary of the Borrower.

"Borrowing" shall mean a simultaneous borrowing of Loans of the same Class and Type, and with respect to Eurodollar Rate Loans, with the same Interest Period, from all the Lenders having Commitments or Loans of such Class (other than any Lender which has not funded its share of a Borrowing in accordance with this Agreement).

"Business Day" shall mean (a) for all purposes other than as covered by the following clause (b), any day except Saturday, Sunday and any day which shall be in New York, Norway, Marshall Islands, Greece, or the United Kingdom a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Rate Loans, any day which is a Business Day described in clause (a) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank Eurodollar market.

"Capital Lease Obligations" shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

"Capital Stock" shall mean (1) in the case of a corporation, corporate stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

"Cash Equivalents" shall mean (1) United States dollars; (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition; (3) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any Lender or any commercial bank organized under, or authorized to operate as a bank under, the laws of any country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, the United States or any state thereof and, in each case, having capital, surplus and undivided profits in excess of $200,000,000 and which have a long term debt rating of "P-2" or higher by Moody's or "A-2" or higher by S&P; (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; (5) commercial paper having one of the two highest ratings obtainable from Moody's or S&P and, in each case, maturing within six months of the original issue thereof; and (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

"Change of Control" shall mean:

(I)           Prior to the consummation of a Qualified MLP IPO, the occurrence of any of the following:

(1)           the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation and other than operating leases arising as a result of a drilling contract or vessel employment contract entered into in the ordinary course of business consistent with past practice and prevailing industry standards), in one or a series of related transactions, of all or substantially all of the properties or assets of ParentUDW and the Restricted Subsidiaries taken as a whole or of the Borrower and the Borrower Subsidiary Guarantors taken as a whole, in either case, to any "person" (as that term is used in Section 13(d) of the Exchange Act), other than a Permitted Holder;

(2)           ParentUDW or the Borrower is liquidated or dissolved or adopts a plan relating to the liquidation or dissolution of ParentUDW or the Borrower;

(3)           the consummation of any transaction or any series of transactions (including, without limitation, any merger, consolidation or other business combination),

the result of which is that any "person" (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of ParentUDW, measured by voting power rather than number of shares; or

(4)           other than as a result of the MLP Formation Transactions or a Qualified MLP IPO, the first day on which ParentUDW ceases to own, directly or indirectly, 100% of the outstanding Equity Interests of the Borrower.

(II)           Following the consummation of a Qualified MLP IPO, the occurrence of any of the following:

(1)           the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation and other than operating leases arising as a result of a drilling contract or vessel employment contract entered into in the ordinary course of business consistent with past practice and prevailing industry standards), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and the Borrower Subsidiary Guarantors taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act), other than one or more Qualifying Holders;

(2)           The Borrower is liquidated or dissolved or adopts a plan relating to the liquidation or dissolution of the Borrower; or

(3)           the consummation of any transaction or any series of transactions (including, without limitation, any merger, consolidation or other business combination), the result of which is that any "person" (as defined above), other than one or more Qualifying Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares, units or other equity securities.

(III) Notwithstanding anything herein to the contrary, a conversion of the Borrower or any of its Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity, an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity or a transaction in which the Borrower becomes a Subsidiary of another Person shall not constitute a Change of Control, so long as immediately following such conversion or exchange either (a) the "persons" (as defined above) who Beneficially Owned the Capital Stock of the Borrower immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, or (b) no "person," other than one or more Permitted Holders or Qualifying Holders, Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable, in each case with Beneficial Ownership being measured by voting power.  In addition, a Change of Control shall not occur as a result of a Qualified MLP IPO and transactions related thereto, or the MLP Formation Transactions and transactions related thereto, including the contribution of Equity Interests of the Borrower to the MLP.

"Change of Control Notice" shall have the meaning provided in Section 4.03(b).

"Change of Control Offer" shall have the meaning provided in Section 4.03(a).

"Change of Control Payment Date" shall have the meaning provided in Section 4.03(b)(iii).

"Class", when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche B-1 Term Loans, Tranche B-2 Term Loans or Other Term Loans, (b) any Commitment, refers to whether such Commitment is a Tranche B-1 Term Commitment, Tranche B-2 Term Commitment or Incremental Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

"Co-managers" shall mean ABN AMRO Capital USA LLC, Swedbank First Securities LLC, DVB Capital Markets LLC, Skandinaviska Enskilda Banken AB (publ), DNB Markets, Inc. and Nordea Bank Finland PLC and their respective successors.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Collateral" shall mean all rights, assets and property, whether now owned or hereafter acquired, upon which a Lien or Mortgage securing the Secured Obligations is granted or purported to be granted under any Collateral Agreement.  Collateral shall not include Excluded Property.  Notwithstanding the foregoing, no Collateral of the Borrower or any Guarantor (other than ParentUDW) shall secure the Secured Obligations of ParentUDW.

"Collateral Agreements" shall mean, collectively, the Security Agreement, the Intercreditor Agreement, each Mortgage, each Assignment and each other instrument, including any security document or pledge agreement, creating Liens in favor of the Pari Passu Collateral Agent as required by the Loan Documents, in each case, as the same may be in force from time to time.

"Collateral and Guarantee Requirement" shall mean, at any time, the requirement that:

(a) (i) each Subsidiary of the Borrower that (x) holds any Collateral Vessel, (y) holds any Related Assets with respect to any Collateral Vessel (other than, subject to the limitations provided in Section 7.21, a Local Content Subsidiary) or (z) is party to a Collateral Vessel Contract (other than, subject to the limitations provided in Section 7.21, a Local Content Subsidiary), (ii) prior to the consummation of a Qualified MLP IPO, (x) ParentUDW and each Subsidiary of ParentUDW that directly or indirectly owns or holds any Equity Interests of the Borrower or any Borrower Subsidiary Guarantor and (y) each Subsidiary of ParentUDW that guarantees any other Pari Passu Obligations and (iii) following the consummation of a Qualified MLP IPO, (x) each Subsidiary of the Borrower that directly or indirectly owns or holds any Equity Interests of any Borrower Subsidiary Guarantor and (y) each Subsidiary of the Borrower that guarantees any other Pari Passu Obligations, shall have duly authorized, executed and delivered to the Administrative Agent the Guarantee Agreement or a supplement thereto, substantially in the form attached thereto, as applicable (pursuant to which such Subsidiary becomes subject to the obligations of a Guarantor), and the Guarantee Agreement shall be in full force and effect;

(b) the Borrower, Finco, each Borrower Subsidiary Guarantor and, prior to the consummation of a Qualified MLP IPO, ParentUDW, shall have (i) duly authorized, executed and delivered the Security Agreement or a supplement thereto, substantially in the form attached thereto, pursuant to which, among other things, all the Capital Stock of (x) Finco and any Borrower Subsidiary Guarantors owned by the Borrower or the Borrower Subsidiary Guarantors and (y) prior to the consummation of a Qualified MLP IPO, the Borrower, shall have been pledged to secure the Secured Obligations, and the Borrower, the applicable Borrower Subsidiary Guarantors and, prior to the consummation of a Qualified MLP IPO, ParentUDW shall have (1) delivered to the Pari Passu Collateral Agent, as pledgee, all the Pledged Securities, together with executed and undated stock powers and (2) otherwise complied with all of the requirements set forth in the Security Agreement and (ii) duly authorized, executed and delivered any other related documentation necessary or advisable as reasonably determined by the Administrative Agent to perfect the Lien on the Collateral referred to in the Security Agreement in the respective jurisdictions of formation or of the chief executive office, as the case may be, of ParentUDW, the Borrower or the Borrower Subsidiary Guarantors, or as other jurisdictions as provided by applicable law, and the Security Agreement shall be in full force and effect, and the Pari Passu Collateral Agent shall have received evidence that all other actions necessary or, in the reasonable opinion of the Pari Passu Collateral Agent desirable, to perfect (to the extent such security interests may be perfected) and protect the security interests purported to be created by such Security Agreement have been taken;

(c) the Pari Passu Collateral Agent shall have received duly authorized, executed and delivered, (i) Insurance Assignments from the Borrower and each applicable Guarantor substantially in the form of Exhibit D covering all such Loan Party's present and future interest in insurance in respect of the Collateral Vessels and other Collateral, and each Insurance Assignment shall be in full force and effect, (ii) Earnings Assignments from each applicable Guarantor substantially in the form of Exhibit E, covering all Earnings derived from or related to a Collateral Vessel Contract (other than any such Earnings payable to a Local Content Subsidiary), and each Earnings Assignment shall be in full force and effect and (iii) a control agreement (or comparable arrangement under U.K. law or other applicable laws that are acceptable to the Pari Passu Collateral Agent) with respect to each Earnings Account, and such control agreements (or comparable arrangements) shall be in full force and effect;

(d) all UCC financing statements required by applicable law or reasonably requested by the Pari Passu Collateral Agent to be filed, registered or recorded to perfect the Liens intended to be perfected pursuant to the terms of the Collateral Agreements with the priority required by, the Collateral Agreements, shall have been filed, registered or recorded or delivered to the Pari Passu Collateral Agent for filing, registration or recording;

(e) the Pari Passu Collateral Agent shall have received counterparts of Ship Mortgages with respect to each Collateral Vessel and each Substitute Vessel, as applicable, duly authorized, executed and delivered by each Loan Party that holds an interest in each such Collateral Vessel or Substitute Vessel, as applicable and each such Ship Mortgage shall be effective upon filing to create in favor of the Pari Passu Collateral Agent (acting as security trustee for the Lender Creditors and holders of other Pari Passu Obligations if required under the laws of the flag state of any Collateral Vessel or Substitute Vessel), for the benefit of the Lender Creditors, a legal, valid and enforceable first-priority ship mortgage on, and Lien upon, such Collateral Vessel or Substitute Vessel, as applicable, subject only to Permitted Collateral Liens, and each Ship Mortgage shall be in full force and effect; and

(f) all filings, deliveries of instruments, legal opinions and other actions necessary or desirable in the reasonable opinion of the Administrative Agent to perfect and preserve the first-priority security interests (subject to Permitted Collateral Liens) described in clauses (a) through (e) above shall have been duly effected or delivered, as the case may be, and the Pari Passu Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing definition shall not require the assignment of any Collateral Vessel Contracts or the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, any Excluded Property and (b) Liens required to be granted from time to time pursuant to the "Collateral and Guarantee Requirement" shall be subject to exceptions and limitations expressly set forth in this Agreement and the Collateral Agreements. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets or the provision of any Loan Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Agreements.

"Collateral Vessel Contract" shall mean any charterparty, pool agreement or drilling contract in respect of any Collateral Vessel or other contract for use of any Collateral Vessel.

"Collateral Vessels" shall mean the four sixth generation advanced capability ultra-deepwater drillships, the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos listed on Schedule 6.21.  Each such vessel is a Collateral Vessel.

 "Commitment" shall mean, with respect to each Lender, such Lender's Term Loan Commitment and/or such Lender's Incremental Commitment, as applicable.

"Communications" shall have the meaning provided in Section 10.03(d)(ii).

"Completed Drilling Equipment Value" shall mean, at any time, the Fair Market Value of all completed and delivered Drilling Equipment owned by the Parent and its Restricted Subsidiaries at such time.

"Consolidated Cash Flow" shall mean, with respect to any period, Consolidated Net Income of the Parent for such period plus, without duplication:

(1)           provision for taxes based on income or profits of the Parent and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)           the Consolidated Interest Expense of the Parent and the Restricted Subsidiaries to the extent that such Consolidated Interest Expenses were deducted in computing such Consolidated Net Income; plus

(3)           depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Parent and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4)           non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the calculation of Consolidated Cash Flow for any period during which a Qualified MLP IPO is consummated shall be calculated solely with respect to the Borrower and its Restricted Subsidiaries and shall be calculated on a pro forma basis after giving effect to such Qualified MLP IPO as if it had occurred on the first day of such period.

"Consolidated Interest Coverage Ratio" shall mean, for any period, the ratio of the Consolidated Cash Flow of the Parent for such period to the Consolidated Interest Expense of the Parent for such period; provided, however, that:

(1) if the Parent or any of the Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding on the date a determination of the Consolidated Interest Coverage Ratio is to be made, or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if the Parent or any of the Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period, or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such repayment, repurchase, defeasance or discharge had occurred on the first day of such period;

(3) if, since the beginning of such period, the Parent or any Restricted Subsidiary shall have made any Asset Sale, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets which are the subject of such disposition for such period, or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Parent or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Parent and the continuing Restricted Subsidiaries in connection with such disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if, since the beginning of such period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) above or (7) or (8) below if made by the Parent or a Restricted Subsidiary during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of such period;

(5) if, since the beginning of such period, any Person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated as if such event had occurred on the first day of such period;

(6) Consolidated Cash Flow and Consolidated Interest Expense of discontinued operations recorded on or after the date such operations are classified as discontinued in accordance with GAAP shall be excluded but, with respect to Consolidated Interest Expense, only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the Parent or any of the Restricted Subsidiaries following such classification;

(7) if, since the beginning of such period, the Parent or any Restricted Subsidiary shall have (i) by merger or otherwise, made an Investment in any Restricted Subsidiary (or any

Person which becomes a Restricted Subsidiary), or (ii) acquired assets constituting all or substantially all of an operating unit of a business or an Additional Drilling Unit, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including, without limitation, the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(8) if the Parent or any Restricted Subsidiary shall have entered into an agreement to build or acquire an Additional Drilling Unit that at the time of calculation is being constructed on behalf of the Parent or such Restricted Subsidiary, is scheduled for delivery no later than 1 year from the time of calculation and either (x) is subject to a Qualified Services Contract or (y) is reasonably expected to realize revenues within 12 months from the beginning of such period as determined in good faith by a Financial Officer as set forth in an Officers' Certificate, then Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if the Additional Drilling Unit subject to such committed construction contract had been acquired by the Parent or such Restricted Subsidiary on the first day of such period.

Any pro forma calculations giving effect to the acquisition of an Additional Drilling Unit or to a committed construction contract with respect to an Additional Drilling Unit, in each case that is subject to a Qualified Services Contract or is reasonably expected to realize revenues within 12 months from the beginning of such period as determined in good faith by a Financial Officer as set forth in an Officers' Certificate, shall be made as follows:

(a) the amount of Consolidated Cash Flow attributable to such Additional Drilling Unit shall be calculated in good faith by a Financial Officer as set forth in an Officers' Certificate;

(b) in the case of earned revenues under a Qualified Services Contract, the Consolidated Cash Flow shall be based on revenues actually earned pursuant to the Qualified Services Contract relating to such Additional Drilling Unit or Additional Drilling Units, taking into account, where applicable, only actual expenses Incurred without duplication in any measurement period;

(c) the amount of Consolidated Cash Flow shall be the lesser of the Consolidated Cash Flow derived on a pro forma basis from revenues for (i) the first full year of the Qualified Services Contract and (ii) the average of the Consolidated Cash Flow of each year of such Qualified Services Contract for the term of the Qualified Services Contract;

(d) in the case of an Additional Drilling Unit not subject to a Qualified Services Contract, the Consolidated Cash Flow shall be based upon the average of the historical earnings of comparable Vessels in ParentUDW's and its Subsidiaries' fleet over the most recently completed four fiscal quarters, as determined in good faith by a Financial Officer as set forth in an Officers' Certificate;

(e) in determining the estimated expenses attributable to such Additional Drilling Unit, the calculation shall give effect to the interest expense attributable to the Incurrence, assumption or guarantee of any Indebtedness (including Indebtedness that is anticipated to be Incurred following the time of calculation in order to consummate the construction, acquisition and/or delivery of the Additional Drilling Unit) relating to the construction, delivery and/or acquisition of such Additional Drilling Unit;

(f) with respect to any expenses attributable to an Additional Drilling Unit, if the actual expenses differ from the estimate, the actual amount shall be used in such calculation;

(g) if a Qualified Services Contract is terminated, or is amended, supplemented or modified, following the date of calculation, and after giving effect to the termination or the terms of such Qualified Services Contract as so amended, supplemented or modified and revenues reasonably expected to be realized within 12 months of such termination, amendment, supplement or modification, the Parent and the Restricted Subsidiaries would not have been able to but did Incur additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in Section 7.16(a), the Parent will, at the time of any such event, be required to either:  (i) repay, or cause the repayment of, all or any part of any such Indebtedness that would not have been permitted to be Incurred had the termination of the Qualified Services Contract or such amendments, supplements or modifications thereto been in effect at the time such Indebtedness was originally Incurred, or (ii) enter into a replacement Qualified Services Contract, the terms of which would have permitted the Incurrence of such Indebtedness had such replacement contract been in effect at the time such Indebtedness was Incurred; and

(h) notwithstanding the foregoing, the pro forma inclusion of Consolidated Cash Flow attributable to any such Additional Drilling Unit for the four-quarter reference period shall be reduced by the actual Consolidated Cash Flow from such new Additional Drilling Unit previously earned and accounted for in the actual results for the four-quarter reference period, which actual Consolidated Cash Flow may be included in the foregoing clause (7).

"Consolidated Interest Expense" shall mean, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding:

(a)           amortization of debt issuance costs; and

(b)           any nonrecurring charges relating to any premium or penalty paid, write-off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Indebtedness prior to its Stated Maturity, to the extent that any of such nonrecurring charges constitute interest expense;

(2) the consolidated interest expense of such Person and any of its Restricted Subsidiaries that was capitalized during such period; and

(3) dividends paid in cash or Disqualified Stock in respect of all Preferred Stock of Restricted Subsidiaries and all Disqualified Stock of such Person or any of its Restricted Subsidiaries in each case held by persons other than such Person or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, the calculation of Consolidated Interest Expense for any period during which a Qualified MLP IPO is consummated shall be calculated solely with respect to the Borrower and its Restricted Subsidiaries and shall be calculated on a pro forma basis after giving effect to such Qualified MLP IPO as if it had occurred on the first day of such period.

"Consolidated Net Income" shall mean, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary during such period;

(2) solely for the purpose of determining the amount available for Restricted Payments in Section 7.15(I)(D)(3)(a), the Net Income (but not loss) of any Restricted Subsidiary of such Person (other than a Restricted Subsidiary that is a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (in each case other than as a result of restrictions contained in this Agreement, the Pari Passu Documents, Existing Indebtedness or the Ventures Facilities Agreement, in each case as in effect on the Effective Date); provided that Consolidated Net Income of the referenced Person will be increased by the amount of dividends or other distributions or other payments paid in cash to the referenced Person or a Restricted Subsidiary thereof during such period, to the extent not already included therein;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) non-cash gains and losses due solely to fluctuations in currency values will be excluded;

(5) in the case of a successor to the referenced Person by consolidation or merger or as a transferee of the referenced Person's assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets will be excluded;

(6) the effects resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Effective Date will be excluded;

(7) any unrealized gain (or loss) in respect of Hedging Obligations will be excluded;

(8) non-cash charges or expenses with respect to the grant of stock options, restricted stock or other equity compensation awards will be excluded;

(9) goodwill write-downs or other non-cash impairments of assets, or restructuring charges or severance costs associated with acquisitions or dispositions will be excluded; and

(10) drydock, shipyard stay and special survey expenses (other than Drydock, Shipyard Stay and Special Survey Amortization Expense for the applicable period) will be excluded.

Notwithstanding the foregoing, the calculation of Consolidated Net Income for any period during which a Qualified MLP IPO is consummated shall be calculated solely with respect to the Borrower and its Restricted Subsidiaries and shall be calculated on a pro forma basis after giving effect to such Qualified MLP IPO as if it had occurred on the first day of such period.

"Consolidated Net Leverage Ratio" shall mean, with respect to the Borrower, as of any date of determination, the ratio of (1) (a) Consolidated Total Indebtedness of the Borrower minus (b) the amount of Unrestricted Cash of the Borrower, in each case as of the date of determination to (2) Consolidated Cash Flow of the Borrower for the most recently ended four full fiscal quarters, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Interest Coverage Ratio; provided that, for purposes of this definition, all references in the definition of "Consolidated Cash Flow" to (x) "the Parent" shall be deemed to be references to "the Borrower" and (y) "Restricted Subsidiaries" shall refer to clause (b) of the definition of "Restricted Subsidiaries" whether or not a Qualified MLP IPO has been consummated.

 "Consolidated Total Indebtedness" shall mean, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of Indebtedness (other than Hedging Obligations) of such Person and its Restricted Subsidiaries; plus

(2) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of the Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

For the avoidance of doubt, Consolidated Total Indebtedness shall be calculated on a pro forma basis to exclude any Indebtedness which is redeemable pursuant to its terms and which has been unconditionally called for redemption (or otherwise defeased or satisfied and discharged pursuant to its terms) with a scheduled redemption date within 180 days of the date of determination.

"Consolidated Total Leverage Ratio" shall mean, with respect to any Person, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of such Person as of the date of determination to (2) Consolidated Cash Flow of such Person for the most recently ended four full fiscal quarters, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Interest Coverage Ratio.

"Contracted Drilling Equipment Value" shall mean the aggregate contract price for the acquisition of all uncompleted Drilling Equipment (with the contract price of each uncompleted Drilling Equipment as determined on the date on which the agreement for construction of such Drilling Equipment was entered into by the Parent or the applicable Restricted Subsidiary), plus any Ready for Sea Cost of such Drilling Equipment.

"Conversion," "Convert" and "Converted" each refer to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.07.

"Credit Facilities" shall mean one or more debt facilities or agreements (including loan agreements and indentures) or commercial paper facilities of the Parent or any Restricted Subsidiary with banks, other institutional lenders, commercial finance companies or other lenders or investors providing for revolving credit loans, Capital Lease Obligations, term loans, bonds, debentures or letters of credit, pursuant to agreements or indentures, in each case, as amended, restated, modified, renewed, refunded, replaced, increased or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder, changing or replacing agent banks and lenders thereunder or adding, removing or reclassifying Subsidiaries of the Parent as borrowers, issuers or guarantors thereunder).

"Custodian" shall mean any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

"Debt Fund Affiliate" means any Affiliate of a competitor of the Parent that is a bona fide debt fund or an investment vehicle that is primarily engaged in or advises debt funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which Affiliates of competitors of the Parent and investment vehicles managed or advised by such Affiliates that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business do not make the investment decisions for such entity.

"Default" shall mean any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

"Deutsche Bank Facilities" shall mean, collectively, (a) the Credit Facility Agreement dated as of July 18, 2008, as amended and restated as of May 14, 2012, by and among Drillship Kithira Owners Inc., as owner, Deutsche Bank AG, London Branch, as bookrunner and mandated lead arranger, various financial institutions, as lenders, and Deutsche Bank AG Filiale Deutschlandgeschaft, as security trustee and (b) the Credit Facility Agreement dated as of July 18, 2008, as amended and restated as of May 14, 2012, by and among Drillship Skopelos Owners Inc., as owner, Deutsche Bank AG, London Branch, as bookrunner and mandated lead arranger, various financial institutions, as lenders, Deutsche Bank AG, London Branch, as swap bank, and Deutsche Bank Luxembourg S.A., as agent.

"Disqualified Stock" shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of such Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable (in each case other than in exchange for or conversion into Capital Stock that is not Disqualified Stock) at the option of the holder of such Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Tranche B-1 Term Maturity Date (as such date is set forth on the date of any determination).  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of such Capital Stock have the right to require the Parent or the Borrower, as applicable, to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Parent or the Borrower, as applicable, may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.15.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Parent and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

"Dollar Equivalent" shall mean, with respect to any monetary amount in a currency other than Dollars, at any time of determination thereof, the amount of Dollars obtained by converting such other currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with such other currency as published in the Financial Times in the section entitled "Currencies, Bonds & Interest Rates" (or, if the Financial Times is no longer published, or if such information is no longer available in the Financial Times, such source as may be selected in good faith by the Borrower) on the date of such determination.  Except as expressly provided otherwise, whenever it is necessary to determine whether the Parent or any of the Restricted Subsidiaries has complied with any covenant or other provision in this Agreement or if there has occurred an Event of Default and an amount is expressed in a currency other than Dollars, such amount will be treated as the Dollar Equivalent determined as of the date such amount is initially determined in such non-dollar currency.

"Dollars" and the sign "$" shall each mean lawful money of the United States.

"DRH Existing Notes" shall mean the 6.5% Senior Secured Notes due 2017 issued by Drill Rigs Holdings Inc. under the DRH Existing Notes Indenture.

"DRH Existing Notes Indenture" shall mean the Indenture dated as of September 20, 2012, among Drill Rigs Holdings Inc., the Parent, each of the other guarantors party thereto, U.S. Bank National Association, as trustee and Deutsche Bank Trust Company Americas, as noteholder collateral agent, registrar and paying agent.

"DRH Existing Notes Issuer" shall mean the "Issuer" (as defined in the DRH Existing Notes Indenture) of the DRH Existing Notes, as the same may be amended from time to time.

"DRH Issuer Subsidiary" shall mean, during such time as the DRH Existing Notes are outstanding, any "Subsidiary" (as defined in the DRH Existing Notes Indenture) of the DRH Existing Notes Issuer.

"DRH Unrestricted Subsidiary" shall mean a DRH Issuer Subsidiary that has been properly designated as an "Unrestricted Subsidiary" (as defined in the DRH Existing Notes Indenture) under the DRH Existing Notes Indenture.

"Drilling Equipment" shall mean one or more drilling rigs or drillships or other Vessels, together with all related spares, equipment and any additions or improvements.

"Drydock, Shipyard Stay and Special Survey Amortization Expense" shall mean, for any period, the amortized amount of all drydock, shipyard stay and special survey expenses in respect of Vessels of the Parent and the Restricted Subsidiaries for such period.  Drydock, Shipyard Stay and Special Survey Amortization Expense with respect to any Vessel of the Parent or any Restricted Subsidiary will be amortized over a period commencing with the fiscal quarter in which any such expense is incurred and ending with the fiscal quarter in which the next drydock, shipyard stay or special survey, as applicable, with respect to such Vessel is scheduled to occur.

"Earnings" shall mean (i) all freight, hire and passage moneys payable to the Parent or any of its Subsidiaries as a consequence of the operation of a Vessel owned by the Parent or any of its Subsidiaries, including without limitation payments of any nature under any charterparty, pool agreement, drilling contract or other contract for use of such Vessel, (ii) any claim under any guarantee in respect of any charterparty, pool agreement, drilling contract or other contract for use of a Vessel owned by the Parent or any of its Subsidiaries or otherwise related to freight, hire or passage moneys payable to the Parent or any of its Subsidiaries as a consequence of the operation of any of the Vessels owned by the Parent or any of its Subsidiaries; (iii) compensation payable to the Parent or any of its Subsidiaries in the event of any requisition of any of the Vessels owned by the Parent or any of its Subsidiaries; (iv) remuneration for salvage, towage and other services performed by any of the Vessels owned by the Parent or any of its Subsidiaries and payable to the Parent or any of its Subsidiaries; (v) demurrage and retention money receivable by the Parent or any of its Subsidiaries in relation to any of the Vessels owned by the Parent or any of its Subsidiaries; (vi) all moneys which are at any time payable under the insurances in respect of loss of Earnings; (vii) if and whenever any Vessel owned by the Parent or any of its Subsidiaries is employed on terms whereby any moneys falling within clauses (i) through (vi) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the relevant Vessel; and (viii) other money whatsoever due or to become due to any of the Parent or any of its Subsidiaries in relation to any of the Vessels owned by the Parent or any of its Subsidiaries.

"Earnings Accounts" shall mean any interest bearing account into which all Earnings derived from each Collateral Vessel Contract (other than any such Earnings payable to a Local Content Subsidiary) shall be deposited or forwarded that is subject to an account control agreement (or other comparable arrangements under U.K. laws or other laws acceptable to the Pari Passu Collateral Agent), except to the extent prohibited by applicable law.

"Earnings Assignment" shall mean, collectively, the first-priority assignments of Earnings in favor of the Pari Passu Collateral Agent given by the Borrower and the applicable Guarantor in respect of all Earnings derived from the Collateral Vessels and their respective operations, substantially in the form of Exhibit E hereto as the same may be amended, supplemented or modified from time to time.

"Effective Date" shall have the meaning provided in the first paragraph of Section 5.01.

"Eligible Transferee" shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other "accredited investor" (as defined in Regulation D of the Securities Act); provided that none of the Parent or its Subsidiaries shall be an Eligible Transferee other than in connection with an assignment to a Borrower in accordance with the terms and subject to the conditions set forth in Section 2.13; provided further that no competitor of the Parent, or any Affiliate of a competitor of the Parent that controls such competitor (other than a Debt Fund Affiliate), shall be an Eligible Transferee.

 "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response or remedial actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of alleged injury or threat of injury to health, safety or the environment to the extent due to the Release of or exposure to Hazardous Materials.

"Environmental Law" shall mean any applicable federal, state, foreign, national, international or local statute, law, treaty, rule, regulation, ordinance, code, convention legally binding and enforceable guideline or written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the pollution, the environment, natural resources, or health and safety, including CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

"Environmental Liability" shall mean any liability, obligation, loss, claim, action, order, fine, penalty or cost, contingent or otherwise (including natural resource damages, costs of environmental remediation and indemnities), resulting from, arising out of or based upon (a) non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests" shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security or loan that is convertible into, or exchangeable for, Capital Stock).

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

"ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrowers or a domestic Subsidiary of the Borrowers would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code or any substantially similar provision of foreign law.

"ERISA Event" shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a failure by any Plan to satisfy the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in "at-risk" status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the Parent, any Subsidiary of the Parent or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Parent, any Subsidiary of the Parent or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (g) the incurrence by the Parent, any Subsidiary of the Parent or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Parent, any Subsidiary of the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent, any Subsidiary of the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in "endangered" or "critical" status, within the meaning of Section 432 of the Code or Section 305 of ERISA; or (i) the occurrence of any event or condition with respect to any Foreign Pension Plan that, under any applicable foreign law, is substantially similar to any of subsections (a) through (h) hereof.

"Eurodollar Rate" shall mean with respect to each Interest Period for any Eurodollar Rate Loan, a rate of interest per annum equal to the higher of (a) the offered rate (rounded upward to the nearest 1/16 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the Interest Determination Date for such Interest Period as is displayed on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen), provided that if on such Interest Determination Date no such rate is so displayed, the Eurodollar Rate for such period shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at or about 11:00 A.M. (London Time) on the Interest Determination Date for such Interest Period, in each case divided (and rounded upward to the nearest 1/16 of 1%) by a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), and (b) 1.00%.

"Eurodollar Rate Loan" shall mean a Loan that bears interest as provided in Section 2.06(a)(ii).

"Event of Default" shall have the meaning provided in Section 8.

"Event of Loss" shall mean any of the following events:

(a) the actual or constructive total loss of a Collateral Vessel or the agreed or compromised total loss of a Collateral Vessel;

(b) the destruction of a Collateral Vessel;

(c) damage to a Collateral Vessel to an extent, determined in good faith by a Financial Officer within 90 days after the occurrence of such damage, as shall make repair thereof uneconomical or shall render such Collateral Vessel permanently unfit for normal use (other than obsolescence); or

(d) the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Collateral Vessel that shall not be revoked within six months.

An Event of Loss shall be deemed to have occurred:

(i) in the event of the destruction or other actual total loss of a Collateral Vessel, on the date of such loss, or if such date is unknown, on the date such Collateral Vessel was last reported;

(ii) in the event of a constructive, agreed or compromised total loss of a Collateral Vessel, on the date of determination of such total loss;

(iii) in the case of any event referred to in clause (c) above, upon the date of determination; or

(iv) in the case of any event referred to in clause (d) above, on the date that is six months after the occurrence of such event.

"Event of Loss Offer" has the meaning set forth in Section 4.02(d).

"Event of Loss Proceeds" shall mean all compensation, damages and other payments (including insurance proceeds), net of any taxes or fees and expenses required to be paid in connection with the applicable Event of Loss, received by the Parent, the Borrower or a Subsidiary of either of the Parent or the Borrower, or the Pari Passu Collateral Agent, from any Person, including any governmental authority, with respect to or in connection with an Event of Loss.

"Excess Loss Proceeds" has the meaning provided in Section 4.02(d).

"Excess Non-Collateral Vessel Proceeds" shall mean the lesser of (A) (1) 25% multiplied by (2) the excess of the Net Proceeds from a Non-Collateral Vessel Sale over the amount, if any, of such Net Proceeds included in ParentUDW's Consolidated Net Income and (B) (1) any Net Proceeds from a Non-Collateral Vessel Sale less (2) the amount of such Net Proceeds included in ParentUDW's Consolidated Net Income less (3) Indebtedness required to be purchased, repaid or prepaid as set forth in clauses (z)(i) and (z)(ii) of the proviso to Section 7.22(III).

"Excess Proceeds" shall have the meaning set forth in Section 7.22(V).

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

"Excluded Property" shall mean the following, whether now owned or at any time hereafter acquired by the Borrower or any Borrower Subsidiary Guarantor or in which the Borrower or any such Borrower Subsidiary Guarantor now has or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence:  (i) all leasehold real property and all fee simple real property; (ii) all Collateral Vessel Contracts; (iii) equipment or inventory; (iv) any general intangibles, governmental approvals or other rights arising under any contracts, instruments, permits, licenses or other documents if (but only to the extent that) the grant of a security interest therein would constitute a breach of a valid and enforceable restriction on the granting of a security interest therein or assignment thereof in favor of a third party (other than (A) to the extent that any such restriction or prohibition would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including bankruptcy law) or principles of equity, (B) to the extent that the other party has consented to the granting of a security interest therein or assignment thereof pursuant to the terms hereof or pursuant to a grant or assignment for security purposes generally or (C) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding any such prohibition); (v) all deposit accounts other than Earnings Accounts; (vi) cash and Cash Equivalents securing letters of credit, bank guarantees or similar instruments to the extent any Lien thereon constitutes a Permitted Lien; and (vii) any and all proceeds of any of the Excluded Property to the extent constituting Excluded Property described in clauses (i) through (vi) above (other than proceeds of a Collateral Vessel Contract assigned pursuant to an Earnings Assignment).

"Excluded Swap Guarantor" shall mean ParentUDW or any other Guarantor all or a portion of whose Loan Guarantee of, or grant of a security interest to secure, any Swap Obligation (or any Loan Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

"Excluded Swap Obligations" shall mean, with respect to ParentUDW or any other Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guarantee of ParentUDW or such Guarantor of, or the grant by ParentUDW or such other Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guarantee or security interest is or becomes illegal.

"Excluded Taxes" shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, a resident for tax purposes in by reason of maintaining a fixed place of business in, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii)that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.11) or (ii) such Lender changes its lending office (other than pursuant to Section 2.10), except in each case to the extent that, pursuant to Section 4.07, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 4.07(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

 "Existing Indebtedness" shall mean Indebtedness of ParentUDW and its Subsidiaries in existence on the Effective Date (other than Indebtedness under this Agreement), after giving effect to the borrowing of the term loans under this Agreement on the Effective Date; provided that, following the consummation of a Qualified MLP IPO, "Existing Indebtedness" shall mean only such Existing Indebtedness that was, on the Effective Date, Indebtedness of the Borrower and its Subsidiaries.

"Existing Loans" shall have the meaning provided in Section 2.14(a).

"Extended Loans" shall have the meaning provided in Section 2.14(a).

"Extending Lender" shall have the meaning provided in Section 2.14(b).

"Extension Amendment" shall have the meaning provided in Section 2.14(c).

"Extension Date" shall have the meaning provided in Section 2.14(d).

"Extension Election" shall have the meaning provided in Section 2.14(b).

"Extension Request" shall have the meaning provided in Section 2.14(a).

"Extension Series" shall mean all Extended Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, maturity and other terms.

"Fair Market Value" shall mean the value that would be paid by an informed and willing buyer to an unaffiliated, informed and willing seller in a transaction not involving distress or necessity of either party, as determined in good faith by the Board of Directors of the Parent (unless otherwise provided in this Agreement).

"FATCA" shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into by the United States as of the date of this Agreement.

"FCPA" shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

"Federal Funds Rate" shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

"Fee Letters" shall mean each of (a) the fee letter agreement, dated as of June 19, 2013, among ParentUDW, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Barclays Capital and Goldman Sachs International and (b) the fee letter agreement, dated as of June 19, 2013, between ParentUDW and Deutsche Bank AG New York Branch.

"Fees" shall mean all amounts payable pursuant to or referred to in Section 3.01.

"Financial Officer" shall mean the chief executive officer, chief financial officer, chief accounting officer, executive vice president or treasurer of, prior to the consummation of a Qualified MLP IPO, ParentUDW, and after the consummation of a Qualified MLP IPO, the Borrower.

"Foreign Lender" shall mean a Lender that is not a U.S. Person.

"Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Restricted Subsidiaries primarily for the benefit of employees of the Borrowers or such Restricted Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made on termination of employment, and which plan is not subject to ERISA or the Code.

"GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect on the Effective Date in the United States.

"Governmental Authority" shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"guarantee" shall mean a guarantee other than by endorsement of negotiable instrument for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement obligations in respect thereof, of all or any part of any Indebtedness.

"Guarantee Agreement" shall mean that certain Guarantee Agreement dated as of the date hereof among the Borrowers, the Guarantors party thereto and the Administrative Agent,

substantially in the form of Exhibit B hereto, as amended or supplemented from time to time in accordance with its terms.

"Guarantors" shall mean (a) prior to the consummation of a Qualified MLP IPO, ParentUDW, each existing and future Subsidiary of the Borrower that (i) holds or will hold any Collateral Vessel, (ii) holds or will hold any Related Assets with respect to any Collateral Vessel or (iii) is or becomes party to a Collateral Vessel Contract (other than, in the case of clauses (ii) and (iii) and subject to the limitations provided in Section 7.21, a Local Content Subsidiary) and certain other Subsidiaries of ParentUDW that execute a Loan Guarantee in accordance with this Agreement and (b) following the consummation of a Qualified MLP IPO, each existing and future Subsidiary of the Borrower that (i) holds or will hold any Collateral Vessel, (ii) holds or will hold any Related Assets with respect to any Collateral Vessel or (iii) is or becomes party to a Collateral Vessel Contract (other than, in the case of clauses (ii) and (iii) and subject to the limitations provided in Section 7.21, a Local Content Subsidiary) and certain other Subsidiaries of the Borrower that execute a Loan Guarantee in accordance with this Agreement, in each case, together with their respective successors and assigns, until the Loan Guarantee of such Person has been released in accordance with the provisions of this Agreement and the other Loan Documents.

"Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, ureaformaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances regulated as "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Law, and (c) any other chemical, material or substance which is regulated under Environmental Laws.

"Hedging Obligations" shall mean, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices (including prices of bunkers or lubricants) or freight rates.

Notwithstanding the foregoing, in the case of any Excluded Swap Guarantor, "Hedging Obligations" shall not include any Excluded Swap Obligations of such Excluded Swap Guarantor.

 "Incremental Assumption Agreement" shall mean an Incremental Assumption Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Parent, the Borrowers, the Administrative Agent and one or more Incremental Lenders establishing a Class of Other Term Loans hereunder.

"Incremental Commitment" shall mean the commitment of any Lender, established pursuant to Section 2.12, to make Other Term Loans to the Borrowers.

"Incremental Commitment Amount" shall mean, at any time of determination, $100,000,000 minus the sum of (x) the aggregate principal amount of Other Term Loans issued at or prior to such time and (y) the aggregate principal amount of Permitted Tranche B-2 Refinancing Indebtedness in excess of the amount necessary to Refinance Tranche B-2 Term Loans issued at or prior to such time.

"Incremental Lender" shall mean a Lender with an Incremental Commitment or an outstanding Other Term Loan.

"Incremental Maturity Date" shall mean the final maturity date of any Other Term Loan, as set forth in the applicable Incremental Assumption Agreement, which date shall be on or after the Tranche B-1 Term Maturity Date.

"Incremental Repayment Amount" shall have the meaning provided in Section 4.05(c).

"Incremental Repayment Dates" shall mean the dates scheduled for the repayment of principal of any Other Term Loan, as set forth in the applicable Incremental Assumption Agreement.

"Incur" shall have the meaning provided in Section 7.16(a).

"Indebtedness" shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments, other than such reimbursement obligations that relate to trade payables or other obligations that are not themselves Indebtedness, in each case, that were entered into in the ordinary course of business of such Person to the extent such reimbursement obligations are satisfied within 10 Business Days following payment on the letter of credit, bankers' acceptance or similar instrument;

(4) representing Capital Lease Obligations of such Person;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6) representing Hedging Obligations of such Person; or

(7) representing Attributable Indebtedness,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

"Indemnified Party" shall have the meaning provided in Section 10.01.

"Indemnified Taxes" shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

"Insolvency or Liquidation Proceeding" shall mean:  (a) any voluntary or involuntary case or proceeding under any bankruptcy law with respect to the Borrower, Finco or any Guarantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower, Finco or any Guarantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of the Borrower, Finco or any Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than any liquidation, dissolution, reorganization or winding up of any Subsidiary of the Borrower permitted by the Pari Passu Documents), (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Borrower, Finco or any Guarantor or (e) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower, Finco or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.

"Insurance Assignment" shall mean, collectively, the first-priority assignments of insurance in favor of the Pari Passu Collateral Agent given by the Borrower and the applicable Guarantor in respect of all insurance covering the Collateral Vessels or their respective operations, substantially in the form of Exhibit D hereto as the same may be amended, supplemented or modified from time to time.

"Intercreditor Agreement" shall mean (i) the intercreditor agreement to be entered into among the Pari Passu Collateral Agent, the Administrative Agent, the holders (or their agent or other representative) of the Other Pari Passu Obligations, ParentUDW, the Borrowers, each other Guarantor and the other parties from time to time party thereto, substantially in the form of Exhibit L hereto, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and this Agreement and (ii) any replacement thereof that contains terms not materially less favorable to the Lenders than the Intercreditor Agreement referred to in clause (i) of this definition.

"Interest Determination Date" shall mean, with respect to any Eurodollar Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

"Interest Period" shall mean, for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan, and ending on the last day of the period selected by the Borrowers pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrowers pursuant to the provisions below.  The duration of each such Interest Period shall be one-, two-, three- or six-months (or such other period that is twelve months or less, if requested by the Borrowers and consented to by the Administrative Agent and all the Lenders), as the Borrowers may, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) if the Borrowers fail to select an Interest Period, then that Interest Period will be three months;

(b) all Eurodollar Rate Loans comprising a Borrowing shall at all times have the same Interest Period;

(c) if any Interest Period for a Eurodollar Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(e) no Interest Period in respect of any Borrowing of Loans shall be selected which extends beyond the Maturity Date of such Loan; and

(f) the selection of Interest Periods shall be subject to the provisions of Section 2.06.

"Investment Grade Rating" shall mean ratings equal or higher than both Baa3 (or equivalent) by Moody's and BBB- (or equivalent) by S&P.

"Investments" shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Parent or any of the Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Parent's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 7.15(IV).  The acquisition by the Parent or any of the Restricted Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent or such Restricted Subsidiary in such third Person that is not a Subsidiary of such Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 7.15(IV).  Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

"Involuntary Transfer" shall mean, with respect to any property or asset of the Parent or any Restricted Subsidiary, (a) any damage to such asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss, (b) the confiscation, condemnation, requisition, appropriation or similar taking regarding such asset by any government or instrumentality or agency thereof, including by deed in lieu of condemnation, or (c) foreclosure or other enforcement of a Lien or the exercise by a holder of a Lien of any rights with respect to it.

"IRS" shall mean the United States Internal Revenue Service.

"Joint Bookrunners" shall mean Deutsche Bank Securities Inc, Credit Suisse Securities (USA) LLC, Barclays Bank PLC and Goldman Sachs International and their respective successors.

"Joint Global Coordinators" shall mean Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC and their respective successors.

"Leaseholds" of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

"Lender" shall mean each financial institution listed on Annex I, as well as any Person which becomes a "Lender" hereunder pursuant to Section 2.11 or 10.04(b) or pursuant to an Incremental Assumption Agreement.

"Lender Creditors" shall mean the Lenders holding from time to time outstanding Loans and/or Commitments or Incremental Commitments, the Agents and the Pari Passu Collateral Agent, each in their respective capacities.

"Lien" shall mean with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed,

recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

"Loan" shall mean the Term Loans and, unless the context shall otherwise require, any Other Term Loans.

 "Loan Document Obligations" shall mean all advances to, and debts, liabilities, obligations, covenants, duties and indebtedness (including, without limitation, all principal, premium, interest, penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees and other liabilities or amounts payable or arising thereunder (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Loan Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding)) of each Loan Party to the Lender Creditors, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred under, arising out of, or in connection with this Agreement and the other Loan Documents to which such Loan Party is a party and the due performance and compliance by such Loan Party with all of the terms, conditions and agreements contained in this Agreement and in such other Loan Documents.  Notwithstanding the foregoing, in the case of the Restricted Subsidiaries of ParentUDW, the Loan Document Obligations shall not include the Loan Document Obligations of ParentUDW.

"Loan Documents" shall mean this Agreement, each Extension Amendment, the Intercreditor Agreement, each Note, each Fee Letter, each Collateral Agreement, the Guarantee Agreement, and, after the execution and delivery thereof, each additional guarantee agreement or additional security document executed pursuant to Section 7.07 and any amendments and waivers to any of the foregoing.

 "Loan Guarantees" shall mean, collectively, the guarantees of the Loan Document Obligations, the Secured Cash Management Obligations and the Secured Hedging Obligations made by each Guarantor of the Loan Document Obligations pursuant to the Guarantee Agreement.

"Loan Parties" shall mean, collectively, the Borrowers and each Guarantor.

"Local Content Subsidiary" shall mean any Subsidiary of ParentUDW that is a party to a Collateral Vessel Contract or otherwise holds the right to receive Earnings attributable to a Collateral Vessel or any Related Assets with respect to such Collateral Vessel for the purpose of satisfying any local content law, regulation or requirement or similar law, regulation or requirement.

"Lost Mortgaged Collateral Vessel" has the meaning provided in Section 4.02(a).

"Margin Regulations" shall mean Regulations U, T and X of the Board of Governors of the Federal Reserve System.

"Margin Stock" shall have the meaning provided in Regulation U.

"Market Disruption Event" shall occur if before close of business in New York on the Interest Determination Date for the relevant Interest Period, the Administrative Agent receives notifications from Lenders holding outstanding Loans at such time (but excluding any Loans purchased by the Borrowers pursuant to Section 2.13) equal to at least 66 2/3% of the outstanding amount of all Loans at such time that (a) the cost to such Lenders of obtaining matching deposits in the London interbank Eurodollar market for the relevant Interest Period would be in excess of the Eurodollar Rate for such Interest Period or (b) such Lenders are unable to obtain funding in the London interbank Eurodollar market.

"Material Adverse Effect" shall mean (a) a material adverse effect on the operations, business, properties, or financial condition of the Parent and its Restricted Subsidiaries, taken as a whole, (b) a material impairment of the rights and remedies of the Pari Passu Collateral Agent, the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

"Maturity Date" shall mean the Tranche B-1 Term Maturity Date, the Tranche B-2 Term Maturity Date or the maturity date of any Other Term Loans, or any maturity date related to any Extension Series of Extended Loans, as applicable.

"MLP" shall mean a limited partnership or other business entity formed as part of the MLP Formation Transactions to acquire, directly or indirectly, Equity Interests of the Borrower (or a Successor Borrower) as part of the MLP Formation Transactions in order to undertake a Qualified MLP IPO.

"MLP Formation Transactions" shall mean the transactions in connection with the initial creation and capitalization of the MLP prior to and in connection with a Qualified MLP IPO, including (i) the legal formation of the MLP, the MLP's general partner or managing member, the MLP's direct and indirect Subsidiaries and other Persons reasonably related to the formation, operation or governance of the MLP, (ii) the acquisition, directly or indirectly, by the MLP or one or more Subsidiaries of the MLP, whether through a sale, conveyance or other disposition, including any conveyance by means of a transfer, merger, consolidation or similar transaction, of Equity Interests of the Borrower (or a Successor Borrower) or the conversion of the Borrower into a limited partnership, limited liability company or other non-corporate Person in accordance with the Marshall Islands Business Corporations Act, (iii) any distributions, payments or other transfers to the Parent immediately prior to the Qualified MLP IPO or any of its Subsidiaries of any portion of the actual or anticipated gross proceeds of a Qualified MLP IPO, (iv) any transactions or other arrangements (including tax sharing arrangements) directly related to the Qualified MLP IPO and customary for such transactions and (v) any transaction reasonably related thereto that has been determined in good faith by the Board of Directors of the Parent not to have a material adverse effect on the Lenders.

"MLP IPO Conditions" shall mean, in connection with a potential Qualified MLP IPO, that upon the consummation of such Qualified MLP IPO and the MLP Formation Transactions (and after giving pro forma effect thereto, including the application of the net proceeds therefrom), (a) no Default or Event of Default under any instrument governing Indebtedness of ParentUDW or any of its Subsidiaries (including the Borrower) has occurred and is continuing and (b) the Consolidated Total Leverage Ratio of the Borrower shall not exceed 3.5 to 1.0.

"Moody's" shall mean Moody's Investors Service, Inc., or any successor to the rating agency business thereof.

"Mortgage" shall mean each Ship Mortgage, each other mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on property owned or leased by the Borrower or any Guarantor is granted to secure the Secured Obligations or under which rights or remedies with respect to any such Liens are governed, as the same may be amended, supplemented or modified from time to time.  Notwithstanding the foregoing, no Mortgage granted by the Borrower or any Guarantor (other than the Parent) shall secure the Secured Obligations of the Parent.

"Multiemployer Plan" shall mean any "multiemployer plan" as defined in Section 3(37) or Section 4001(a)(3) of ERISA or any Foreign Pension Plan subject to substantially similar provisions of non-U.S. law.

"Net Income" shall mean, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:  (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale or other asset dispositions (other than in the ordinary course of business) or (b) the disposition of any securities by such Person, the Borrower or any of the Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

Notwithstanding the foregoing, the calculation of Net Income for any period during which a Qualified MLP IPO is consummated shall be calculated solely with respect to the Borrower and its Restricted Subsidiaries and shall be calculated on a pro forma basis after giving effect to such Qualified MLP IPO as if it had occurred on the first day of such period.

"Net Proceeds" shall mean the aggregate cash proceeds and Cash Equivalents received by the Parent or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses Incurred as a result of such Asset Sale, and taxes paid or payable as a result of such Asset Sale after taking into account any available tax credits or deductions and any tax-sharing arrangements, and (2) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

"Net Tangible Assets" shall mean, as of any date, total assets, less goodwill and other intangible assets and liabilities, in each case as shown on the most recent consolidated balance sheet of the Parent and its Restricted Subsidiaries prepared in accordance with GAAP for which internal financial statements are available immediately preceding the date on which any calculation of Net Tangible Assets is being made.

"Non-Collateral Vessel Sale" shall have the meaning provided in Section 7.22(III).

"Non-Recourse Debt" shall mean Indebtedness:

(1) as to which neither the Parent nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Parent or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing, or the governing documentation provides that the lenders will not have any recourse to the stock or assets of the Parent or any of the Restricted Subsidiaries.

"Nordea Facility" shall mean the Senior Secured Credit Facility Agreement dated as of April 15, 2011, as amended by an Amendment Agreement dated as of May 9, 2012, by and among Drillships Holdings Inc., as borrower, the banks and financial institutions named therein, as mandated joint lead arrangers and lenders, and Nordea Bank Finland PLC, London Branch, as agent.

"Note" shall have the meaning provided in Section 2.04.

"Notice of Borrowing" shall have the meaning provided in Section 2.02(a).

"Notice Office" shall mean the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attn: Corporate Team, Drillships Financing Holdings Inc., or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

 "Ocean Rig UDW" shall mean Ocean Rig UDW, Inc., a Marshall Islands corporation.

 "Officers' Certificate" shall mean a certificate signed on behalf of any Person by the Chief Executive Officer, the Chief Financial Officer, another executive officer or another Person serving in a similar function of such Person.

"OPA" shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 etseq.

"Other Agents" shall have the meaning provided in Section 9.11.

"Other Connection Taxes" shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

 "Other Pari Passu Obligations" shall mean the Permitted Tranche B-2 Refinancing Indebtedness and other Indebtedness of the Borrowers or the Borrower Subsidiary Guarantors that is equally and ratably secured with the other Pari Passu Obligations (subject to the Intercreditor Agreement) as permitted by the Pari Passu Documents and is designated by the Borrower as an "Other Pari Passu Obligation" pursuant to the Intercreditor Agreement; provided that the trustee, agent or representative of the holders or lenders of such Indebtedness shall have become a party to the Intercreditor Agreement (either directly or by joinder thereto) on behalf of such holders or lenders.

"Other Taxes" shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than any such Taxes that are Other Connection Taxes imposed with respect to a Lender's assignment of all or a portion of its rights and obligations under this Agreement (other than an assignment made at the request of the Borrowers pursuant to Section 2.11).

"Other Term Loans" shall have the meaning provided in Section 2.12(a).

"Parallel Debt" shall mean any amount which a Loan Party owes to the Pari Passu Collateral Agent under Section 10.22.

"Parent" shall mean (i) prior to the consummation of a Qualified MLP IPO, Ocean Rig UDW, and (ii) following the consummation of a Qualified MLP IPO, the Borrower. Except as otherwise indicated, following the consummation of a Qualified MLP IPO, references to "the Parent and the Borrower", "the Parent or the Borrower", "the Parent, the Borrower" and similar references shall be deemed to be references only to "the Borrower".

 "Parent Restricted Information" shall mean material non-public information with respect to the Parent or its Subsidiaries or with respect to the securities of any such Person.

"ParentUDW" shall mean Ocean Rig UDW.

"Pari Passu Collateral Agent" shall mean Deutsche Bank AG New York Branch in its capacity as collateral agent for its benefit, for the benefit of the Lenders under the Collateral Agreements and for the benefit of the holders of all other Pari Passu Obligations, together with its successors in such capacity.

"Pari Passu Documents" shall mean, collectively, the Loan Documents and any document or instrument evidencing or governing any Other Pari Passu Obligations.

"Pari Passu Obligations" shall mean (a) the Secured Obligations, (b) all Other Pari Passu Obligations and (c) all other obligations of the Borrowers and the Guarantors in respect of, or arising under, the applicable Pari Passu Documents, in respect of the obligations described in clauses (a) through (c) of this definition, (including, all principal, premium, interest, penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable or arising thereunder), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrowers or any Guarantor of an Insolvency or Liquidation Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such Insolvency or Liquidation Proceeding.  The Pari Passu Obligations shall be subject to the terms of the Intercreditor Agreement.

"PATRIOT Act" shall mean the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)), as amended.

"Payment Default" shall have the meaning provided in Section 8(b).

"Payment Office" shall mean the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

"Percentage" of any Lender in respect of any Class of Commitments or Loans at any time shall mean a fraction (expressed as a percentage) the numerator of which is the amount of such Commitment (or, after the termination thereof, the outstanding principal amount of such Loans) of such Lender and the denominator of which is the aggregate amount of the Commitments (or, after the termination thereof, the aggregate outstanding principal amount of all such Loans) of all of the Lenders at such time; provided that, for the avoidance of doubt, if the Borrower or any of its Affiliates purchases any Loans pursuant to Section 2.13, such Loans so purchased shall be excluded for the purposes of making a determination of the Percentage of any Lender.

"Perfection Certificate" shall mean a certificate in the form of Exhibit F or any other form approved by the Pari Passu Collateral Agent.

"Permitted Business" shall mean a business in which ParentUDW or any of its Restricted Subsidiaries were engaged on the Effective Date and any business reasonably related or complimentary thereto.

"Permitted Collateral Liens" shall mean Liens described in clauses (2), (3), (4), (5)(a), (6), (7), (8), (9), (10) (but only in connection with the refinancing of Indebtedness secured by Liens Incurred or permitted to exist pursuant to clauses (2), (3) and (5)(a) of the definition of "Permitted Liens"), (11), (12), (14), (16), (17), (18), (20), (21) (but only in connection with Permitted Refinancing Indebtedness Incurred in respect of Pari Passu Obligations), (22), (23) and (24) of the definition of "Permitted Liens."

"Permitted Debt" shall have the meaning provided in Section 7.16(b).

"Permitted Equipment Lien" shall mean any Lien Incurred and permitted to exist pursuant to clause (18) of the definition of "Permitted Lien".

"Permitted Holder" shall mean DryShips Inc., a Marshall Islands company, Mr. George Economou, Mr. Anthony Kandylidis, or any spouse, former spouse or member of their respective immediate families, any of his or their Affiliates, or any Person that is controlled, directly or indirectly, by any such Permitted Holder.

"Permitted Investments" shall mean:

(1) any Investment in the Parent or in any Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Parent or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary; or

(b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with Section 7.22 or (b) a disposition of properties or assets that does not constitute an Asset Sale;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Parent;

(6) any Investments received in compromise or resolution of obligations of trade creditors or customers that were Incurred in the ordinary course of business of the Parent or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer and any Investments obtained in exchange for any such Investments;

(7) Investments represented by Hedging Obligations permitted by Section 7.16(b)(5);

(8) any guarantee of Indebtedness or other obligations of the Parent or any Restricted Subsidiary permitted to be incurred under this Agreement;

(9) Investments that are in existence on the Effective Date, and any extension, modification or renewal thereof, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Effective Date);

(10) Investments acquired after the Effective Date as a result of the acquisition by the Parent or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation, to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(11) loans or advances referred to in Section 7.12(c)(6);

(12) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Parent or any of its Restricted Subsidiaries; and

(13) prior to the consummation of a Qualified MLP IPO, other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $125,000,000 and (y) 4.0% of Net Tangible Assets.

"Permitted Jurisdiction" shall mean: any of the Republic of the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable to institutional lenders in the shipping and offshore drilling industries, as determined in good faith by the Board of Directors of the Parent.

"Permitted Liens" shall mean:

(1) Liens in favor of the Borrowers or the Guarantors;

(2) Liens on property of a Person existing at the time such Person is merged with or into or amalgamated or consolidated with the Parent or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, amalgamation or consolidation, were not Incurred in contemplation thereof and do not extend to any assets other than those of the Person merged into or amalgamated or consolidated with the Parent or such Restricted Subsidiary;

(3) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Parent or any Restricted Subsidiary; provided that such Liens were in existence prior to, and not Incurred in contemplation of, such acquisition;

(4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature Incurred in the ordinary course of business;

(5) (a) Liens existing on the Effective Date, after giving effect to the use of proceeds of the Loans on the Effective Date (and the related release of the Liens securing the Indebtedness so repaid) and (b) prior to the consummation of a Qualified MLP IPO, Liens on property (other than property of the Borrower or any Subsidiary of the Borrower) securing the Ventures Facilities Agreement;

(6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7) Liens imposed by law, such as necessaries suppliers', carriers', warehousemen's, landlords' and mechanics' Liens, in each case, Incurred in the ordinary course of business, for amounts not more than thirty (30) days past due or which are being contested in good faith;

(8) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not Incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(9) (a) Liens on the Collateral created for the benefit of (or to secure) the Loan Document Obligations pursuant to Section 7.16(b)(2)(a) and Permitted Refinancing Indebtedness in respect thereof and (b) Liens on the Collateral created for the benefit of (or to secure) the Permitted Tranche B-2 Refinancing Indebtedness and Permitted Refinancing Indebtedness in respect thereof; provided that the holders of such Liens are subject to the Intercreditor Agreement;

(10) Liens to secure any Indebtedness permitted to be Incurred under this Agreement to refinance any Indebtedness secured by Liens Incurred or permitted to exist pursuant to clauses (2), (3) and (5) or this clause (10) of this definition; provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured the original Indebtedness (plus improvements and accessions to such property, or proceeds or distributions thereof) or any related after-acquired property that, pursuant to any after-acquired property clauses in written agreements pursuant to which the original Lien arose, is required to be pledged to secure the original Indebtedness (plus improvements and accessions to such property, or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(11) Liens arising by reason of any judgment, attachment, decree or order of any court or other governmental authority not giving rise to an Event of Default that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made thereof;

(12) Liens securing cash management obligations and rights of setoff in favor of a bank, imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;

(13) Liens Incurred in the ordinary course of business on assets that do not constitute Collateral in respect of Indebtedness permitted to be Incurred pursuant to Section 7.16 not exceeding $50,000,000 at any time outstanding;

(14) Liens to secure Hedging Obligations permitted to be Incurred pursuant to Section 7.16;

(15) prior to the consummation of a Qualified MLP IPO, Liens on Equity Interests held by ParentUDW in any Restricted Subsidiary (other than the Borrowers or any Borrower

Subsidiary Guarantor) that secure guarantees by ParentUDW of Indebtedness of its Restricted Subsidiaries or Indebtedness by ParentUDW guaranteed by such Restricted Subsidiaries;

(16) Liens arising from precautionary UCC financing statements filings or other applicable similar filings regarding operating leases and vessel charters entered into by the Borrower or a Guarantor in the ordinary course of business;

(17) Liens Incurred in the ordinary course of business of the Borrower or a Guarantor arising from Vessel operating, chartering, drydocking, maintenance, repair, refurbishment or replacement, the furnishing of supplies and bunkers to Vessels and related assets, repairs and improvements to Vessels and related assets, masters', officers' or crews' wages and maritime Liens, in the case of each of the foregoing, which were not Incurred or created to secure the payment of Indebtedness and which in the aggregate do not materially adversely affect the value of the properties subject to such Lien or materially impair the use for the purposes of which such properties are held by the Borrower and the Guarantors;

(18) Liens on Collateral constituting fixed or capital assets acquired or constructed by the Borrower or a Borrower Subsidiary Guarantor and securing Indebtedness Incurred in the ordinary course of business for the purpose of financing or refinancing such acquisition or construction; provided that (a) each such Lien does not extend to or cover any other asset of the Borrower or a Guarantor other than such acquired or constructed assets and additions, improvements or other assets affixed or appurtenant thereto, (b) the Incurrence of such Indebtedness is permitted pursuant to Section 7.16, (c) the Indebtedness secured by each such Lien does not exceed the cost of acquiring or constructing the applicable fixed or capital asset and (d) the aggregate Indebtedness at any time outstanding secured by all Liens Incurred pursuant to this clause (18) shall not exceed $25,000,000;

(19) Liens arising under a contract over goods, documents of title to goods and related documents and insurances and their proceeds, in each case in respect of documentary credit transactions entered into with customers of the Parent and its Subsidiaries in the ordinary course of business; provided that no such Liens shall extend to any assets or property constituting Collateral;

(20) Liens arising under any retention of title, hire, purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied in the ordinary course of business;

(21) Liens representing the interest in title of a lessor;

(22) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness (so long as such defeasance, discharge or redemption is permitted under Section 7.15) or Liens arising under this Agreement in favor of the Administrative Agent or the Pari Passu Collateral Agent, as the case may be, for its own benefit and similar Liens in favor of agents, trustees and representatives arising under instruments governing Indebtedness permitted to be incurred under this Agreement, provided that such Liens are solely for the benefit of the agents, trustees or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(23) With respect to each of the Collateral Vessels, Liens for crew's wages remaining unpaid in accordance with reasonable commercial practices or for collision or salvage, or other similar Liens arising in the ordinary course of business, for amounts not more than thirty (30) days past due (unless any such Lien is being contested in good faith and by appropriate proceedings or other acts and the owner of the applicable Collateral Vessel shall have set aside on its books adequate reserves with respect to such amounts and so long as such deferment in payment shall not subject such Collateral Vessel to forfeiture or loss); and

(24) With respect to each of the Collateral Vessels, Liens for loss, damage or expense which are fully covered by insurance or in respect of which a bond or other security has been posted by or on behalf of the owner of the applicable Collateral Vessel with the appropriate court or other tribunal to prevent the arrest or secure the release of such Collateral Vessel from arrest.

"Permitted Refinancing Indebtedness" shall mean any Indebtedness of the Parent or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, in whole or in part, other Indebtedness of the Parent or any of the Restricted Subsidiaries (other than intercompany Indebtedness) (the "Refinanced Indebtedness"); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness (plus all accrued interest on the Refinanced Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date that is either no earlier than the final maturity date of the Refinanced Indebtedness, or more than 90 days after the Tranche B-1 Term Maturity Date (as in effect on the date of determination), and has a Weighted Average Life to Maturity that is (i) equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness or (ii) more than 90 days after the Tranche B-1 Term Maturity Date (as in effect on the date of determination);

(3) if the Refinanced Indebtedness is (i) subordinated in right of payment to the Loan Document Obligations, then such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loan Document Obligations, (ii) pari passu in right of payment to the Loan Document Obligations, then such Permitted Refinancing Indebtedness is subordinated or pari passu in right of payment to the Loan Document Obligations, in the case of each of (i) and (ii), on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness or (iii) subject to the Intercreditor Agreement then the trustee, agent or other representative of the holders of lenders of such Permitted Refinancing Indebtedness has become a party to the Intercreditor Agreement (either directly or by joinder thereto) on behalf of such holders or lenders; and

(4) in the case of Indebtedness of the Borrower or any Borrower Subsidiary Guarantor, such Indebtedness is Incurred either by the Borrower or by the Borrower Subsidiary

Guarantor or both the Borrower and the Borrower Subsidiary Guarantor who is the obligor on the Refinanced Indebtedness.

"Permitted Repairs" shall mean, with respect to any Substitute Vessel, repairs which, in the reasonable judgment of the Parent, are required to be made to such Substitute Vessel upon acquisition and which are made within 120 days of the acquisition thereof.

"Permitted Tranche B-2 Refinancing Indebtedness" shall mean any Indebtedness incurred by the Borrowers (and guarantees in respect thereof) issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge (collectively, "Refinance"), in whole or in part, the Tranche B-2 Term Loans; provided that:

(a) the principal amount of such Permitted Tranche B-2 Refinancing Indebtedness does not exceed the principal amount of the Tranche B-2 Term Loans being Refinanced (plus all accrued interest on the Tranche B-2 Term Loans and the amount of all fees and expenses incurred in connection therewith), which amount of Permitted Tranche B-2 Refinancing Indebtedness may be increased from time to time in an aggregate principal amount not to exceed the Incremental Commitment Amount at the time of any such increase;

(b) such Permitted Tranche B-2 Refinancing Indebtedness has a final maturity date that is no earlier than the day that is five years after the day on which such Permitted Tranche B-2 Refinancing Indebtedness is first Incurred or, if earlier, the Tranche B-1 Term Maturity Date;

(c)  Such Permitted Tranche B-2 Refinancing Indebtedness is Incurred by the Borrower (and, if applicable, Finco) as the obligor and is guaranteed, if at all, solely by (i) the Borrower Subsidiary Guarantors and (ii) prior to the consummation of a Qualified MLP IPO, ParentUDW and the other Guarantors; and

(d)  the trustee, agent or other representative of the holders or lenders of the Permitted Tranche B-2 Refinancing Indebtedness has become a party to the Intercreditor Agreement (either directly or by joinder thereto) on behalf of such holders or lenders and the Permitted Tranche B-2 Refinancing Indebtedness shall be subject to the terms of the Intercreditor Agreement.

"Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

"Plan" shall mean any pension plan as defined in Section 3(2) of ERISA, excluding any pension plan that is not subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrowers or a Subsidiary of the Borrowers or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrowers, or a Subsidiary of the Borrowers or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

"Platform" shall have the meaning provided in Section 10.03(d)(i).

"Pledged Securities" shall mean physical stock certificates representing the Equity Interests of each Borrower Subsidiary Guarantor, Finco and, prior to the consummation of a Qualified MLP IPO, the Borrower, to the extent such Equity Interests are certificated.

"Preferred Stock" as applied to the Capital Stock of any Person, shall mean the Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"Prime Rate" shall mean the rate which the Administrative Agent publicly announces from time to time as its prime lending rate. The Prime Rate shall change when and as such prime lending rate changes.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

"Projections" shall mean the detailed projected consolidated financial statements of the Parent and its consolidated Subsidiaries for the four fiscal years ending after the Effective Date, which projections shall (a) reflect the forecasted consolidated financial condition of the Parent and its consolidated Subsidiaries after giving effect to the financing hereof, and (b) be prepared and approved by an Authorized Representative of the Parent or the Borrower.

"Purchase Offer" shall have the meaning provided in Section 2.13(a).

"Qualified MLP IPO" shall mean, upon satisfaction of the MLP IPO Conditions (which shall be certified to the Administrative Agent by a Financial Officer of the Borrower) and in connection with the MLP Formation Transactions, an initial offer and sale of common units of the MLP in an underwritten public offering for cash pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-4 or Form S-8 or otherwise relating to Equity Interests of the MLP issuable under any employee benefit plan).

"Qualified Services Contract" shall mean, with respect to any Additional Drilling Unit acquired by, or committed to be delivered to, the Parent or any of its Restricted Subsidiaries, a bona fide contract or series of contracts, together with any amendments, supplements or modifications thereto, that the Board of Directors of the Parent, acting in good faith, designates as a "Qualified Services Contract" pursuant to a resolution of the Board of Directors of the Parent, which contract or contracts:

(1) are between the Parent or one of its Restricted Subsidiaries, on the one hand, and a Person that is not an Affiliate of the Parent and (a) such Person has a rating (or a Person whose parent has such a rating) of either BBB- or higher from S&P or Baa3 or higher from Moody's, or if such ratings are not available, then a similar investment grade rating from another nationally recognized statistical rating agency, or (b) such contract is supported by letters of credit, performance bonds or guarantees from such Person or its parent that has an investment grade rating as described in the preceding subclause (a) of this clause (1), or (c) such contract provides for a lockbox or similar arrangements or direct payment to the Parent or its Restricted

Subsidiary, as the case may be, for the full amount of the contracted payments due over the four-quarter reference period considered in calculating Consolidated Cash Flow;

(2) provide for services to be performed by the Parent or one or more of its Restricted Subsidiaries involving the use of such Additional Drilling Unit by the Parent or one or more of its Restricted Subsidiaries, in either case for a minimum aggregate period of at least one year;

(3) provide for a fixed or minimum day rate or fixed rate for such Additional Drilling Unit covering all the period in (2) above; and

(4) for purposes of Section 7.16, provide that revenues from such Qualified Services Contract are to be received by the Parent or any of its Restricted Subsidiaries within one year of (a) delivery of the related Additional Drilling Unit and (b) the Incurrence of any Indebtedness pursuant to such clause.

"Qualified Vessels" shall mean, at any time, the completed and delivered Vessels owned by Parent and its Restricted Subsidiaries at such time that are of substantially comparable (or better) quality and value as (or than) the quality and value at such time of the Vessels owned on the Effective Date by Parent and its Restricted Subsidiaries, as determined in good faith by a Financial Officer.

"Qualifying Holder" shall mean, any of (i) any Permitted Holder and (ii) so long as not more than 50% of the Voting Stock of the MLP is Beneficially Owned, directly or indirectly, by any "person" (as that term is used in Section 13(d) of the Exchange Act), other than by one or more Permitted Holders, the MLP; provided that the MLP shall not cease to be a Qualifying Holder solely as a result of the MLP (or its general partner) being or becoming a Subsidiary of ParentUDW or any of its Subsidiaries so long as no "person" (as defined above), other than one or more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of ParentUDW.  As used in this definition, Beneficial Ownership shall be measured by voting power rather than number of shares, units or other equity securities.

"Quarterly Payment Date" shall mean the last Business Day of each March, June, September and December occurring after the Effective Date, commencing on September 30, 2013.

"Ready for Sea Cost" shall mean, with respect to a Vessel to be acquired or leased by the Parent or any Restricted Subsidiary, the aggregate amount of all expenditures Incurred to acquire or construct and bring such Vessel to the condition and location necessary for its intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease.

"Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

"Recipient" shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

"Register" shall have the meaning provided in Section 10.15.

"Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

"Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

"Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

"Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

"Related Assets" shall mean, with respect to any Collateral Vessel, (i) any insurance policies and contracts from time to time in force with respect to such Collateral Vessel, (ii) the Capital Stock of any Restricted Subsidiary owning such Collateral Vessel and related assets, (iii) any requisition compensation payable in respect of any compulsory acquisition of such Collateral Vessel, (iv) any Earnings (other than Earnings payable to a Local Content Subsidiary) derived from the use or operation of such Collateral Vessel and/or any account to which such Earnings are deposited, (v) any charters, operating leases, Vessel purchase options and related agreements with respect to such Collateral Vessel entered into and any security or guarantee in respect of the charterer's or lessee's obligations under such charter, lease, Vessel purchase option or agreement, (vi) any cash collateral account established with respect to such Collateral Vessel pursuant to the financing arrangement with respect thereto, (vii) any building, conversion or repair contracts relating to such Collateral Vessel and any security or guarantee in respect of the builder's obligations under such contract and (viii) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of such Collateral Vessel and any asset reasonably related, ancillary or complementary thereto; provided that Related Assets shall not include Excluded Property.

"Related Parties" shall mean, with respect to any Person, the directors, officers, employees, agents, trustees, managers, advisors, representatives and controlling persons of such Person.

"Release" shall mean any disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating, into, or upon the environment, including any land or water or air.

"Replaced Lender" shall have the meaning provided in Section 2.11.

"Replacement Lender" shall have the meaning provided in Section 2.11.

"Required Lenders" shall mean, at any time, Lenders the sum of whose outstanding Commitments (or, after the termination thereof, outstanding principal amount of Loans) at such time represent an amount greater than 50% of the aggregate outstanding Commitments (or, after the termination thereof, the aggregate outstanding principal amount of all Loans) of all Lenders at such time; provided that for the avoidance of doubt, if the Borrowers purchase any Loans pursuant to Section 2.13, such purchased Loans shall be excluded for the purposes of making a determination of Required Lenders.

 "Required Secured Parties" shall mean, at any time, the Lenders and Secured Counterparties the sum of whose (x) in the case of Lenders, outstanding Commitments (or after the termination thereof, outstanding principal amount of Loans) at such time and (y) in the case of Secured Counterparties, outstanding Ship Mortgage Swap Obligations (if any) at such time, represent an amount greater than 50% of the sum of the aggregate outstanding Commitments (or after the termination thereof, outstanding principal amount of Loans) and Ship Mortgage Swap Obligations of all Lenders and Secured Counterparties at such time; provided that for the avoidance of doubt, if the Borrowers purchase any Loans pursuant to Section 2.13, such purchased Loans shall be excluded for the purposes of making a determination of Required Secured Parties.

"Requirement of Law" shall mean, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Restricted Investment" shall mean any Investment other than a Permitted Investment.

"Restricted Payments" shall have the meaning provided in Section 7.15.

"Restricted Subsidiary" shall mean (a) prior to the consummation of a Qualified MLP IPO, any Subsidiary of ParentUDW that is not then an Unrestricted Subsidiary and (b) following the consummation of a Qualified MLP IPO, any Subsidiary of the Borrower that is not then an Unrestricted Subsidiary; provided, however, that in each case, (i) upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary" and (ii) notwithstanding anything to the contrary, neither the Borrower nor Finco shall at any time be an Unrestricted Subsidiary.

"Returns" shall have the meaning provided in Section 6.08.

"S&P" shall mean Standard & Poor's Rating Services or any successor to the rating agency business thereof.

"Sale and Lease-Back Transaction" shall mean any arrangement with any Person providing for the leasing by the Parent or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Parent or such Restricted Subsidiary to such Person in contemplation of such leasing.

"SEC" shall mean the U.S. Securities and Exchange Commission.

"Section 2.14 Additional Amendment" shall have the meaning provided in Section 2.14(c).

"Secured Cash Management Obligations" shall mean the due and punctual payment of any and all obligations of the Parent and each Subsidiary of the Parent (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of cash management services that (a) is in effect on the Effective Date with a counterparty that is an Agent or an Affiliate of an Agent as of the Effective Date, (b) are owed to an Agent or an Affiliate thereof, or to any Person that, at the time such obligations were incurred, was an Agent or an Affiliate thereof, (c) are owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (d) are owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred.  Notwithstanding the foregoing, in the case of the Restricted Subsidiaries of ParentUDW, Secured Cash Management Obligations shall not include the Secured Cash Management Obligations of ParentUDW.

"Secured Counterparties" shall have the meaning provided in Section 9.12.

"Secured Hedging Obligations" shall mean the due and punctual payment of any and all obligations of the Parent and each Subsidiary of the Parent arising under each hedging agreement that (a) is in effect on the Effective Date with a counterparty that is an Agent or an Affiliate of an Agent as of the Effective Date, (b) is with a counterparty that is an Agent or an Affiliate thereof, or any Person that, at the time such hedging agreement was entered into, was an Agent or an Affiliate thereof, (c) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (d) is entered into after the Effective Date with a counterparty that is a Lender or an Affiliate at the time such hedging agreement is entered into.  Notwithstanding the foregoing, (i) in the case of any Excluded Swap Guarantor, "Secured Hedging Obligations" shall not include Excluded Swap Obligations of such Excluded Swap Guarantor and (ii) in the case of the Restricted Subsidiaries of ParentUDW, Secured Hedging Obligations shall not include the Secured Hedging Obligations of ParentUDW.

"Secured Obligations" shall mean (a) the Loan Document Obligations, (b) any and all sums advanced by the Pari Passu Collateral Agent or the Administrative Agent in order to preserve the Collateral or preserve its security interest in the Collateral, (c) the Secured Hedging Obligations, (d) the Secured Cash Management Obligations and (e) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of the Loan Parties referred to in clause (a) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Pari Passu Collateral Agent of its rights hereunder or under any Collateral Agreement, together with reasonable attorneys' fees and court costs.  Notwithstanding the foregoing, in the case of the Restricted Subsidiaries of ParentUDW, Secured Obligations shall not include the Secured Obligations of ParentUDW.

"Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

"Security Agreement" shall mean the Pledge and Security Agreement dated as of the date hereof among ParentUDW, the Borrowers, the other Grantors (as defined therein) from time to time party thereto and the Pari Passu Collateral Agent in favor of the Pari Passu Collateral Agent for the benefit of the Lender Creditors and the holders of other Pari Passu Obligations (if any), substantially in the form of Exhibit C hereto, as amended or supplemented from time to time in accordance with its terms.

"Ship Mortgage" shall mean, collectively, the first naval mortgages and other instruments such as deeds over the Collateral Vessels, each duly registered in the Marshall Islands ship registry in favor of the Pari Passu Collateral Agent, substantially in the form of Exhibit N hereto, as the same may be amended, supplemented or modified from time to time.

"Ship Mortgage Swap Obligations" shall mean, at any time and with respect to any Secured Counterparty that is a Swap Bank under and as defined in any Ship Mortgage, the maximum amount that may be payable by any Loan Party to such Secured Counterparty at such time pursuant to Transactions (which shall have the meaning ascribed thereto in the Ship Mortgages) entered into under any Interest Rate Agreement (as defined in the Ship Mortgages); provided that, with respect to any such Secured Counterparty, such amount may not, at any time, exceed the portion of the Swap Liability that is apportioned to such Secured Counterparty pursuant to any Ship Mortgage at such time.

"Significant Subsidiary" shall mean, at the date of determination, any Restricted Subsidiary that together with its Subsidiaries that are Restricted Subsidiaries (i) for the most recent fiscal year, accounted for more than 10% of the Parent's consolidated revenues or (ii) as of the end of the most recent fiscal quarter, was the owner of more than 10% of the Parent's consolidated assets; provided, however, that notwithstanding anything to the contrary in this Agreement, each Borrower Subsidiary Guarantor that owns a Collateral Vessel, the Borrower and Finco shall be Significant Subsidiaries at all times.

"Specified Existing Loan Class" shall have the meaning provided in Section 2.14(a).

"Stated Maturity" shall mean, with respect to any installment of interest or principal on any item or series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Effective Date or, if such item or series is Incurred after the Effective Date, the date such item or series is Incurred.

"Subsidiary" shall mean, with respect to any specified Person:

(1) any corporation, limited liability company, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), whether in the form of general, special or limited partnership interests or otherwise, or (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

"Substitute Vessel" shall mean a drilling rig or drillship that is used or useful in the Permitted Business.

"Successor Borrower" shall have the meaning set forth in Section 7.14(b)(1).

"Successor ParentUDW" shall have the meaning set forth in Section 7.14(a)(1).

"Suspended Covenants" shall have the meaning set forth in Section 7.23(a).

"Suspension Event" has the meaning set forth in Section 7.23(a).

"Swap Obligations" shall mean, with respect to the Parent, the Borrower or any Borrower Subsidiary Guarantor, an obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of § 1a(47) of the Commodity Exchange Act.

"Taxes" shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Loan Commitments" shall mean, collectively, the Tranche B-1 Term Commitments and the Tranche B-2 Term Commitments.

"Term Loans" shall mean, collectively, the Tranche B-1 Term Loans and the Tranche B-2 Term Loans.

"Tranche B-1 Term Commitment" shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B-1 Term Loan hereunder on the

Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B-1 Term Loan to be made by such Lender hereunder.  The amount of each Lender's Tranche B-1 Term Commitment is set forth on Annex I directly below the column entitled "Tranche B-1 Term Commitment".  The initial aggregate amount of the Lenders' Tranche B-1 Term Commitments is $975,000,000.

"Tranche B-1 Term Loan" shall mean a Loan made pursuant to clause (i) of Section 2.01(a).

"Tranche B-1 Term Loan Repayment Amount" shall have the meaning provided in Section 4.05(a).

"Tranche B-1 Term Maturity Date" shall mean March 31, 2021, as the same may be extended pursuant to Section 2.14; provided that upon the date on which the DRH Existing Notes have been discharged, defeased or otherwise paid in full, the Tranche B-1 Term Maturity Date shall be the date that is seven years after the Effective Date.

"Tranche B-2 Term Commitment" shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B-2 Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B-2 Term Loan to be made by such Lender hereunder.  The amount of each Lender's Tranche B-2 Term Commitment is set forth on Annex I directly below the column entitled "Tranche B-2 Term Commitment".  The initial aggregate amount of the Lenders' Tranche B-2 Term Commitments is $825,000,000.

"Tranche B-2 Term Lenders" shall mean a Lender with a Tranche B-2 Term Commitment or an outstanding Tranche B-2 Term Loan.

"Tranche B-2 Term Loan" shall mean a Loan made pursuant to clause (ii) of Section 2.01(a).

"Tranche B-2 Term Loan Repayment Amount" shall have the meaning provided in Section 4.05(b).

"Tranche B-2 Term Maturity Date" shall mean July 15, 2016, as the same may be extended pursuant to Section 2.14.

"Transactions" shall mean, collectively, (a) the contribution of the Parent to the Borrower of all the outstanding equity interests of each of Drillships Holdings Inc. and Drillships Investment Inc., (b) the entering into of the Loan Documents, (c) the consummation of the 2013 Refinancing and (d) the payment of fees and expenses in connection with the foregoing.

"Type" shall mean a Base Rate Loan or a Eurodollar Rate Loan.

"U.S. Person" shall mean a "United States person" within the meaning of Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate"  has the meaning assigned to such term in Section 4.07(g)(ii)(B)(c).

 "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

"UDW 9.50% Senior Unsecured Notes" shall mean the 9.50% Ocean Rig UDW Senior Unsecured Callable Bonds issued pursuant to the bond agreement, dated April 14, 2011, between Ocean Rig UDW and Norsk Tillitsmann ASA, as bond trustee.

"United States" and "U.S." shall each mean the United States of America.

"Unrestricted Cash" shall mean, with respect to any Person, as of any date of determination, cash and Cash Equivalents owned by such Person and its wholly owned Subsidiaries that, in each case, are not controlled by or subject to any Lien in favor of any creditor, other than Liens permitted under clause (12) of the definition of "Permitted Liens" and Liens in favor of the Pari Passu Collateral Agent created under the Pari Passu Documents.

"Unrestricted Subsidiary" shall mean (1) any Subsidiary of the Parent (other than the Borrowers) which at the time of determination is an Unrestricted Subsidiary (as designated by the Parent pursuant to Section 7.19); and (2) any Subsidiary of an Unrestricted Subsidiary.

The Parent may designate any Subsidiary of the Parent (other than the Borrowers) as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Parent (as permitted pursuant to Section 7.19) unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Parent or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that the Subsidiary to be so designated and each Subsidiary of such Subsidiary:

(1)           has no Indebtedness other than Non-Recourse Debt;

(2)           except as permitted by Section 7.12 is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(3)           is a Person with respect to which neither the Parent nor any of the Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

(4)           has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent or any of the Restricted Subsidiaries;

(5)           is not the owner of any interests in a Collateral Vessel; and

(6)           is not a DRH Issuer Subsidiary or, if any such Subsidiary is a DRH Issuer Subsidiary, it is also a DRH Unrestricted Subsidiary at all times that it is an Unrestricted Subsidiary under this Agreement.

 "Ventures Facilities Agreement" shall mean the facilities agreement, dated as of February 28, 2013, by and among Drillships Ocean Ventures Inc., as borrower, and Ocean Rig UDW, as parent and guarantor, the other guarantors party thereto and the banks and financial institutions named therein, as mandated lead arrangers, with the banks and financial institutions named therein, as lenders under the commercial facilities, Eksportkreditt Norge AS, as lender under the Eksportkreditt/GEIK Facilities, The Export-Import Bank of Korea, as lender under the Kexim Facilities, and DNB Bank ASA, as facility agent and security agent.

"Vessel" shall mean one or more shipping or drilling vessels or drilling rigs, whose primary purpose is the maritime transportation of cargo or the exploration and production drilling for crude oil or hydrocarbons, or which are otherwise engaged, used or useful in a Permitted Business, in each case together with all related spares, equipment and any additions or improvements; provided that for the purposes of any provision related to the acquisition or disposition of a Vessel, such acquisition or disposition may be conducted through the transfer of all of the Capital Stock of any special purpose entity that owns a Vessel as described above.

"Voting Stock" of any specified Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or persons performing similar functions) of such Person; provided that with respect to a limited partnership or other entity which does not have directly a board of directors, Voting Stock means such Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

"Weighted Average Life to Maturity" shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

"Withdrawal Liability" shall mean any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA or any liability to a Foreign Pension Plan that is subject to any substantially similar provision of non-U.S. law.

1.02.  Modification to Parties Upon a Qualified MLP IPO.  Upon the consummation of a Qualified MLP IPO, Ocean Rig UDW will no longer be a Guarantor, and the covenants, defaults and definitions set forth herein will apply only to the Borrower and its Restricted Subsidiaries and will no longer apply to Ocean Rig UDW and its other Subsidiaries.

In this Agreement, the terms "the Parent" and "ParentUDW" each refers to, prior to the consummation of a Qualified MLP IPO, Ocean Rig UDW Inc., a Marshall Islands corporation.  Following the consummation of a Qualified MLP IPO, except as otherwise indicated, (a) all references to "the Parent" shall be deemed to be references to "the Borrower" and (b) references to "the Parent and the Borrower", "the Parent or the Borrower", "the Parent, the Borrower" and similar references shall be deemed to be references only to "the Borrower".

1.03.  Terms Generally; Accounting Terms; GAAP.

(a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any of its Subsidiaries at "fair value", as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(c)  The words "include," "includes" and "including" as used herein shall be deemed to be followed by the phrase, "without limitation."

(d)  The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)  Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent refinancings, replacements, amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any law, statute or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, statute or regulation.

SECTION 2.  Amount and Terms of Loans.

2.01.  The Term Loans.

(a)  Subject to the terms and conditions set forth herein, each Lender severally agrees (i) to make a Tranche B-1 Term Loan to the Borrowers on the Effective Date in an aggregate principal amount equal to such Lender's Tranche B-1 Term Commitment and (ii) to make a Tranche B-2 Term Loan to the Borrowers on the Effective Date in an aggregate principal amount equal to such Lender's Tranche B-2 Term Commitment.  The Borrowers may make only one borrowing of Term Loans which shall consist of Term Loans made simultaneously by the Lenders on the Effective Date in accordance with their respective Percentage.  The Term Loans:  (x) shall be denominated in Dollars and (y) shall bear interest in accordance with Section 2.06.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

(b)  Notwithstanding anything to the contrary contained herein (and without affecting any other provision hereof), the funded portion of the Term Loans to be made on the Effective Date by the Lenders shall be equal to (a) in respect of Tranche B-1 Term Loans, 98% of the principal amount of the Tranche B-1 Term Loans and (b) in respect of Tranche B-2 Term Loans, 99% of the principal amount of the Tranche B-2 Term Loans (in each case, it being agreed that the full principal amount of each such Term Loan will be deemed outstanding on the Effective Date and the Borrowers shall be obligated to repay 100% of the principal amount of each Term Loan as provided hereunder).

2.02.  Notice of Borrowing.

(a)  When the Borrowers desire to incur the Loans hereunder, an Authorized Representative of the Borrowers shall give the Administrative Agent at the Notice Office at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Term Loan to be incurred hereunder, provided that such notice shall be deemed to have been given on a certain day only if given before 11:00 a.m. (New York time) on such day.  Such written notice or written confirmation of telephonic notice (a "Notice of Borrowing"), except as otherwise expressly provided in Section 2.08, shall be irrevocable and shall be given in writing by the Borrowers in the form of Exhibit G, appropriately completed to specify (i) the aggregate principal amount of the Loans to be incurred pursuant to the Borrowing, (ii) the date of the Borrowing (which shall be a Business Day and the Effective Date), (iii) the Type of Loans comprising the Borrowing, (iv) in the case of Eurodollar Rate Loans, the initial Interest Period to be applicable to such Eurodollar Rate Loans, and (v) to which accounts the proceeds of such Loans are to be deposited.  The Administrative Agent shall promptly give each Lender notice of the Borrowing, of such Lender's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.  If the Borrowers fail to specify a Type of Loan in the Notice of Borrowing, then the Loans shall be made as Base Rate Loans.

(b)  Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of the Borrowing or a prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Representative of the Borrowers prior to receipt of written confirmation.  In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent's record of the terms of such telephonic notice of the Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.03.  Disbursement of Funds.  No later than 11:00 a.m. (New York time) on the date specified in the Notice of Borrowing, each Lender will make available its Percentage of the Borrowing.  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office and the Administrative Agent will make available to the Borrowers (prior to 1:00 p.m. (New York time) on the Effective Date to the extent of funds actually received by the Administrative Agent prior to 11:00 a.m. (New York time) on such day) at the Payment Office, in the accounts specified in the Notice of Borrowing, the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of the Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender's portion of the Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Borrowing and the Administrative Agent may in its sole discretion (but shall not, for the avoidance of doubt, be obligated to), in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and such amount is advanced to the Borrowers by the Administrative Agent, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrowers, the rate of interest applicable to the Borrowing, as determined pursuant to Section 2.06.  Nothing in this Section 2.03 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.04.  Notes.  (a)  The Borrowers' obligation to pay the principal of, and interest on, the Loans of any Class made by each Lender shall be joint and several and shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 10.15 and shall, if requested by such Lender as provided below, also be evidenced by a promissory note duly executed and delivered by the Borrowers substantially in the form of Exhibit H, with blanks appropriately completed in conformity herewith (each a "Note" and, collectively, the "Notes").

(b)  The Note issued to each Lender that has made a Loan shall (i) be executed by the Borrowers, (ii) be payable to such Lender or its registered assigns and be dated the Effective Date, (iii) be in a stated principal amount equal to the Class of Loan made by such Lender and be payable in the outstanding principal amount of the Loan evidenced thereby, (iv) mature on the Maturity Date or Incremental Maturity Date, as applicable, (v) bear interest as provided in Section 2.06, (vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 4.01 and 4.02 and (vii) be entitled to the benefits of this Agreement and the other Loan Documents.

(c)  Each Lender will note on its internal records the amount of the Loan of each Class made by it and each payment in respect thereof and, prior to the surrender of a Note pursuant to Section 10.15, will endorse on the reverse side thereof the outstanding principal amount of Loans of such Class evidenced thereby.  Failure to make any such notation or any error in such notation or endorsement shall not affect the Borrowers' obligations in respect of such Loans.

(d)  Notwithstanding anything to the contrary contained above in this Section 2.04 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrowers of any Class shall affect or in any manner impair the obligations of the Borrowers to pay the Loans (and all related Loan Document Obligations) incurred by the Borrowers which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guarantees therefor provided pursuant to the various Loan Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in the preceding clause (b).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans of any Class, the Borrowers shall (at its expense) promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.05.  Pro Rata Borrowings.  The Borrowings of Loans of any Class under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments in respect of such Class.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make a Loan hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.06.  Interest.

(a)  The Borrowers agree to pay interest in respect of the unpaid principal amount of each Loan from the date of Borrowing thereof until such principal amount shall be paid in full, at the following rates per annum:

(i)           Base Rate Loans.  During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on each Quarterly Payment Date, on the date such Base Rate Loan shall be Converted and on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(ii)           Eurodollar Rate Loans.  During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (1) the Eurodollar Rate for such Interest Period for such Loan plus (2) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three (3) months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, on the date such Eurodollar Rate Loan shall be Converted and on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(b)  Upon the occurrence and during the continuance of an Event of Default, the Borrowers shall pay interest on (i) the overdue outstanding principal amount of each Loan, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.06(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (i) or (ii) of Section 2.06(a), as applicable and (ii) to the fullest extent permitted by applicable law, the amount of any overdue interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Creditor that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (i) of Section 2.06(a).

(c)  Promptly after receipt of the Notice of Borrowing pursuant to Section 2.02, a notice of Conversion pursuant to Section 2.07 or a notice of selection of an Interest Period pursuant to the definition thereof, the Administrative Agent shall give notice to the Borrowers and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (i) or (ii) of Section 2.06(a), and the applicable rate, if any, furnished by the Administrative Agent for the purpose of determining the applicable interest rate under clause (a)(ii) above.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.07.  Conversion of Loans.

(a)  Optional.  The Borrowers may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.06 and 2.08, Convert all or any portion of the Loans of one Type comprising the same Borrowing into Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans, any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than (i) with respect to Eurodollar Rate Loans, $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) with respect to Base Rate Loans, $500,000 or an integral multiple of $100,000 in excess thereof, no Conversion of any Loans shall result in more separate Borrowings than permitted under Section 2.01 or 2.12, as applicable, and each Conversion of Loans comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the identity, amount and Class of the Loans to be Converted and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for such Loans.  Each notice of Conversion shall be irrevocable and binding on the Borrowers.

(b)  Mandatory.  Upon the occurrence and during the continuance of any Event of Default, (in the case of an Event of Default under Section 8.01(a)(9), automatically, and in the case of any other Event of Default, upon the request of the Required Lenders), (1) each Eurodollar Rate Loan will on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (2) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.

2.08.  Increased Costs, Illegality, Market Disruption, etc.  (a) (1) In the event that any Recipient shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) at any time, that such Recipient shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of, without duplication, the introduction of or effectiveness of or any change since the Effective Date in any applicable law, treaty or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, liquidity requirements or changes therein or otherwise or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to:  (1) any such introduction, effectiveness or change subjecting any Recipient to any Tax, duty or other charge with respect to any Loan or Notes, Commitment, or deposits, reserves, other liabilities or capital attributable thereto or its obligation to make such Loan or a change in the basis of taxation of payment to any Recipient of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (other than any change in the rate or basis of taxation of any Excluded Tax), but without duplication of any amounts payable in respect of Taxes or Indemnified Taxes pursuant to Section 4.07, (2) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate or (3) a change that will have the effect of increasing the amount of capital adequacy or liquidity required or requested by an applicable governmental regulatory authority to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender's Commitments or Loans made hereunder or its obligations hereunder,

(ii)           at any time, that the making or continuance of any Eurodollar Rate Loan has been made unlawful by any law or governmental rule, regulation or order or any central bank or other governmental body or authority shall assert that it is unlawful; then, and in any such event, such Recipient shall promptly give notice (by telephone confirmed in writing) to the Borrowers and, in the case of this clause (ii), to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Lenders).  Thereafter (1) in the case of clause (i) above, the Borrowers agree (to the extent applicable), to pay to such Recipient, upon its written demand therefor, such additional amounts as shall be required to compensate such Recipient or such other corporation for the increased costs or reductions to such Recipient or such other corporation and (2) in the case of the first sentence of this clause (ii), the Borrowers shall take one of the actions specified in Section 2.08(b).  In determining such additional amounts, each Recipient will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Recipient's determination of compensation owing under this Section 2.08(a) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Recipient, upon determining that any additional amounts will be payable pursuant to this Section 2.08(a), will give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for the calculation of such additional amounts.  In the case of the circumstances described in the first sentence of this clause (ii), the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist.

(b)  At any time that any Loan is affected by the circumstances described in Section 2.08(a)(i) or (ii), the Borrowers may (and in the case of a Loan affected by the circumstances described in Section 2.08(a)(ii) shall) either (i) if the affected Loan is then being made initially, cancel the Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date or the next Business Day that the Borrowers were notified by the affected Lender or the Administrative Agent pursuant to Section 2.08(a)(i) or (ii) or (ii) if the affected Loan is then outstanding, upon at least three Business Days' written notice to the Administrative Agent, in the case of any Loan, repay the Borrowing (within the time period required by the applicable law or governmental rule, governmental regulation or governmental order) in full in accordance with the applicable requirements of Section 4.02; provided that prior to such repayment, in the case of any Eurodollar Rate Loan that is affected by the circumstances described in Section 2.08(a)(ii), such Loans will automatically, upon delivery of such notice, Convert into a Base Rate Loan; provided, further, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.08(b).

(c)  If a Market Disruption Event occurs in relation to a Eurodollar Rate Loan for any Interest Period, then the Administrative Agent shall forthwith so notify the Borrowers and the Lenders, whereupon (i) each such Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrowers that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d)  [Reserved].

(e)  Notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Effective Date in an applicable law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement (including this Section 2.08).

2.09.  Compensation.  The Borrowers agree to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable and documented losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Rate Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Eurodollar Rate Borrowing, Conversion or continuation does not occur on a date specified therefor in the applicable Notice of Borrowing (whether or not withdrawn by the Borrowers or deemed withdrawn pursuant to Section 2.08(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.08(a), Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 8) or assignment of any of its Eurodollar Rate Loans pursuant to Section 2.11, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrowers; or (iv) as a consequence of any other default by the Borrowers to repay Eurodollar Rate Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.  Such loss, expense or liability to any Lender shall be deemed to include an amount determined by such Lender to be the amount (if any) by which (x) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan (which, for the avoidance of doubt, will not include the Applicable Margin applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, Convert or continue, for the period that would have been the Interest Period for such Loan) exceeds (y) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period for dollar deposits of a comparable amount and period from other banks in the London interbank market.  A certificate of any Lender setting forth any amount or amounts such Lender is entitled to receive pursuant to this Section 2.09 shall be delivered to the Borrowers and shall be conclusive absent manifest error.

2.10.  Change of Lending Office; Limitation on Additional Amounts.  Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 2.08(a), 2.08(b), 4.07(b) or 4.07(d) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.10 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.08 and 4.07.

2.11.  Replacement of Lenders.  (a) If any Lender defaults in its obligations to make Loans, (i) upon the occurrence of any event giving rise to the operation of Section 2.08(a), Section 4.07(b) or 4.07(d) with respect to any Lender which results in such Lender charging to the Borrowers increased costs in excess of those being generally charged by the other Lenders, or (ii) as provided in Section 10.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrowers shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause  (ii), will exist immediately after giving effect to the respective replacement), to replace such Lender (the "Replaced Lender") with one or more other Eligible Transferee or Eligible Transferees (collectively, the "Replacement Lender") and each of whom shall be required to be reasonably acceptable to the Administrative Agent if such replacement would (in the case of the preceding clause (i)) result in a reduction of the increased costs charged to the Borrowers, provided that:

(i)           at the time of any replacement pursuant to this Section 2.11, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 10.04(b) (and with all fees payable pursuant to said Section 10.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the Replaced Lender with respect to which such Replaced Lender is being replaced;

(ii)           all obligations of the Borrowers due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement (including, if applicable, Section 2.15).

(b)  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.08, 2.09, 4.07, 9.06 and 10.01), which shall survive as to such Replaced Lender.

2.12.  Incremental Commitments.

(a)  The Borrowers may on one or more occasions, by written notice to the Administrative Agent, request Incremental Commitments from one or more Incremental Lenders, which may include any existing Lender; provided that (i) no Lender shall be required to provide any Incremental Commitment, (ii) each Incremental Lender shall be subject to the approval of the Administrative Agent and the Borrowers (which approvals shall not be unreasonably withheld or delayed) and (iii) the aggregate amount of Incremental Commitments shall not exceed the Incremental Commitment Amount.  Such notice shall set forth (i) the amount of the Incremental Commitments being requested (which shall not exceed the then-current Incremental Commitment Amount and shall be in minimum increments of $5,000,000 and a minimum amount of $20,000,000 or equal to the remaining Incremental Commitment Amount) and (ii) the date on which such Incremental Commitments are requested to become effective (which shall not be less than five (5) Business Days nor more than 60 days after the date of such notice (which time periods for notice may be modified or waived at the discretion of the Administrative Agent)).  All loans made pursuant to any Class of Incremental Commitments established under this Section 2.12 are referred to herein as "Other Term Loans" and will rank pari passu or junior in right of payment and security with the Term Loans and will, if pari passu in right of security with the Term Loans, benefit equally and ratably from the Liens under the Collateral Agreements.  Each Class of Other Term Loans will have terms and conditions substantially identical to the Term Loans (other than with respect to pricing, amortization and maturity) and otherwise will be on terms and subject to conditions reasonably satisfactory to the Administrative Agent.

(b)  The Borrowers and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of such Incremental Lender.  Each Incremental Assumption Agreement shall specify the terms of the Other Term Loans to be made thereunder; provided that, without the prior written consent of Lenders holding a majority of the principal amount of the outstanding Loans, (i) the Other Term Loans shall mature no earlier than the Tranche B-1 Term Maturity Date and will have a Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of the Tranche B-1 Term Loans, (ii) if the interest rate spread applicable to any Other Term Loans (which, for this purpose, shall be deemed to include all upfront or similar fees or original issue discount and any pricing "floor" applicable to such Other Term Loans), but excluding any underwriting, arrangement, structuring or other fees payable in connection therewith that are not generally shared with the Lenders (collectively, "Upfront Payments"), in each case, paid to the Incremental Lenders in respect of such Other Term Loans, exceeds the interest rate spread applicable to the Tranche B-1 Term Loans (taking into account the Upfront Payments paid to the Lenders in respect of the establishment of the Tranche B-1 Term Loans and any pricing "floor" applicable to the Tranche B-1 Term Loans) by more than 0.50%, then the interest rate spread applicable to the Tranche B-1 Term Loans shall be increased so that it equals (after taking into account Upfront Payments made in respect of the establishment of the Tranche B-1 Term Loans and any pricing "floor" applicable to the Tranche B-1 Term Loans) the interest rate spread applicable to the Other Term Loans less 0.50%.  For purposes of the foregoing, any original issue discount associated with the Tranche B-1 Term Loans or any Other Term Loans will be converted to an interest rate spread equivalent by dividing the percentage amount of such original issue discount by the lesser of (A) the Weighted Average Life to Maturity of such Loans and (B) four.

(c)  Each Incremental Assumption Agreement shall require the consent of only the Parent, the Borrowers, the Administrative Agent and the Incremental Lenders providing the applicable Other Term Loans, but, in each case, not the consents of any other Lenders.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement and the other Loan Documents (other than the Intercreditor Agreement) shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Other Term Loans evidenced thereby, including the amount and final maturity thereof, any provisions relating to amortization and the interest to accrue and be payable thereon and any fees to be payable in respect thereof, and to effect such other changes (including changes to the provisions of Sections 4.08, 10.06 and 10.12, the definition of "Required Lenders" and any other provisions of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights under the Loan Documents or make any determination or grant any consent under the Loan Documents) as the Borrowers and the Administrative Agent shall deem necessary or advisable in connection with the establishment of such Other Term Loans.  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers' consent (not to be unreasonably withheld or delayed) and furnished to the other parties hereto.

(d)  Notwithstanding the foregoing, no Incremental Assumption Agreement shall become effective under this Section 2.12 unless (i) on the date of such effectiveness and after giving effect to the making of any Other Term Loans contemplated thereby the conditions set forth in paragraphs (o) and (p) of Section 5.01 shall be satisfied, (ii) all fees owing in respect of such Incremental Commitments to the Administrative Agent and the Lenders and all expenses in respect of such Incremental Commitments that the Borrowers are required to reimburse have been paid in full and (iii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as it shall reasonably request relating to such Other Term Loans, consistent with those delivered on the Effective Date pursuant to Section 5.01.  The Administrative

Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.

2.13.  Loan Repurchases.

(a)  Subject to the terms and conditions set forth or referred to below, the Borrowers may from time to time, at their discretion, conduct modified Dutch auctions in order to purchase outstanding Loans or Other Term Loans of one or more Classes (as determined by the Borrowers) (each, a "Purchase Offer"), each such Purchase Offer to be managed by an investment bank of recognized standing selected by the Borrowers that is reasonably acceptable to the Administrative Agent (in such capacity, the "Auction Manager"), so long as the following conditions are satisfied:

(i)           each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.13 and the Auction Procedures;

(ii)           no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any of the Loans in connection with any Purchase Offer;

(iii)           [Reserved];

(iv)           the aggregate principal amount (calculated on the face amount thereof) of all Loans or Other Term Loans of the applicable Class or Classes so purchased by the Borrowers or any Subsidiary of the Borrowers shall automatically be cancelled and retired by the Borrowers on the settlement date of the relevant purchase (and will thereafter no longer be outstanding hereunder) (it being agreed that any gains or losses by the Borrowers upon the purchase and cancelation of Loans or Other Term Loans shall not be taken into account in the calculation of Consolidated Cash Flow or Consolidated Net Income);

(v)           no more than one (1) Purchase Offer with respect to any Class may be ongoing at any one time and no more than four (4) Purchase Offers may be made in any one year;

(vi)           the Borrowers represent and warrant that no Loan Party shall have any Parent Restricted Information that (1) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such Parent Restricted Information) prior to such time and (2) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender's decision to participate in the Purchase Offer; and

(vii)           at the time of each purchase of any Loans or Other Term Loans through a Purchase Offer, the Borrowers shall have delivered to the Auction Manager an officer's certificate of an Authorized Representative of the Borrowers certifying as to compliance with the preceding clause (vi).

(b)  The Borrowers must terminate any Purchase Offer if they fail to satisfy one or more of the conditions set forth above or cannot reasonably be expected to satisfy such conditions at the time set for purchase of any Loans or Other Term Loans pursuant to such Purchase Offer.  If the Borrowers commence any Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement the Borrowers reasonably believe that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the Borrowers shall have no liability to any Lender or Incremental Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder.  With respect to all purchases of Loans or Other Term Loans of any Class or Classes made by the Borrowers pursuant to this Section 2.13, (i) the Borrowers shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Loans or Other Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (ii) such purchases (and the payments made by the Borrowers and the cancellation of the purchased Loans or Other Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 4.01 or Section 4.02 hereof.

(c)  The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.13 (provided that no Lender shall have an obligation to participate in any such Purchase Offer).  For the avoidance of doubt, it is understood and agreed that the provisions of Sections 4.08, 10.04 and 10.06 will not apply to the purchases of Loans or Other Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.13.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of 9.06 to the same extent as if each reference therein to the "Administrative Agent" were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

2.14.  Extension Offers.

(a)  The Borrowers may at any time and from time to time request that all or a portion of the Term Loans or Other Term Loans existing at the time of such request (each, an "Existing Loan") be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans (any Loans which have been so extended, "Extended Loans") and to provide for other terms consistent with this Section 2.14.  Prior to entering into any Extension Amendment (as defined below) with respect to any

Extended Loans, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Loans and which such request shall be offered equally to all such Lenders) (an "Extension Request") setting forth the proposed terms of the Extended Loans to be established thereunder, which terms shall be substantially similar to those applicable to the Existing Loans from which they are to be extended (the "Specified Existing Loan Class") except that (i) all or any of the final maturity dates of such Extended Loans may be delayed to later dates than the final maturity dates of the Existing Loans of the Specified Existing Loan Class, (ii)(x) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Loans may be different from those for the Existing Loans of the Specified Existing Loan Class and/or (y) additional fees and/or premiums may be payable to the Lenders providing such Extended Loans in addition to or in lieu of any of the items contemplated by the preceding clause (x), (iii) the Extension Amendment may provide for other covenants and terms that apply to any period after the Tranche B-1 Term Maturity Date (as such date is set forth on the date of any determination); provided that, notwithstanding anything to the contrary in this Section 2.14 or otherwise, (A) the borrowing and repayment of the Extended Loans shall be made on a pro rata basis with any borrowings and repayments of the Existing Loans of the Specified Existing Loan Class (the mechanics for which may be implemented through the applicable Extension Amendment (as defined below) and may include technical changes related to the borrowing and replacement procedures of the Specified Existing Loan Class) and (B) assignments and participations of Extended Loans shall be governed by the assignment and participation provisions set forth in Section 10.04.  No Lender shall have any obligation to agree to have any of its Loans converted into Extended Loans pursuant to any Extension Request.  Any Extended Loans shall constitute a separate class of Loans from Existing Loans of the Specified Existing Loan Class and from any other Existing Loans.

(b)  The Borrowers shall provide the applicable Extension Request at least three (3) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders holding Existing Loans are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.14.  Any Lender (an "Extending Lender") wishing to have all or a portion of its Loans (or any earlier Extended Loans) subject to such Extension Request converted into Extended Loans shall notify the Administrative Agent (an "Extension Election") on or prior to the date specified in such Extension Request of the amount of its Loans (and/or any earlier Extended Loans) which it has elected to convert into Extended Loans.  In the event that the aggregate amount of Loans (and any earlier Extended Loans) subject to Extension Elections exceeds the amount of Extended Loans requested pursuant to the Extension Request, Loans and (and any earlier Extended Loans) subject to Extension Elections shall be converted to Extended Loans on a pro rata basis based on the amount of Loans (and any earlier Extended Loans) included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment.

(c)  Extended Loans shall be established pursuant to an amendment (an "Extension Amendment") to this Agreement (which, notwithstanding anything to the contrary set forth in Section 10.12, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders.  It is understood and agreed that each Lender hereunder has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.14 and the arrangements described above in connection therewith.  Notwithstanding anything to the contrary in this Section 2.14(c) and without limiting the generality or applicability of Section 10.12 to any Section 2.14 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a "Section 2.14 Additional Amendment") to this Agreement and the other Loan Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(a) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Loans provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 10.12.

(d)  Notwithstanding anything to the contrary contained in this Agreement, (i) on any date on which any class of Existing Loans is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an "Extension Date"), in the case of the Existing Loans of each Extending Lender under any Specified Existing Loan Class, the aggregate principal amount of such Existing Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Loans so converted by such Lender on such date, and such Extended Loans shall be established as a separate class of Loans from the Specified Existing Loan Class and from any other Existing Loans (together with any other Extended Loans so established on such date) and (ii) if, on any Extension Date, any Existing Loans of any Extending Lender are outstanding under the Specified Existing Loan Class, such Existing Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) in the same proportion as such Extending Lender's Specified Existing Loans to Extended Loans.

(e)  No exchange of Loans pursuant to any Extension Amendment in accordance with this Section 2.14 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

2.15.  Term Loan Refinancing Protection.

(a)  In the event that, prior to the third anniversary of the Effective Date, the Borrowers prepay any Tranche B-1 Term Loans pursuant to Section 4.01, such voluntary prepayments shall be accompanied by a fee equal to (i) in the case of voluntary prepayments made on or prior to the first anniversary of the Effective Date, 3.0% of the principal amount so prepaid, (ii) in the case of voluntary prepayments made after the first anniversary but on or prior to the second anniversary of the Effective Date, 2.0% of the principal amount so prepaid and (iii) in the case of voluntary prepayments made after the second anniversary but on or prior to the third anniversary of the Effective Date, 1.0% of the principal amount so prepaid.  Any prepayments of Tranche B-1 Term Loans after the third anniversary of the Effective Date may be made without premium or penalty.

(b)  In the event that, prior to the first anniversary of the Effective Date, any Tranche B-2 Term Lender receives (or is deemed to receive) a Refinancing Prepayment (as defined below), then, at the time thereof, the Borrowers shall pay to such Tranche B-2 Term Lender a prepayment premium equal to 1.0% of the amount of such Refinancing Prepayment.  As used herein, with respect to any Tranche B-2 Term Lender, a "Refinancing Prepayment" is the aggregate principal amount of the Tranche B-2 Term Loans of such Tranche B-2 Term Lender that is either (a) prepaid by the Borrowers substantially concurrently with the incurrence by the Borrowers or any of their Subsidiaries of new long term bank financing or other bank financing similar to the Tranche B-2 Term Loans (whether pursuant to Incremental Commitments or otherwise) that has (or, upon the occurrence of certain events, would have) or (b) the subject of an amendment that would result in (or, upon the occurrence of certain events, would result in), in each case either (i) a lower all-in yield (taking into account any original issue discount and upfront fees in respect of such financing and any pricing "floor" applicable thereto) than the interest rate margin applicable to such Tranche B-2 Term Loans or (ii) both (x) an all-in yield (calculated as described above) equal to the interest rate applicable to such Tranche B-2 Term Loans and (y) a later maturity date than the applicable Maturity Date.

SECTION 3.  Fees.

3.01.  Fees.  The Borrowers agree to pay the fees set forth in the Fee Letters.

SECTION 4.  Prepayments; Payments; Taxes.

4.01.  Voluntary Prepayments.

The Borrowers shall have the right to prepay the Loans, without premium or penalty (except, if applicable, pursuant to Section 2.15 or as set forth in the applicable Incremental Assumption Agreement) in whole or in part, at any time and from time to time on the following terms and conditions:

(a)  an Authorized Representative of the Borrowers shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office at least three (3) Business Days prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans;

(b)  voluntary prepayments of any Class of Loans made by the Borrowers pursuant to this Section shall be allocated among such Class of Loans (and to the remaining scheduled installments of principal with respect to such Class of Loans) in a manner determined at the discretion of the Borrowers;

(c)  partial prepayments shall be in an aggregate amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be applied on a pro rata basis to the outstanding amount of the Loans;

(d)  any notice of prepayment pursuant to this Section 4.01 shall specify (1) the amount of such prepayment, (2) the prepayment date, (3) the Class of Loans to be prepaid and (4) the allocation of the amount specified pursuant to clause (1) among the Loans specified pursuant to clause (3) and which notice the Administrative Agent shall promptly transmit to each of the Lenders; and

(e)  at the time of any prepayment of the Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrowers shall pay the amounts required to be paid pursuant to Section 2.09.

(f)  Notwithstanding the foregoing (and as provided in clause (A) of the proviso to Section 2.14(a)), the Borrowers may not prepay Extended Loans of any Extension Series unless such prepayment is accompanied by a pro rata repayment of Existing Loans of the Specified Existing Loan Class of the Existing Loans from which such Extended Loans were converted (or such Existing Loans have otherwise been repaid and terminated in full).

4.02.  Event of Loss.

(a) Upon the occurrence or happening of any Event of Loss in respect of a Collateral Vessel (such Collateral Vessel, the "Lost Mortgaged Collateral Vessel"), and the receipt of Event of Loss Proceeds in respect thereof, the Borrower shall cause all such Event of Loss Proceeds to be deposited into a deposit account controlled by the Pari Passu Collateral Agent within five (5) Business Days of receipt thereof and held as Collateral subject to a Lien under the Collateral Agreements pending the application of such funds in accordance with the terms of this Section 4.02.

(b) Within 365 days (subject to extension as provided in Section 4.02(c)) after the receipt of any Event of Loss Proceeds (or such fewer number of days as are necessary to ensure that such Event of Loss Proceeds are not required to be utilized in respect of an asset sale offer or similar offer to repay, repurchase or redeem Indebtedness pursuant to the DRH Existing Notes Indenture or any other instrument governing Indebtedness of the Parent and its Restricted Subsidiaries), the Borrower or the applicable Borrower Subsidiary Guarantor, as the case may be, shall apply such Event of Loss Proceeds at its option to any combination of the following:

(1)           to substitute one or more Substitute Vessels (and to make any Permitted Repairs with respect thereto) for such Lost Mortgaged Collateral Vessel and make each such Substitute Vessel subject to a Mortgage pursuant to which the Pari Passu Collateral Agent shall obtain a Lien, on a first-priority basis, on such Substitute Vessel for the benefit of itself, the Administrative Agent, the Lenders and the holders of other Pari Passu Obligations; or

(2)           make an Event of Loss Offer in accordance with the terms hereof.

(c) A binding commitment to apply Event of Loss Proceeds from an Event of Loss in accordance with clause (1) above shall toll the 365-day period in respect of such Event of

Loss Proceeds for a period not to exceed 365 days from the expiration of the aforementioned 365-day period so long as such Event of Loss Proceeds are actually used within the later of 365 days from their receipt from such Event of Loss or 365 days from the date of such binding commitment.

(d) (i)  Any Event of Loss Proceeds that have not been previously applied or invested as provided in Section 4.02(b) will constitute "Excess Loss Proceeds".  When the aggregate amount of Excess Loss Proceeds exceeds $15,000,000, the Borrower shall, or shall cause the applicable Borrower Subsidiary Guarantor to, within 10 Business Days thereof, make an offer (an "Event of Loss Offer"), solely to the Lenders and other holders of Pari Passu Obligations, to repay or purchase the maximum principal amount of Loans and other Pari Passu Obligations out of the Excess Loss Proceeds.  The offer price for the Loans in any Event of Loss Offer shall be equal to 100% of the outstanding principal amount, plus accrued and unpaid interest, if any, on the Loans repaid to the applicable repayment date, payable in cash.

(ii)  In the event that, pursuant to this Section 4.02, the Borrower or a Borrower Subsidiary Guarantor is required to commence an Event of Loss Offer, each such Event of Loss Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the "Event of Loss Offer Period"); provided that such Event of Loss Offer Period shall be extended in order to terminate substantially contemporaneously with the comparable time periods provided to holders of other Pari Passu Obligations participating in such Event of Loss Offer, if any.  No later than five (5) Business Days after the termination of the Event of Loss Offer Period (the "Event of Loss Offer Settlement Date"), the Borrower shall apply all Excess Loss Proceeds as set forth in this Section 4.02.

(iii) Upon the commencement of an Event of Loss Offer, the Borrower shall deliver a notice to the Administrative Agent at the Notice Office, which the Administrative Agent shall promptly deliver to each Lender.  The notice shall state:

(1)           that the Event of Loss Offer is being made pursuant to this Section 4.02 and the length of time the Event of Loss Offer shall remain open, including the time and date the Event of Loss Offer will terminate (the "Event of Loss Offer Termination Date");

(2)           the amount of Excess Loss Proceeds, the offer price (as set forth above) and the Event of Loss Offer Settlement Date;

(3)           that the Lenders electing to have any Loans purchased pursuant to any Event of Loss Offer shall be required to notify the Borrowers and the Administrative Agent at least one Business Day before the Event of Loss Offer Termination Date; and

(4)           that Lenders shall be entitled to withdraw their election if the Administrative Agent receives, not later than the Business Day prior to the Event of Loss Offer Termination Date, a facsimile transmission or letter setting forth the name of the Lender, a statement that such Lender is withdrawing its election to have its Loans purchased and the principal amount of the Loans with respect to which such Lender is withdrawing its election.

(e) The aggregate principal amount of Loans repaid pursuant to an Event of Loss Offer shall be applied to the remaining scheduled installments of principal with respect to the applicable Class of Loans on a pro rata basis.  If the aggregate principal amount of Indebtedness tendered, or repaid pursuant to, such Event of Loss Offer exceeds the amount of Excess Loss Proceeds, the Loans shall be repaid or repurchased on a pro rata basis and, if applicable, the Parent shall select such other Indebtedness for purchase based on amounts tendered or prepaid. For the purposes of calculating the principal amount of any such Indebtedness not denominated in dollars, such Indebtedness shall be calculated by converting any such principal amounts into their Dollar Equivalent determined as of the Business Day immediately prior to the date on which the Event of Loss Offer is announced. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, such Excess Loss Proceeds shall no longer constitute Collateral and, at the Parent's or the applicable Restricted Subsidiary's sole cost and expense, the Lien over such Excess Loss Proceeds shall be released and the Parent and the Restricted Subsidiaries may use such Excess Loss Proceeds for any purpose not otherwise prohibited by the Loan Documents. Upon completion of each Event of Loss Offer required by this Section 4.02(e), the amount of Excess Loss Proceeds will be reset at zero.

4.03.  Change of Control.

(a)  Upon the occurrence of a Change of Control, each Lender will have the right to require the Borrower to repurchase all or any part, equal to a minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof, of that Lender's Loans pursuant to a change of control offer (a "Change of Control Offer") in an amount equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest (if any) to the repayment date, except to the extent the Borrowers have previously or concurrently elected to prepay the Loans in accordance with Section 4.01.

(b)  No later than 30 Business Days following any Change of Control, except to the extent the Borrowers have elected to prepay the Loans in accordance with Section 4.01, the Borrower will give the Administrative Agent notice (the "Change of Control Notice") of the Change of Control at the Notice Office, which the Administrative Agent shall promptly deliver to each Lender.  The Change of Control Notice shall:

(i)           state that a Change of Control has occurred and that each Lender has the right to require the Borrower to repay such Lender's Loans in an amount equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the repayment date;

(ii)           state the circumstances and relevant facts and financial information regarding such Change of Control;

(iii)           state the repayment date (which shall be no earlier than 30 days nor later than 60 days from the date on which the Administrative Agent is notified) (the "Change of Control Payment Date");

(iv)           state that Lenders electing to have any Loans repaid pursuant to a Change of Control Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(v)           state that Lenders will be entitled to withdraw their election to require the Borrowers to repay such Loans; provided that the Administrative Agent receives, not later than the close of business on the Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission, electronic mail or letter setting forth the name of such Lender, the principal amount of Loans to be repaid, and a statement that such Lender is withdrawing its election to have such Loans repaid; and

(vi)           provide the other instructions determined by the Borrower or as reasonably requested by the Administrative Agent, consistent with this Section 4.03, that a Lender must follow in order to have its Loans repaid.

The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Lender receives such notice.  If (1) the notice is delivered in a manner herein provided and (2) any Lender fails to receive such notice or a Lender receives such notice but it is defective, such Lender's failure to receive such notice or such defect shall not affect the validity of the proceedings for the repayment of the Loans as to all other Lenders that properly received such notice without defect.

(c)  On or before the Change of Control Payment Date, the Borrower will repay all Loans or portions of Loans properly elected to be repaid and not withdrawn pursuant to the Change of Control Offer in an amount equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest (if any) to the repayment date.

(d)  A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e)  The Borrower will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement and repays all Loans properly elected to be repaid and not withdrawn under such Change of Control Offer and the Borrower shall instruct the Administrative Agent to accept repayments made by such third party.

(f)  The aggregate principal amount of Loans repaid pursuant to a Change of Control Offer shall be applied to the remaining scheduled installments of principal with respect to the applicable Class of Loans on a pro rata basis.

(g)  For the avoidance of doubt, any Change of Control Offer made by the Borrower pursuant to this Section 4.03 shall be deemed to be made on behalf of the Borrower and Finco.

4.04.  Termination of Commitments.

The Term Loan Commitments shall be automatically and permanently reduced to zero after giving effect to the Borrowing on the Effective Date.

4.05.  Repayment of the Loans.

(a)  The Borrowers shall repay to the Administrative Agent, for the account of the applicable Lender, Tranche B-1 Term Loans in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Tranche B-1 Term Loans (such amounts, as adjusted from time to time pursuant to Sections 4.01, 4.02 and 4.03, the "Tranche B-1 Term Loan Repayment Amount"), beginning on the date which is three (3) months following the Effective Date with the balance payable on the Tranche B-1 Term Maturity Date.

(b)  The Borrowers shall repay to the Administrative Agent, for the account of the applicable Lender, Tranche B-2 Term Loans in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Tranche B-2 Term Loans (such amounts, as adjusted from time to time pursuant to Sections 4.01, 4.02 and 4.03, the "Tranche B-2 Term Loan Repayment Amount"), beginning on the date which is three (3) months following the Effective Date with the balance payable on the Tranche B-2 Term Maturity Date.

(c)  The Borrowers shall pay to the Administrative Agent, for the account of the applicable Incremental Lenders, on each Incremental Repayment Date, including the Incremental Maturity Date, a principal amount of the Other Term Loans (such amounts, as adjusted from time to time pursuant to Sections 4.01, 4.02 and 4.03, the "Incremental Repayment Amount") equal to the amount set forth for such date in the applicable Incremental Assumption Agreement.

(d)  All repayments pursuant to this Section 4.05 shall be accompanied by accrued and unpaid interest on the principal amount paid to but excluding the date of payment, but shall otherwise be without premium or penalty.  In the event that any Loans are purchased or acquired by the Borrowers pursuant to Purchase Offers under Section 2.13 or any portion of any Loans are converted into a new Extension Series pursuant to an Extension Amendment effected pursuant to Section 2.14, then the Tranche B-1 Term Loan Repayment Amount, the Tranche B-2 Term Loan Repayment Amount and the Incremental Repayment Amount attributable to each Term Loan or Other Term Loan of each Class or Extension Series, as applicable, that was outstanding prior to and remains outstanding after such Purchase Offer or Extension Amendment, as the case may be, will not be reduced or otherwise affected by such transaction.

4.06.  Method and Place of Payment.

Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the

Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Any payments under this Agreement or under any Note which are made later than 12:00 Noon (New York time) on any day shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.07.  Net Payments; Taxes.

(a)  All payments made by any Loan Party hereunder or under any other Loan Document will be made without setoff, counterclaim or other defense.

(b)  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.07) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.07) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.07, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender's reasonable judgment, exercised in good faith, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)           any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under any Loan Document (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under any Loan Document (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), whichever of the following is applicable:

(a) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(b) executed originals of IRS Form W-8ECI;

(c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN; or

(d) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           If a payment made to a Recipient under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(h)  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.07 (including by the payment of additional amounts pursuant to this Section 4.07), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.07 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)  Each party's obligations under this Section 4.07 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Loan Document Obligations under any Loan Document.

(j)  For purposes of this Section 4.07, the term "applicable law" includes FATCA.

4.08.  Application of Proceeds.  All monies collected by the Administrative Agent (whether received from the Pari Passu Collateral Agent or otherwise) upon any sale or other disposition of the Collateral of each Loan Party, together with all other monies received by the Administrative Agent (whether received from the Pari Passu Collateral Agent or otherwise) under and in accordance with this Agreement and the other Loan Documents (including, without limitation, as a result of any distribution in respect of the Collateral in any bankruptcy, insolvency or similar proceeding) (except to the extent released in accordance with the applicable provisions of this Agreement or any other Loan Document), shall be applied to the payment of the Secured Obligations, subject to the terms of the Intercreditor Agreement, pursuant to and in accordance with the terms of the Security Agreement.

SECTION 5.  Conditions Precedent.

5.01.  Conditions Precedent to Effective Date.

The obligation of each Lender to make its Loans shall become effective on and as of the first date (the "Effective Date") on which the following conditions have been satisfied or waived in accordance with Section 10.12.

(a)  Loan Documents.  The Administrative Agent and/or the Pari Passu Collateral Agent, as applicable, shall have received duly authorized, executed and delivered counterparts of (i) this Agreement, (ii) Notes executed by the Borrowers, for the account of each of the Lenders that has requested same, in each case in the amount, maturity and as otherwise provided herein, (iii) the Intercreditor Agreement and (iv) each other applicable Loan Document, in each case in form reasonably satisfactory to the Administrative Agent.

(b)  Fees, etc.  The Borrowers shall have paid all accrued costs, fees and expenses that are due and payable under the Loan Documents and any other compensation, if any, payable to the Administrative Agent, the Pari Passu Collateral Agent, the Joint Global Coordinators and the Lenders, which costs, fees and expenses may be offset against the proceeds of the Loans.

(c)  Officer's Certificate.  The Administrative Agent shall have received a certificate, dated the Effective Date, and signed on behalf of the Borrowers by an Authorized Representative of the Borrowers certifying on behalf of the Borrowers that all of the conditions set forth in clauses (f), (o) and (p) of this Section 5.01 have been satisfied on such date

(d)  Collateral and Guarantee Requirement. The Collateral and Guarantee Requirement shall have been satisfied (subject to the last paragraph of this Section 5.01), and each Loan Document shall be in full force and effect. The Pari Passu Collateral Agent shall have received a completed Perfection Certificate, dated the Effective Date and signed by a Financial Officer of the Parent and the Borrower, together with all attachments contemplated thereby.

(e)  Consummation of the 2013 Refinancing.  The Administrative Agent shall have received satisfactory evidence that the 2013 Refinancing has been, or substantially simultaneously with the Effective Date will be, consummated and that all security interests in respect of, and Liens securing, the Indebtedness under the Nordea Facility and the Deutsche Bank Facilities created pursuant to the security documentation relating thereto shall have been terminated and released (or releases in respect of such Liens shall have been delivered to the Administrative Agent in escrow to be released immediately upon the receipt of funds by the applicable agents for the Nordea Facility and the Deutsche Bank Facilities), and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent, including without limitation Form UCC-3 Termination Statements (or such other termination statements pursuant to local law, as applicable), terminations or releases of all mortgages and reassignments of insurances and charter hire, drilling contracts, revenues and earnings, as applicable, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(f)  Approvals.  All necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the transactions contemplated hereby and by the other Loan Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which, in the reasonable judgment of the Administrative Agent, restrains, prevents or imposes materially adverse conditions upon the consummation of the Transactions or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein.  On the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transactions or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein.

(g)  Certificate of Financial Officer.  The Administrative Agent shall have received a certificate from the chief financial officer or chief executive officer of the Parent, in form and substance reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, certifying that, on and as of the Effective Date, and after giving effect to the Transactions and the Liens created by the Loan Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Loan Parties on a consolidated basis will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis, (ii) the Loan Parties on a consolidated basis have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature, (iii) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date and (iv) the Loan Parties, taken as a whole, are not otherwise insolvent under the standards set forth in applicable law.

(h)  Financial Statements.  The Lenders shall have received (i) audited consolidated financial statements of the Parent for each of the three (3) fiscal years immediately preceding the Effective Date, consisting of a consolidated balance sheet and related consolidated statements of comprehensive income (loss), shareholders' equity and cash flows for such fiscal years; and (ii) unaudited consolidated financial statements for any interim period or periods of the Parent ended after the date of the most recent audited consolidated financial statements and more than 60 calendar days prior to the Effective Date, consisting of a consolidated balance sheet and related consolidated statements of comprehensive income (loss), shareholders' equity and cash flows for the three-, six-, or nine-month period, as applicable, which financial statements described in clauses (i) and (ii) shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.

(i)  Pro Forma Balance Sheet.  The Lenders shall have received a pro forma consolidated balance sheet of the Parent and its Subsidiaries as of the last day of the most recent fiscal period for which financial statements were delivered under clause (h) above, after giving effect to the Transactions, which balance sheet shall have been prepared in good faith by the Parent and shall not be materially inconsistent with the forecasts previously provided to the Lenders.

(j)  Business Plan.  The Lenders shall have received a detailed business plan of the Parent, the Borrower and its Subsidiaries for the fiscal years 2013 through 2017 (including but not limited to quarterly projections for the first four fiscal quarters ending after the Effective Date and monthly cash flow projections for the first 12 months ending after the Effective Date).

(k)  Secretary's or Assistant Secretary's Certificates.  The Administrative Agent shall have received a certificate, dated the Effective Date and reasonably acceptable to the Administrative Agent, signed by an Authorized Representative of each Loan Party, certifying (i) as to the incumbency and genuineness of the signature of each Loan Party executing Loan Documents to which it is a party and (ii) that attached thereto are true, correct and complete copies of (1) the articles or certificate of incorporation, formation or other organizational document, as applicable, of such Loan Party, and all amendments thereto, certified as of a recent date by the appropriate governmental officials in its jurisdiction of incorporation or formation, as applicable, (2) the bylaws or other governing documents, as applicable, of such Loan Party as in effect on the Effective Date and (3) resolutions duly authorized by the board of directors (or other governing body) of such Loan Party authorizing and approving the execution and delivery of, and performance under, this Agreement and the other Loan Documents to which such Loan Party is a party.

(l)  Certificates of Good Standing.  The Administrative Agent shall have received certificates as of a recent date of the good standing (or similar status) of each Loan Party under the laws of its jurisdiction of organization.

(m)  Opinions of Counsel.  The Administrative Agent shall have received from (i) New York counsel to the Loan Parties (which shall be Seward & Kissel LLP or another law firm reasonably acceptable to the Administrative Agent), an opinion covering such matters as the Administrative Agent may reasonably request, (ii) Marshall Islands counsel to the Loan Parties (which shall be Seward & Kissel LLP or another law firm qualified to render an opinion as to Marshall Islands law reasonably acceptable to the Administrative Agent), an opinion covering such matters as the Administrative Agent may reasonably request, (iii) United Kingdom counsel to the Loan Parties (which shall be CMS Cameron McKenna LLP or another law firm qualified to render an opinion as to the law of the United Kingdom reasonably acceptable to the Administrative Agent), an opinion covering such matters as the Administrative Agent may reasonably request, (iv) Norway counsel to the Loan Parties (which shall be Wiersholm or another law firm qualified to render an opinion as to the law of Norway reasonably acceptable to the Administrative Agent), an opinion covering such matters as the Administrative Agent may reasonably request, (v) Netherlands counsel to the Loan Parties (which shall be Loyens & Loeff N.V. or another law firm qualified to render an opinion as to the law of the Netherlands reasonably acceptable to the Administrative Agent), an opinion covering such matters as the Administrative Agent may reasonably request, (vi) Brazil counsel to the Loan Parties (which shall be Felsberg e Associados or another law firm qualified to render an opinion as to the law of Brazil reasonably acceptable to the Administrative Agent), an opinion covering such matters as the Administrative Agent may reasonably request and (vii) Greece counsel to the Loan Parties (which shall be Deverakis Law Office or another law firm qualified to render an opinion as to the law of Greece reasonably acceptable to the Administrative Agent), an opinion covering such matters as the Administrative Agent may reasonably request, each such opinion to be addressed to the Pari Passu Collateral Agent, the Administrative Agent and the Lenders (and expressly permitting reliance by permitted successors and assigns of the addressees thereof) and dated as of the Effective Date.

(n)  PATRIOT Act.  Each Loan Party shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under the applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act, at least five (5) Business Days in advance of the Effective Date.

(o)  Representations and Warranties.  The representations and warranties set forth in Section 6 hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to

"materiality," "Material Adverse Effect" or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(p)  No Default or Event of Default.  At the time of and immediately after the Borrowing on the Effective Date, no Default or Event of Default shall have occurred and be continuing.

(q)  No Outstanding Indebtedness.  After giving effect to the Transactions, the Parent and its Subsidiaries shall have no outstanding Indebtedness or preferred stock other than (a) the Loans, (b) the obligations, as remain outstanding as of the Effective Date, in respect of (x) the DRH Existing Notes, (y) the UDW 9.5% Senior Unsecured Notes and (z) the Ventures Facilities Agreement and (c) the Hedging Obligations, as remain outstanding as of the Effective Date, in respect of (i) the Parent, (ii) Drillships Holdings Inc., Drillships Hydra Shareholders Inc., Drillship Paros Shareholders Inc., Drillship Hydra Owners Inc. and Drillship Paros Owners Inc. pursuant to the hedging agreement outstanding with Nordea Bank Finland PLC, (iii) Drillships Kithira Owners Inc. and Drillships Skopelos Owners Inc., pursuant to the hedging agreements outstanding with Deutsche Bank AG, London Branch and (iv) the Borrower pursuant to the hedging agreements outstanding with ABN AMRO Bank N.V.

(r)  Lien Searches.  The Administrative Agent or the Pari Passu Collateral Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized or where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.13 or discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(s)  Evidence of Insurance.  The Administrative Agent shall have received evidence of the insurance required by Section 7.01.

Notwithstanding the foregoing, if ParentUDW, the Borrower and the Borrower Subsidiary Guarantors are unable to complete the actions required of them pursuant to the Collateral Agreements prior to the Effective Date in order to perfect the first-priority security interest in the Collateral in favor of the Pari Passu Collateral Agent for the benefit of the Lender Creditors and the holders of other Pari Passu Obligations, the satisfaction of the Collateral and Guarantee Requirement in respect of such actions shall not be a condition to the obligation of the Lenders to make Loans hereunder; provided that ParentUDW, the Borrower and the Borrower Subsidiary Guarantors use their commercially reasonable efforts to complete such actions and such Collateral as promptly as reasonably practicable, but in no event later than 30 days after the Effective Date.

SECTION 6.  Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided herein, ParentUDW, the Borrowers and each Loan Party make the following representations, warranties and agreements, in each case on the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans.

6.01.  Corporate/Limited Liability Company/Limited Partnership Status.  Each of the Parent and its Restricted Subsidiaries (a) is a duly organized or incorporated and validly existing corporation, limited liability company, limited partnership, company or other business entity, as the case may be, in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of such jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization or incorporation, (b) has the corporate or other applicable power and authority to own, lease and operate its properties and assets and to transact the business in which it is engaged and presently proposes to engage in all material respects and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or the conduct of its business requires such qualifications, except for failures to be so qualified or in good standing which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Except to the extent permitted by this Agreement, neither the Parent nor any of its Restricted Subsidiaries has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened in writing against any of them for winding up, or dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor have they sought any other relief under any applicable insolvency or bankruptcy law.

6.02.  Corporate Power and Authority.  Each Loan Party has the corporate or other applicable power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each such Loan Documents.  Each Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.03.  No Violation.  The Transactions, including the entrance into each applicable Loan Document and the performance of obligations thereunder (a) will not contravene in any material respect any applicable provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (b) will not conflict with or result in any breach of any terms, covenants, conditions or provisions of, or constitute a default under (nor would it, with notice or passage of time or both, constitute a violation of or default under), or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Collateral Agreements) upon any of the properties or assets of the Parent or its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which the Parent or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound or to which it may be subject other than, solely with respect to this Clause (b), any violation, default or Lien which would not, individually or in the aggregate, have a Material

Adverse Effect or (c) will not violate any provision of the certificate or articles of incorporation or by-laws (or equivalent organizational documents) of the Parent or any of its Subsidiaries.

6.04.  Governmental Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording, qualification or registration with (except for those that have otherwise been obtained or made on or prior to the Effective Date and are in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Loan Party to authorize, or is required to be obtained or made by, or on behalf of, any Loan Party in connection with the execution, delivery and performance of any Loan Document other than any such order, consent, approval, license, authorization or valuation of, or filing, recording, qualification or registration where the failure to so obtain would, individually or in the aggregate, have a Material Adverse Effect.

6.05.  Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc.

(a)  The unaudited pro forma consolidated balance sheet of the Parent and its consolidated Subsidiaries as at March 31, 2013 (including the notes thereto) (the "Pro Forma Balance Sheet"), a copy of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the 2013 Refinancing, (ii) the Loans to be made on the Effective Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheet has been prepared based on the best information available to the Parent as of the date of delivery thereof, and presents fairly, on a pro forma basis the estimated financial position of the Parent and its consolidated Subsidiaries as at March 31, 2013, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)  The audited and unaudited financial statements delivered pursuant to Section 5.01(h) present fairly in all material respects the consolidated financial position and the results of operations and cash flows of the Parent at the dates and for the periods to which they relate.  All of the foregoing historical financial statements have been prepared in accordance with GAAP, consistently applied throughout the periods involved, except as otherwise discussed therein and all adjustments necessary for a fair presentation of results for such periods have been made (except, in the case of the aforementioned quarterly financial statements, for normal year-end audit adjustments and the absence of footnotes).

(c)  On and as of the Effective Date, and after giving effect to the Transactions and the Liens created by the Loan Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Loan Parties on a consolidated basis will exceed the sum of the stated liabilities and identified contingent liabilities, of the Loan Parties on a consolidated basis; (ii) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date, or (2) be able to pay their debts (contingent or otherwise) as they mature and (iv) the

Loan Parties, taken as a whole, are not otherwise insolvent under the standards set forth in applicable law.

(d)  Except as fully disclosed in the financial statements referred to in Section 6.05(b), there were as of the Effective Date no liabilities or obligations with respect to the Parent or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Parent and its Subsidiaries taken as a whole.  As of the Effective Date, the Parent does not know of any reasonable basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements referred to in Section 6.05(b) which, either individually or in the aggregate, could reasonably be expected to be material to the Parent and its Subsidiaries taken as a whole.

(e)  On and as of the Effective Date, the Projections which have been delivered to the Lenders prior to the Effective Date have been prepared in good faith and are based on assumptions believed by the Parent to be reasonable, and there are no statements or conclusions in any of the Projections which are based upon or include information known to the Parent to be misleading in any material respect or which fail to take into account material information known to the Parent regarding the matters reported therein; it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results.

(f)  Since December 31, 2012, there has been no change in the operations, business, properties, or financial condition of the Parent or any of its Subsidiaries taken as a whole that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

6.06.  True and Complete Disclosure.  All information (taken as a whole), other than Projections and other forward-looking information, furnished by or on behalf of the Parent or any of its Subsidiaries in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole), other than Projections and other forward-looking information, hereafter furnished by or on behalf of the Parent or any of its Subsidiaries in writing to the Administrative Agent or any Lender will, be true and accurate in all material respects on the date as of which such information is dated or certified, not contain any untrue statement of a material fact and not be incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

6.07.  Use of Proceeds; Margin Regulations.

(a)  All proceeds of all Loans shall be used to consummate the 2013 Refinancing and for the purposes of financing offshore drilling rigs and drillships and for other purposes permitted under the DRH Existing Notes Indenture and the indenture governing the UDW 9.50% Senior Unsecured Notes.

(b)  Neither the Parent nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  No proceeds of any Loan will be used for any purpose which will violate or be inconsistent with the provisions of the Margin Regulations.

6.08.  Tax Returns; Payments; Tax Treatment.  The Parent and each Subsidiary has timely filed with the appropriate taxing authority all material returns, statements, forms and reports for taxes or an extension therefor (the "Returns") required to be filed by, or with respect to the income, properties or operations of, the Parent and/or any Subsidiaries.  The Returns accurately reflect in all material respects all liability for taxes of the Parent and the Subsidiaries as a whole for the periods covered thereby.  Each of the Parent and its Subsidiaries have paid all taxes and assessments required to be paid by it, other than those that are being contested in good faith and for which an adequate reserve for accrual has been established in accordance with GAAP.  All tax liabilities of the Parent and its Subsidiaries have been adequately provided for in the financial statements of the Parent and the Parent does not know of any actual or proposed additional material tax assessments.  There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Parent or any Subsidiary, threatened by any authority regarding any taxes relating to the Parent or any Subsidiary that, if determined adversely to the Parent or the Subsidiary would, individually or in the aggregate, have, a Material Adverse Effect.  The Parent is treated as a corporation for U.S. federal income tax purposes.  No payment by or on account of any obligation of any Loan Party under any Loan Document shall be treated as income from sources within the United States for U.S. federal income tax purposes by reason of Section 884(f) of the Code or the Treasury Regulations promulgated thereunder, other than any payment identified as U.S. source in a written notice provided to the Administrative Agent by the applicable Loan Party at least 35 days prior to the date such payment is made.

6.09.  Compliance with ERISA.

(a)  No ERISA Event has occurred which would reasonably be expected to have a Material Adverse Effect, nor has any event, condition or underfunding occurred with respect to any (i) Plan (whether or not terminated), (ii) "Multiemployer Plan" or (iii) plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits to any retiree or other former employee (except for continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state, local or other law) which, in any case, would reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any Subsidiary is an entity whose underlying assets are "plan assets" (as defined in Section 3(42) of ERISA) subject to ERISA;  no "reportable event" (as defined in ERISA) has occurred with respect to any Plan for which the Parent or any Subsidiary would have any liability which would reasonably be expected to have a Material Adverse Effect; neither the Parent nor any Subsidiary has incurred, nor expects to incur, liability under Sections 412 or 4971 of the Code which would reasonably be expected to have a Material Adverse Effect; and each Plan for which the Parent or any Subsidiary would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification resulting in a Material Adverse Effect.

(b)  Each Foreign Pension Plan has been maintained in compliance in all material respects with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities except for any noncompliance which would not reasonably be expected to result in a Material Adverse Effect.  No liability to any applicable governmental authority or any Foreign Pension Plan or any related trust has been or is expected to be incurred by the Parent, any Subsidiary of the Parent or any ERISA Affiliate.  All contributions required to be made with respect to a Foreign Pension Plan have been timely made except for any noncompliance which would not reasonably be expected to result in a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries have incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan, except that which would not reasonably be expected to result in a Material Adverse Effect.  The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Parent's most recently ended fiscal year on the basis of then current actuarial assumptions, each of which is reasonable, did not (i) materially exceed the current value of the assets of such Foreign Pension Plan (other than a severance plan or similar arrangement providing for payments on termination of employment) allocable to such benefit liabilities, or (ii) exceed the current value of the assets of a Foreign Pension Plan that is a severance plan or similar arrangement providing for payments on termination of employment, except that would not reasonably be expected to result in a Material Adverse Effect.

6.10.  Collateral; the Security Agreements.

(a)  Each of the Parent, the Borrower and each Borrower Subsidiary Guarantor owns the Collateral pledged by it under the Collateral Agreements, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, other than Permitted Collateral Liens.  The Collateral Agreements, when duly executed and delivered in accordance with their terms by the parties thereto, will represent all of the collateral agreements, security agreements, guarantee agreements, pledge agreements and other similar agreements necessary to grant a valid, legally binding and enforceable first-priority security interest in the Collateral, subject to the terms of the Intercreditor Agreement, in favor of the Pari Passu Collateral Agent, for the benefit of the Lender Creditors.

(b)  The Security Agreement is effective to create in favor of the Pari Passu Collateral Agent for the benefit of the Lender Creditors legal, valid and enforceable Liens on, and security interests in, the Collateral governed thereby and, (i) when financing statements are filed in the offices specified on Schedule 6.10 and (ii) upon the taking of possession or control by the Pari Passu Collateral Agent of the Pledged Securities with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Pari Passu Collateral Agent, to the extent possession or control by the Pari Passu Collateral Agent is required by the Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected first-priority Liens on, and security interests in, all right, title and interest of the grantors in such Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or by possession or control by the Pari Passu Collateral Agent), in each case subject to no Liens other than Permitted Collateral Liens.

(c)  Upon proper filing in the appropriate filing offices or recording at the Marshall Islands Shipping Registry, the Ship Mortgages will create valid, perfected and enforceable first-priority mortgages on the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos securing the payment of the Secured Obligations in accordance with the terms thereof and upon such filing, the Ocean Rig Corcovado, the Ocean Rig Olympia, the Ocean Rig Poseidon and the Ocean Rig Mykonos will be free and clear of all security interests, mortgages, pledges, liens, encumbrances and claims of record, except for the Ship Mortgages and Permitted Collateral Liens.

(d)  Each other Collateral Agreement delivered on the Effective Date or pursuant to Section 7.07 will, upon execution and delivery thereof, be effective to create in favor of the Pari Passu Collateral Agent for the benefit of the Lender Creditors legal, valid and enforceable first-priority Liens on, and security interests in all of the Loan Parties' right, title and interest in and to the Collateral governed thereby, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Pari Passu Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Pari Passu Collateral Agent, to the extent required by any Collateral Agreements), in each case as and to the extent required by the Collateral Agreements, the Liens created by such Collateral Agreements will constitute fully perfected first-priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or by possession or control by the Pari Passu Collateral Agent), in each case subject to no Liens other than the applicable Permitted Collateral Liens.

6.11.  Capitalization.  As of the Effective Date, all of the Capital Stock of each Loan Party (other than the Parent) is legally and beneficially owned as set forth on Schedule 6.11.  Except as set forth on Schedule 6.11, all such outstanding Equity Interests have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.

6.12.  Subsidiaries.  On the Effective Date, (a) the Parent shall have no Subsidiaries other than the Subsidiaries listed on Schedule 6.1.2 (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary of the Parent on the Effective Date) and (b) all of the Parent's Subsidiaries are Restricted Subsidiaries.

6.13.  Compliance with Statutes, etc.  Each of the Parent and its Subsidiaries is in compliance with all applicable material statutes, regulations, judgments, international treaties or conventions and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property.

6.14.  Investment Company Act.  None of the Parent, the Borrowers nor any of their Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended and the rules and regulations thereunder.

6.15.  Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.  Schedule 6.15 sets forth, as of the Effective Date, the legal name of the Loan Parties, the type of organization of the Loan Parties, whether or not each Loan Party is a registered organization, the jurisdiction of organization of each Loan Party and the organizational identification number (if any) of each Loan Party.

6.16.  Environmental Matters.

(a)  Except for instances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Parent and its Subsidiaries is and has been in compliance with all Environmental Laws and has obtained and complied with all the permits, licenses, registrations and approvals required under Environmental Laws, (ii) there are no pending or, to the knowledge of the Parent, threatened Environmental Claims against or affecting the Parent, any of its Subsidiaries or any Vessel, Real Property or other facility owned, leased or operated by the Parent or any of its Subsidiaries (including any such claim to the extent known by the Parent to exist and arising out of the ownership, lease or operation by the Parent or any of its Subsidiaries of any Vessel, Real Property or other facility formerly owned, leased or operated by the Parent or any of its Subsidiaries but no longer owned, leased or operated by the Parent or any of its Subsidiaries), (iii) neither the Parent nor any of its Subsidiaries has become subject to any liability, obligation or cost pursuant to Environmental Law and (iv) there are no facts, circumstances, conditions or occurrences in respect of the business or operations of the Parent or any of its Subsidiaries as currently conducted or planned (or, to the knowledge of the Borrowers, any of the Borrowers' or any of their Subsidiaries' respective predecessors) or any Vessel, Real Property or other facility currently owned or operated by the Borrowers or any of their Subsidiaries (or, to the knowledge of the Borrowers, any of the Borrowers' or any of their Subsidiaries' formerly owned or operated Vessel, Real Property or other facility) that could form the basis of an Environmental Claim against the Parent or any of its Subsidiaries with respect to the Parent, any Subsidiary or any Vessel, Real Property or other facility owned or operated by the Parent or any of its Subsidiaries, or to cause such Vessel, Real Property or other facility owned or operated by the Parent or any of its Subsidiaries to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

(b)  Hazardous Materials have at all times been generated, used, treated or stored on, or transported to or from, or Released on, under, to or from, any Vessel, Real Property or other facility owned, leased or operated by the Parent or any of its Subsidiaries in a manner so as not to result in liability under Environmental Laws applicable to the country in which each Vessel operates against the Parent or any of its Subsidiaries, except where such liability, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect.

(c)  All of the Vessels comply with all Environmental Laws, and no cost is required to maintain such compliance or, to the knowledge of the Parent, to achieve compliance with pending requirements under Environmental Laws except such noncompliance or costs as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  The Parent and its Restricted Subsidiaries have made all required payments to statutory environmental insurance schemes required under Environmental Law and other environmental insurance schemes applicable to the Parent and its Restricted Subsidiaries except such failure to make payments as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.17.  No Default.  Neither the Parent nor any of its Subsidiaries is in default under or with respect to any indenture, mortgage, deed of trust, charter, credit agreement or loan agreement, or any other agreement, permit, contract or instrument, in each case to which the Parent or such Subsidiary is a party or by which it or any of its property or assets is bound or to which it may be subject, except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing.

6.18.  Patents, Licenses, Franchises and Formulas.  The Parent and its Subsidiaries own, or have the right to use, all patents, trademarks, trade secrets, service marks, trade names, copyrights, licenses, franchises, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights necessary to carry on their business in all material respects; the Parent has not received any written communications alleging that the Parent or any Subsidiary has violated, infringed or conflicted with or, by conducting its business as currently conducted would violate, infringe or conflict with, any intellectual property of any other person or entity.

6.19.  Anti-Corruption Laws.  Neither the Parent nor any of its Subsidiaries or, to the Parent's knowledge, any director, officer, employee, affiliate or agent of either the Parent or any of its Subsidiaries, has taken any action, directly or indirectly, that would result in a violation by any such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any non-U.S. political party or official thereof or any candidate for non-U.S. political office, in contravention of the FCPA and the Parent, its Subsidiaries and its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to promote and achieve, and which are reasonably expected to continue to promote and achieve, continued compliance therewith.

6.20.  Insurance.  The Parent and each of the Subsidiaries carry, or are covered by, insurance (which term as used herein shall include membership in Protection & Indemnity clubs) in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective Vessels and properties and as is customary for companies engaged in similar businesses, and all such insurance is in full force and effect.  There are no material claims by the Parent or any Subsidiary under any insurance policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.  Neither the Parent nor any Subsidiary has received written notice from any insurer or agent of such insurer that any material capital improvements or other material expenditures are required or necessary to be made in order to continue such insurance.  The Parent has no reason to believe that any insurer providing coverage to the Parent or any Subsidiary is not financially sound or that it or any Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire, or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect.  Neither the Parent nor any Subsidiary has been denied any insurance coverage which it has sought or for which it has applied in any material respect.

6.21.  Collateral Vessels.

(a)  The name, registered owner and official number, and jurisdiction of registration and flag of each Collateral Vessel are set forth on Schedule 6.21.  Each Collateral Vessel is operated in all material respects in compliance with all applicable laws, rules and regulations.  Each Collateral Vessel has been duly registered under the laws and regulation and flag of the jurisdiction set forth opposite its name on Schedule 6.21, and no other action is necessary to establish and perfect such entity's title to and interest in such vessel as against any employment contractor or third party.  Each Collateral Vessel is covered by all such insurance as is required in accordance with the requirements of the respective Ship Mortgage and Section 7.0.

(b)  Each Loan Party which owns or operates or which will own or operate one or more Collateral Vessels is qualified to own and operate such Collateral Vessel under the laws of its jurisdiction of incorporation and its relevant flag state.  Each Collateral Vessel is classed by any of Lloyd's Register of Shipping, American Bureau of Shipping, Det Norske Veritas, Bureau Veritas or a classification society that is a full member of the International Association of Classification Societies and each Collateral Vessel is in class with valid class and trading certificates, without any overdue recommendations.

6.22.  Properties.  Except as described on Schedule 6.22, the Parent and each of its Subsidiaries has good and marketable title to all the properties and assets reflected in the balance sheets referred to in Section 6.05(a), including any leasehold interests in such property (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement) are subject to no Lien except Permitted Liens (or, in the case of any Lien on Collateral, Permitted Collateral Liens). All of the leases, subleases, employment contracts, charters, newbuilding contracts and options to acquire additional contracts that are material to the business of the Parent and the Subsidiaries, and under which the Parent or any of the Subsidiaries holds properties reflected in the financial statements are valid, enforceable and in full force and effect, and neither the Parent nor any Subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Parent or any Subsidiary under any of the leases or contracts mentioned above, or affecting or questioning the rights of the Parent or such Subsidiary to the continued possession of the lease, subleased or contracted property under any such lease, sublease, employment contract, charter, newbuilding contract or option to acquire additional contracts.

6.23.  Anti-Terrorism.

(a)  The operations of the Parent and the Subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by the PATRIOT Act, and the applicable anti-money laundering statutes of jurisdictions where the Parent and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Anti-Money Laundering Laws"), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Parent, threatened.

(b)  (i) Neither the Parent nor any of the Subsidiaries or, to the Parent's knowledge, any director, officer, employee, affiliate, agent or representative of the Parent or any of the Subsidiaries, is a Person that is, or is controlled by a Person that is:

(1)           the subject of any sanctions administered or enforced by the U.S. Department of Treasury's Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority (collectively, "Sanctions"), or

(2)           located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(ii)           The Parent represents and covenants that it has not knowingly engaged in, is not now knowingly engaged in and will not knowingly engage in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction was, to the Parent's knowledge, the subject of Sanctions.

6.24.  Form of Documentation.  Each of the Loan Documents is or, when executed, will be in proper legal form under the laws of the jurisdiction which governs such documents for the enforcement thereof under such laws, as applicable, subject only to such matters which may affect enforceability arising under the law of the State of New York.  To ensure the legality, validity, enforceability or admissibility in evidence of each such Loan Document under the laws of the jurisdiction which governs such document, it is not necessary that any Loan Document or any other document be filed or recorded with any court or other authority in such applicable permitted jurisdiction, except as have been made, or will be made.

6.25.  Place of Business.  None of the Loan Parties has a place of business in any jurisdiction which requires any of the Collateral Agreements to be filed or registered in that jurisdiction to ensure the validity of the Collateral Agreements to which it is a party unless all such filings and registrations have been made or will be made.

6.26.  No Immunity.  Neither the Parent, nor any Subsidiary is a sovereign entity or has immunity on the grounds of sovereignty or otherwise has any immunity from the jurisdiction of any court or from any legal process under the laws of the United States, or the Republic of the Marshall Islands or any political subdivisions thereof.  A final and conclusive judgment for a sum of money obtained in a court in any jurisdiction inside or outside the United States arising out of or in connection with any Loan Document would be enforceable against the Parent and its Subsidiaries in the courts of the Republic of the Marshall Islands.

6.27.  Labor Matters.  No labor dispute with the employees of the Parent or any Subsidiary exists or, to the knowledge of the Parent, is imminent, and the Parent is not aware of any existing or imminent labor disturbance by the employees of any of its or any Subsidiary's principal suppliers, manufacturers, customers or contractors, which, in either case, would result in a Material Adverse Effect.

6.28.  Existence.  Each of the Parent, the Borrower and each Borrower Subsidiary Guarantor that is incorporated under the laws of the Republic of the Marshall Islands is a "non-resident corporation" under the laws of the Republic of the Marshall Islands, as such term is utilized in The Business Corporations Act and the Secured Transactions Act of 2007.

6.29.  Litigation.  There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries or to which any of the properties or assets of the Parent or any of its Subsidiaries is subject before any court, arbitrator or administrative or governmental agency that, if determined adversely to the Parent or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

SECTION 7.  Covenants.  The Parent and the Borrowers covenant and agree that from and after the Effective Date and until all Loans, together with interest, Fees and all other Loan Document Obligations (other than indemnities described in Section 10.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

7.01.  Maintenance of Property; Insurance.

(a)  The Parent will, and will cause each of its Restricted Subsidiaries to, (i) keep all material property necessary to the business of the Parent and its Restricted Subsidiaries in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted) with such exceptions as would not reasonably be expected to have a Material Adverse Effect and (ii) furnish to the Administrative Agent, at the written request of the Administrative Agent, copies of the insurance carried on the Collateral Vessels.

(b)  The Parent will, and will cause each of its Restricted Subsidiaries to:

(i)           insure and keep each Collateral Vessel insured or cause or procure each Collateral Vessel to be insured and to be kept insured at no expense to the

Administrative Agent or the Pari Passu Collateral Agent in regard to (collectively, the "Insurances"):

(a) hull and machinery (including increased value insurance and freight interest insurances, if any);

(b) war risks (including common conditions and exclusions);

(c) protection and indemnity risks (including vessel pollution risks);

(d) mortgagee's interest risks (including additional perils pollution);

(e) loss of hire, to the extent reasonably deemed prudent by the Parent in light of the cost of obtaining such insurance; and

(f) such other insurances as a prudent owner of similar vessels of the same age and type would obtain or would legally be required to obtain when operating in the same trade and geographic area as such Collateral Vessel, as well as any insurances required to meet the requirements of the jurisdiction where such Collateral Vessel is employed;

provided that neither the Parent nor any of its Restricted Subsidiaries shall be required to procure or maintain any insurance otherwise required to be procured or maintained under this clause (i), if such insurance is not commercially available in the commercial insurance market; provided further that the Insurances referred to in Section 7.01(b)(i)(a) shall not be required to exceed, in the aggregate for all Collateral Vessels, 125% of the outstanding amount of the Loans (i.e. the Insurances referred to in Section 7.01(b)(i)(a) for any Collateral Vessel shall not be required to exceed an amount that is equal to the quotient of (x) 125% of the outstanding amount of the Facility, divided by (y) the number of Collateral Vessels that are subject to a Ship Mortgage at the time of determination); provided further that the Insurances referred to in Sections 7.01(b)(i) shall be maintained in a manner consistent with the applicable Insurances in place on the Effective Date and consistent with insurance obtained by similarly situated vessel owners engaged in the same or similar business;

(ii)           effect the Insurances or cause or procure the same to be effected:

(a) in such amounts and upon such terms and with such deductibles as shipowners engaged in the same or similar business and similarly situated would deem commercially prudent under the circumstances; and

(b) through the owner's approved broker (the "Owner's Insurance Broker") and reputable independent insurance companies and/or underwriters (including mutual insurance schemes and /or captive insurance schemes) in Europe, North America, the Far East and other established insurance markets except that the insurances against protection and indemnity risks may be effected by the entry of the Collateral Vessels with protection and indemnity associations which are members of the IGA or, if the IGA has disbanded and there is no successor or replacement body of associations, other leading protection and indemnity associations and the insurances against war risks may be effected by the entry of the Collateral Vessel with leading war risks associations (hereinafter called the "Insurers");

(iii)           renew or replace all such Insurances or cause or procure the same to be renewed or replaced before the relevant policies or contracts expire and to procure that the Owner's Insurance Broker and/or the relevant protection and indemnity association or war risks association shall promptly confirm in writing to the Pari Passu Collateral Agent, upon its request, as and when each such renewal or replacement is effected;

(iv)           duly and punctually pay, or cause duly and punctually to be paid, all premiums, calls, contributions or other sums payable in respect of all such Insurances, to produce or to cause to be produced all relevant receipts when so required by the Pari Passu Collateral Agent and duly and punctually to perform and observe or to cause duly and punctually to be performed and observed any other obligations and conditions under all such Insurances;

(v)           procure that all policies, binders, cover notes or other instruments of the Insurances referred to in Section 7.01(b)(i)(a), (b) and (e) above shall be taken out in the name of the Parent, the Borrower or any Borrower Subsidiary Guarantor or a Restricted Subsidiary, with the Pari Passu Collateral Agent being covered under such policies as a co-assured, and shall incorporate a loss payable clause naming the Pari Passu Collateral Agent as loss payee prepared in compliance with the terms of the Insurance Assignment;

(vi)           procure that, upon request of the Pari Passu Collateral Agent, copies of all original such instruments of Insurances shall be from time to time delivered to the Pari Passu Collateral Agent after receipt by the Parent or a Restricted Subsidiary thereof;

(vii)           not employ any Collateral Vessel or suffer any Collateral Vessel to be employed otherwise than in conformity with the terms of all policies, bindings, cover notes or other instruments of the Insurances (including any warranties express or implied therein) without first obtaining the written consent of the Insurers to such employment (if required by such Insurers) and complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe;

(viii)           cause any proceeds in respect of the Insurances referred to in paragraph (i) above (except clause (d) and, if an Event of Default has occurred and is continuing, clause (c) and, as applicable, (f) of such paragraph) to be paid to the Borrower or any Borrower Subsidiary Guarantor that then owns the Collateral Vessel (subject to provisions as to named insureds, additional insureds and loss payees in favor of the Pari Passu Collateral Agent as required by this Section 7.01(b)); and

(ix)           upon the request of the Pari Passu Collateral Agent, do all reasonable things necessary, proper and desirable, and execute and deliver all documents and instruments, to enable the Pari Passu Collateral Agent to collect or recover any moneys to become due in respect of the Insurances.

7.02.  Existence; Conduct of Business.  The Parent shall, and shall cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of the business of (a) Parent and its Restricted Subsidiaries, taken as a whole or (b) the Borrower and the Borrower Subsidiary Guarantors, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.14 or any Qualified MLP IPO or MLP Formation Transactions.

7.03.  Operation of Collateral Vessels.  The Parent shall cause each Restricted Subsidiary that owns or operates, or will own or operate, one or more Collateral Vessels to, at all times while owning or operating such Collateral Vessels, operate or cause such Collateral Vessel to be operated in a manner consistent with reasonable industry practice.

7.04.  Payment of Obligations.  The Parent shall, and shall cause each Restricted Subsidiary to, pay its material obligations (other than Indebtedness and any Hedging Obligations), including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

7.05.  Reports.

(I)           (A) Prior to the consummation of a Qualified MLP IPO, whether or not ParentUDW or the Borrower is then subject to Section 13(a) or 15(d) of the Exchange Act, ParentUDW or the Borrower shall furnish to the Administrative Agent for distribution to the Lenders, so long as any Loans are outstanding:

(1)           within 75 days after the end of each of the first three fiscal quarters in each fiscal year, quarterly reports on Form 6-K (or any successor form) containing

ParentUDW's unaudited quarterly consolidated financial statements (including a balance sheet and statement of income, changes in stockholders' equity and cash flow) and a Management's Discussion and Analysis of Financial Condition and Results of Operations (the "MD&A") (or equivalent disclosure) for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding fiscal year);

(2)           within 135 days after the end of each fiscal year, an annual report on Form 20-F (or any successor form) containing the information required to be contained therein (including ParentUDW's audited consolidated financial statements, a report thereon by ParentUDW's certified independent accountants and an MD&A) for such fiscal year; and

(3)           at or prior to such times as would be required to be filed or furnished to the SEC if ParentUDW or the Borrower was then a "foreign private issuer" subject to Section 13(a) or 15(d) of the Exchange Act (whether or not ParentUDW or the Borrower is then subject to such requirements), all such other reports and information that ParentUDW would have been required to file or furnish pursuant thereto.

(B) All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. The quarterly and annual reports will include a reasonably detailed presentation (consistent with such information provided in the confidential information memorandum provided in connection with the syndication of the Term Loans), either in the MD&A or otherwise, of the financial condition and results of operations of the Borrower and the Borrower Subsidiary Guarantors separate from the financial condition and results of operations of ParentUDW and the Restricted Subsidiaries, and shall include information regarding the adjustments, if any, to the calculation of Consolidated Net Income in connection with drydock, shipyard stay and special survey expenses, as applicable. In addition, ParentUDW or the Borrower shall electronically file or furnish, as the case may be, a copy of all such information and reports referred to in clauses (1) through (3) of Section 7.05(I)(A) with the SEC for public availability within the time periods specified therein at any time ParentUDW or the Borrower is then subject to Section 13(a) or 15(d) of the Exchange Act and make such information available to the Lenders upon request. ParentUDW and the Borrower shall be deemed to have furnished such reports referred to above to the Administrative Agent and the Lenders if ParentUDW has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. If, notwithstanding the foregoing, the SEC will not accept ParentUDW's or the Borrower's filings for any reason, ParentUDW or the Borrower will post the reports referred to in Section 7.05(I)(A) on its website within the time periods that would apply to non-accelerated filers if ParentUDW or the Borrower were required to file those reports with the SEC. ParentUDW and the Borrower agree that, for so long as any Loans remain outstanding, they will hold and participate in quarterly conference calls with the Lenders relating to the financial condition and results of operations of ParentUDW and the Restricted Subsidiaries.

(II)           (A) Following the consummation of a Qualified MLP IPO, whether or not the Borrower is then subject to Section 13(a) or 15(d) of the Exchange Act, the Borrower shall furnish to the Administrative Agent and the Lenders, so long as any Loans are outstanding:

(1)           within 75 days after the end of each of the first three fiscal quarters in each fiscal year, quarterly reports containing all the information that would have been required to be contained on Form 6-K (or any successor form) if the Borrower had been a reporting company under the Exchange Act, including the Borrower's unaudited quarterly financial statements on a combined or consolidated basis, as the case may be, and as otherwise consistent with GAAP (including a balance sheet and statement of income, changes in stockholders' equity and cash flow) and MD&A (or equivalent disclosure) for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding fiscal year);

(2)           within 135 days after the end of each fiscal year, an annual report containing all the information that would have been required to be contained on Form 20-F (or any successor form) if the Borrower had been a reporting company under the Exchange Act, including the Borrower's audited financial statements on a combined or consolidated basis, as the case may be, and as otherwise consistent with GAAP, a report thereon by the Borrower's certified independent accountants and an MD&A for such fiscal year; and

(3)           at or prior to such times as would be required to be filed or furnished to the SEC if the Borrower was then a "foreign private issuer" subject to Section 13(a) or 15(d) of the Exchange Act (whether or not the Borrower is then subject to such requirements), all such other reports and information that the Borrower would have been required to file or furnish pursuant thereto.

(B) All such reports will be prepared in all material respects in accordance with all of the rules and regulations that would be applicable to such reports if they were to be filed with the SEC, and shall include information regarding the adjustments, if any, to the calculation of Consolidated Net Income in connection with drydock, shipyard stay and special survey expenses, as applicable. In addition, the Borrower shall electronically file or furnish, as the case may be, a copy of all such information and reports referred to in clauses (1) through (3) of Section 7.05(II)(A) with the SEC for public availability within the time periods specified therein at any time the Borrower is then subject to Section 13(a) or 15(d) of the Exchange Act and make such information available to the Lenders upon request. The Borrower shall be deemed to have furnished such reports referred to above to the Administrative Agent and the Lenders if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. If, notwithstanding the foregoing, the SEC will not accept the Borrower's filings for any reason or the Borrower is not then subject to Section 13(a) or 15(d) of the Exchange Act, the Borrower will post the reports referred to in Section 7.05(II)(A) on its website (or the website of one of its parent companies) within the time periods that would apply to non-accelerated filers if the Borrower were required to file those reports with the SEC. The Borrower agrees that, for so long as any Loans remain outstanding, it will hold and participate in quarterly conference calls with the Lenders relating to the financial condition and results of operations of the Borrower and the Restricted Subsidiaries.

7.06.  Notices of Material Events.  The Parent shall furnish to the Administrative Agent, which shall furnish to each Lender and Secured Counterparty, to the extent applicable, prompt written notice of the following:

(i)           the occurrence of any Default;

(ii)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Parent or any Subsidiary, affecting the Parent or any Affiliate thereof, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Parent to the Administrative Agent, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of this Agreement or any other Loan Document;

(iii)           the occurrence of any ERISA Event which would reasonably be expected to have a Material Adverse Effect;

(iv)           any change in the ratings of the credit facilities made available under this Agreement by S&P or Moody's, or any notice from either such agency indicating its intent to effect such a change or to place the Parent or such credit facilities on a "CreditWatch" or "WatchList" or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating such credit facilities;

(v)           any casualty or other damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of or any material interest in the Collateral under power of eminent domain or by condemnation or similar proceeding (and will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Agreements); and

(vi)           any other development (including notice of any Environmental Liability) that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

7.07.  Filings; Additional Guarantors; Further Assurances.

(a)  The Borrower and the other Loan Parties hereby authorize the Pari Passu Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the

Collateral, at the sole cost and expense of the Loan Parties, without the signature of the Borrower or any other Loan Party, where permitted by law.  The Pari Passu Collateral Agent will promptly send the Borrower a copy of any financing or continuation statements that it may file without the signature of the Borrower or any other Loan Party and the filing or recordation information with respect thereto.  None of the Borrower, Finco or any Guarantor will take any action or omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Lender Creditors except as expressly set forth herein or in any Collateral Agreement.

(b)  If, after the Effective Date, any Subsidiary of the Borrower and, prior to the consummation of a Qualified MLP IPO, any Subsidiary of ParentUDW, is formed, acquired or otherwise becomes subject to the Collateral and Guarantee Requirement, the Parent will take all steps necessary, within 45 days of the date on which such Subsidiary is formed, acquired or otherwise becomes subject to the requirements of the Collateral and Guarantee Requirement, to cause the Collateral and Guarantee Requirement in respect of such Subsidiary to be and remain satisfied at all times, including the execution and delivery of supplements to the Guarantee Agreement and the Security Agreement, as applicable, and the delivery of legal opinions reasonably requested by the Administrative Agent or the Pari Passu Collateral Agent, as applicable.

(c)  If property constituting Collateral is acquired by the Borrower or any Borrower Subsidiary Guarantor and such property is not automatically subject to a first-priority perfected Lien in favor of the Pari Passu Collateral Agent under the Collateral Agreements, then the Borrower or such Borrower Subsidiary Guarantor will, as soon as practicable after the acquisition of such property (and, in any event, within 45 days thereafter), (i) grant to the Collateral Agent a first-priority perfected Lien over such property, (ii) deliver certain certificates to the Collateral Agent in respect thereof as required by the Collateral and Guarantee Requirement or by the Collateral Agreements and (iii) take all other necessary steps to perfect the first-priority perfected Lien in favor of the Collateral Agent as and to the extent required by the Collateral Agreements.

(d)  The Borrower shall furnish to the Administrative Agent and the Pari Passu Collateral Agent prompt written notice of any change (i) in the legal name of the Parent, either Borrower or any Borrower Subsidiary Guarantor, as set forth in its organizational documents, (ii) in the jurisdiction of organization or the form of organization of the Parent, either Borrower or any Borrower Subsidiary Guarantor (including as a result of any merger or consolidation), or (iii) in the organizational identification number, if any, or, with respect to the Parent, either Borrower or any Borrower Subsidiary Guarantor organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, the Federal Taxpayer Identification Number of such person. The Parent shall not, and shall not permit either Borrower or any Borrower Subsidiary Guarantor to, effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Pari Passu Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(e)  Neither the Borrower nor any Guarantor shall enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than (i) the Loans, (ii) solely with respect to the sale of Collateral subject to a Permitted Equipment Lien, the agreements governing Indebtedness secured by such Permitted Equipment Lien, (iii) any other Pari Passu Obligations or (iv) otherwise as may be permitted or required by this Agreement, the Intercreditor Agreement or the other Collateral Agreements, including with respect to any Permitted Collateral Liens; provided that, for the avoidance of doubt, any such agreement may be entered into to the extent that such agreement permits such proceeds to be applied to Pari Passu Obligations prior to or instead of such other Indebtedness.

(f)  If the Parent, the Borrower or any Borrower Subsidiary Guarantor becomes organized, through a merger or otherwise, in a jurisdiction other than a Permitted Jurisdiction, then the Parent, the Borrower or such Borrower Subsidiary Guarantor, as applicable, shall take all further action to continue and maintain the Pari Passu Collateral Agent's first-priority perfected security interest in the Collateral.

7.08.  Compliance Certificate.

(a)  The Parent shall deliver to the Administrative Agent, within 135 days after the end of each fiscal year ending after the Effective Date, a certificate from an Authorized Representative of the Parent (i) stating that a review of the activities of the Parent and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Authorized Representative with a view to determining whether the Parent and the Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Agreement and the other Loan Documents, and further stating, as to each such Authorized Representative signing such certificate, that, to the best of his or her knowledge, the Parent and the Restricted Subsidiaries have kept, observed, performed and fulfilled each covenant contained in this Agreement and the other Loan Documents applicable to them and are not in default in the performance or observance of any of the terms, provisions and conditions thereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Parent is taking or propose to take with respect thereto) and (ii) (A) setting forth, in a manner reasonably satisfactory to the Pari Passu Collateral Agent, any changes in any information contained in the Perfection Certificate delivered on the Effective Date (or, following delivery of the first such compliance certificate, from the date of the most recently completed compliance certificate) or (B) certifying that there has been no change in such information from the Perfection Certificate delivered on the Effective Date (or, following delivery of the first such compliance certificate, from the date of the most recently completed compliance certificate).

(b)  The Parent shall, so long as any of the Loans are outstanding, deliver to the Administrative Agent, within 10 Business Days of any of its Authorized Representatives becoming aware of any Default or Event of Default, a written statement specifying such Default or Event of Default and what action the Parent is taking or propose to take with respect thereto.

7.09.  Books and Records; Inspection and Audit Rights.  The Parent will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.  The Parent will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that the foregoing rights of the Administrative Agent and the Lenders shall not interfere in any material respect with the conduct of the business of the Parent or any Restricted Subsidiary.

7.10.  Compliance with Laws.  The Parent will, and will cause each Subsidiary to, comply with all Requirements of Law (including Environmental Laws) with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.11.  Rated Credit Facilities.  The Parent will use commercially reasonable efforts to cause the credit facilities made available under this Agreement to be continuously rated by S&P and Moody's and, in respect of the Parent, will use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody's.

7.12.  Transactions with Affiliates.

(a) The Parent will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent and any Restricted Subsidiary (each, an "Affiliate Transaction") involving, with respect to any such transaction or series of related transactions, payments or consideration in excess of $1,000,000, unless:

(1)           the Affiliate Transaction is on terms that are either (a) no less favorable to the Parent or the relevant Restricted Subsidiary than those that could have been obtained in a comparable arm's-length transaction by the Parent or such Restricted Subsidiary with a Person that is not an Affiliate of the Parent and any Restricted Subsidiary or (b) if in the good faith judgment of a Financial Officer, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Parent or the relevant Restricted Subsidiary from a financial point of view; and

(2)           the Parent obtains and, at the request of the Administrative Agent, delivers to the Administrative Agent:

(a)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25,000,000, a resolution of the Board of Directors of the Parent set forth in an Officers' Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 7.12 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Parent; and

(b)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50,000,000, an opinion issued to the Board of Directors of the Parent by an accounting, appraisal or investment banking firm of international standing or generally recognized in the shipping or offshore drilling industries as qualified to perform the tasks for which such firm has been engaged as to the fairness to the Parent or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view or that the terms of such Affiliate Transaction are no less favorable to the Parent or the relevant Restricted Subsidiary than those that could have been obtained in a comparable arm's-length transaction by the Parent or such Restricted Subsidiary with a Person that is not an Affiliate of the Parent and any Restricted Subsidiary.

(b) For the avoidance of doubt, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration of $25,000,000 or less, the determination that such Affiliate Transaction or series of Affiliate Transactions complies with this Section 7.12 may be made by a Financial Officer.

(c) The following items will not be deemed to be Affiliate Transactions, as applicable, and, therefore, will not be subject to this Section 7.12(a):

(1)           any management agreement for the provision of vessel management services in the ordinary course of business and in line with industry standards and any payments thereunder that shall have been approved by a majority of the disinterested members of the Board of Directors of the Parent or, following the consummation of a Qualified MLP IPO, such arrangements are consistent with those that are customarily entered into with Affiliates by companies that have undertaken a transaction similar to a Qualified MLP IPO, as determined in good faith by the majority of the disinterested members of the Board of Directors of the Borrower;

(2)           any employment agreement, employee benefit plan, compensation plan or arrangement, officer or director indemnification agreement or any similar arrangement entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(3)           payment of reasonable directors' fees to directors of the Parent or any Restricted Subsidiary;

(4)           transactions solely between or among the Parent and/or any of its Restricted Subsidiaries;

(5)           the issuance or sale of Equity Interests (other than Disqualified Stock) of the Parent to, or receipt of capital contributions from, Affiliates of the Parent;

(6)           loans or advances to employees of the Parent (including of any Restricted Subsidiary) in the ordinary course of business not to exceed $7,500,000 in the aggregate at any one time outstanding;

(7)           transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Parent solely because the Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(8)           Restricted Payments (including as Permitted Investments) that do not violate Section 7.15;

(9)           transactions between the Parent or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the Parent or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Parent or such Restricted Subsidiary, as applicable, on any matter involving such other Person;

(10)           any agreement as in effect on the Effective Date or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not less favorable to the Lenders);

(11)           the Transactions and all fees and expenses paid or payable in connection therewith;

(12)           the granting and performance of registration rights for the Parent's securities;

(13)           transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Parent or the Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person, in each case, as determined in good faith by the Board of Directors of the Parent or a member of the senior management of the Parent;

(14)           a Qualified MLP IPO and transactions related thereto and the MLP Formation Transactions and transactions related thereto, including the execution of any agreements or documents necessary to release (i) the Loan Guarantee of ParentUDW and any of ParentUDW's Subsidiaries that are not Subsidiaries of the Borrower and (ii) the related Liens on the Equity Interests of the Borrower in connection with a Qualified MLP IPO; and

(15)           transactions in the ordinary course of business solely between the Borrower or a Borrower Subsidiary Guarantor and a Local Content Subsidiary following the consummation of a Qualified MLP IPO.

7.13.  Limitations on Liens.

The Borrower will not, and will not permit Finco or any of the Borrower Subsidiary Guarantors to, and prior to the consummation of a Qualified MLP IPO, ParentUDW will not, directly or indirectly, create, Incur or assume (i) any Lien of any kind on any Collateral, except for Permitted Collateral Liens, or (ii) any Lien of any kind securing Indebtedness on any of its property or assets that are not Collateral, except for Permitted Liens.

7.14.  Limitations on Merger, Consolidation or Sale of Assets.

For purposes of this Section 7.14, following the consummation of a Qualified MLP IPO, Section 7.14(a) shall be deemed to be removed and replaced with "[Reserved]".

(a) ParentUDW will not, directly or indirectly: (1) amalgamate, consolidate or merge with or into another Person (whether or not ParentUDW is the Person formed by or surviving any such amalgamation, consolidation or merger); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of ParentUDW and the Restricted Subsidiaries, taken as a whole, in each case, in one transaction or a series of related transactions, including by way of liquidation or dissolution, to another Person, unless:

(1)           the Person formed by or surviving any such amalgamation, consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition has been made (the "Successor ParentUDW") is (if other than ParentUDW) a Person organized or existing under the laws of a Permitted Jurisdiction;

(2)           the Successor ParentUDW (if other than ParentUDW) assumes all the Secured Obligations of ParentUDW under the Loan Guarantee and the other Secured Obligations under this Agreement and the Collateral Agreements to which ParentUDW is a party, if any, and agrees to be bound by all the provisions of this Agreement and such Collateral Agreements pursuant to an amendment or supplement thereto or other documents or instruments, in form and substance reasonably satisfactory to the Administrative Agent or Pari Passu Collateral Agent, as applicable;

(3)           immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)           except with respect to a transaction solely between or among ParentUDW and any of the Restricted Subsidiaries, immediately after giving pro forma effect to such transaction, any related financing transactions and the use of proceeds therefrom and treating any Indebtedness that becomes an obligation of ParentUDW or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by ParentUDW or such Restricted Subsidiary, as the case may be, at the time of the transaction, either (a) ParentUDW or the Successor ParentUDW (if other than ParentUDW) would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in Section 7.16(a) or (b) ParentUDW or the Successor ParentUDW (if other than ParentUDW) would have a Consolidated Interest Coverage Ratio for the applicable four quarter period not lower than such ratio prior to giving effect to such transaction;

(5)           in the event that the Successor ParentUDW is organized in a jurisdiction that is different from the jurisdiction in which ParentUDW was organized immediately before giving effect to such transaction, the Successor ParentUDW has delivered to the Administrative Agent an opinion of counsel reasonably satisfactory to the Administrative Agent stating that the obligations of the Successor ParentUDW under this Agreement, the Guarantee Agreement and the Collateral Agreements to which it is a party are enforceable under the laws of such Permitted Jurisdiction, subject to customary exceptions; and

(6)           ParentUDW or the Successor ParentUDW (if other than ParentUDW) delivers to the Administrative Agent an Officers' Certificate and opinion of counsel, in each case, stating that such amalgamation, consolidation, merger or transfer and each such amendment and supplement or other documents or instruments comply with this Section 7.14.

(b) The Borrower will not, directly or indirectly:  (1) amalgamate, consolidate or merge with or into another Person (whether or not the Borrower is the Person formed by or surviving any such amalgamation, consolidation or merger); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and the Borrower Subsidiary Guarantors taken as a whole, in each case, in one transaction or a series of related transactions, including by way of liquidation or dissolution, to another Person, unless:

(1)           either the Person formed by or surviving any such amalgamation, consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition has been made (the "Successor Borrower") is (if other than the Borrower) a Person organized or existing under the laws of a Permitted Jurisdiction;

(2)           the Successor Borrower (if other than the Borrower) assumes all the Secured Obligations of the Borrower under this Agreement and any Collateral Agreements to which the Borrower is a party, and agrees to be bound by all the provisions of this Agreement and such Collateral Agreements pursuant to an amendment or supplement thereto or other documents and instruments, as applicable, in form and substance reasonably satisfactory to the Administrative Agent (it being agreed that if, prior to the consummation of a Qualified MLP IPO, the Borrower merges with or into ParentUDW, ParentUDW must assume all such obligations of the Borrower); provided that, if such Person is a limited liability company or a limited partnership, then the Borrower or such Person shall have the Loans assumed, to the extent not already the case, on a joint and several basis, with a corporation in which it owns 100% of the Equity Interests;

(3)           immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)           following the consummation of a Qualified MLP IPO, except with respect to a transaction solely between or among the Borrower and any of the Restricted Subsidiaries, immediately after giving pro forma effect to such transaction, any related financing transactions and the use of proceeds therefrom and treating any Indebtedness that becomes an obligation of the Borrower or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Borrower or such Restricted Subsidiary, as the case may be, at the time of the transaction, either (a) the Borrower or the Successor Borrower (if other than the Borrower) would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to Section 7.16(a) or (b) the Borrower or the Successor Borrower (if other than the Borrower) would have a Consolidated Interest Coverage Ratio for the applicable four quarter period not lower than such ratio prior to giving effect to such transaction;

(5)           in the event that the Successor Borrower is organized in a jurisdiction that is different from the jurisdiction in which the Borrower was organized immediately before giving effect to such transaction, the Successor Borrower has delivered to the Administrative Agent an opinion of counsel satisfactory to the Administrative Agent stating that the obligations of the Successor Borrower under the Loans, this Agreement and the Collateral Agreements are enforceable under the laws of such Permitted Jurisdiction, subject to customary exceptions;

(6)           Finco (unless it is party to the transactions described above, in which case Section 7.14(e)(3) shall apply), shall have by documentation reasonably satisfactory to the Administrative Agent confirmed that it continues to be a co-borrower of the Loans; and

(7)           the Borrower or Successor Borrower (if other than the Borrower) delivers to the Administrative Agent an Officers' Certificate and opinion of counsel, in each case stating that such amalgamation, consolidation, merger or transfer and each such amendment and supplement or other documents or instruments comply with this Section 7.14.

(c) Upon any amalgamation, consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of ParentUDW or the Borrower, as the case may be, in accordance with the paragraphs above in which ParentUDW or the Borrower, as applicable, is not the surviving entity, the Successor ParentUDW or the Successor Borrower, as the case may be, shall succeed to, and be substituted for, and may exercise every right and power of, ParentUDW or the Borrower, as applicable, under the Loan Documents with the same effect as if the Successor ParentUDW or the Successor Borrower, as applicable, had been named as ParentUDW or the Borrower, as applicable, in the Loan Documents, and thereafter, ParentUDW or the Borrower, as the case may be, will be relieved of all obligations and covenants under the Loans and the Loan Documents (except to the extent the Borrower (if not the surviving entity) remains subject thereto as a Restricted Subsidiary of ParentUDW, if applicable).

(d) The Borrower will not (and, prior to the consummation of a Qualified MLP IPO, ParentUDW will not) permit any Guarantor (other than ParentUDW, as described above) to sell or otherwise dispose of all or substantially all its assets to, or amalgamate, consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person other than the Borrower or another Guarantor, unless:

(1)           immediately after giving effect to such transaction or series of related transactions, no Default or Event of Default exists; and

(2)           either:

(a)(x) such Guarantor is the surviving Person or (y) the Person formed by or surviving any such amalgamation, consolidation or merger or to which such sale or disposition has been made is a Person organized or existing under the laws of a Permitted Jurisdiction and such Person expressly assumes all the Secured Obligations of such Guarantor under this Agreement and its Loan Guarantee pursuant to an amendment or supplement thereto or other documents or instruments in form and substance reasonably satisfactory to the Administrative Agent; or

(b) such amalgamation, consolidation, merger or disposition does not violate the provisions in Section 7.22;

(3)           the Borrower delivers to the Administrative Agent an Officers' Certificate and an opinion of counsel, in each case stating that such amalgamation, consolidation, merger or transfer and each such amendment and supplement or other documents or instruments comply with this Section 7.14;

(4)           if applicable, the successor Guarantor causes such amendments, supplements or other instruments with respect to the Collateral Agreements to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Pari Passu Collateral Agent on any Collateral owned by or transferred to such successor Guarantor and deliver an opinion of counsel as to the enforceability thereof and such other matters as the Administrative Agent may reasonably request; and

(5)           if applicable, any Collateral owned by or transferred to such successor Guarantor shall (a) continue to constitute Collateral under this Agreement and the Collateral Agreements to which it is a party, (b) be subject to the Lien in favor of the Pari Passu Collateral Agent for the benefit of the holders of the Pari Passu Obligations and (c) not be subject to any Lien other than Permitted Collateral Liens.

(e) Finco will not, directly or indirectly: (1) amalgamate, consolidate or merge with or into another Person (whether or not Finco is the Person formed by or surviving any such amalgamation, consolidation or merger); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in each case, in one transaction or a series of related transactions, including by way of liquidation or dissolution, to another Person, unless:

(1)           (a) concurrently therewith, a corporate wholly owned subsidiary that is a Restricted Subsidiary of the Borrower organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (which may be the continuing Person as a result of such transaction) expressly assumes all the obligations of Finco under the Loans and the Loan Documents, pursuant to an amendment or supplement thereto or other documents and instruments, as applicable, in form and substance reasonably satisfactory to the Administrative Agent or (b) after giving effect thereto, at least one Borrower of the Loans shall be a corporation organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof;

(2)           immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3)           Finco or such successor Person (if other than Finco) delivers to the Administrative Agent an Officers' Certificate and an opinion of counsel, in each case, stating that such amalgamation, consolidation, merger or transfer and such supplemental indenture, documents and instrument comply with this Section 7.14.

(f) For purposes of the foregoing, entry into one or more Collateral Vessel Contracts or other charters, pool agreements or drilling contracts with respect to any Vessels will be deemed not to be a sale, assignment, transfer, conveyance or other disposition subject to this Section 7.14.

7.15.  Limitations on Restricted Payments.

(I)           Prior to the consummation of a Qualified MLP IPO, ParentUDW will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(A)           declare or pay any dividend or make any other payment or distribution on account of Equity Interests of ParentUDW or any Restricted Subsidiary (including, without limitation, any payment in connection with any merger, consolidation or amalgamation involving ParentUDW or any of the Restricted Subsidiaries) or to the direct or indirect holders of ParentUDW's or any of the Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of ParentUDW and other than dividends or distributions payable to ParentUDW or any Restricted Subsidiary);

(B)           purchase, repurchase, redeem, retire or otherwise acquire for value (including, without limitation, in connection with any merger, consolidation or amalgamation involving) any Equity Interests of ParentUDW or any direct or indirect parent of ParentUDW held by any Person (other than Equity Interests held by ParentUDW or any Restricted Subsidiary) or any Equity Interests of any Restricted Subsidiary held by an affiliate of ParentUDW (other than Equity Interests held by

ParentUDW or any Restricted Subsidiary) (in each case other than in exchange for Equity Interests of ParentUDW that is not Disqualified Stock);

(C)           make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Borrower or any Guarantor that is contractually subordinated to the Loans or to any Loan Guarantee (excluding any intercompany Indebtedness between or among ParentUDW and any of the Restricted Subsidiaries), except the purchase, repurchase, redemption, defeasance or other acquisition of such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year after the date of purchase, repurchase, redemption, defeasance or acquisition, and the payment of principal of such Indebtedness at the Stated Maturity thereof; or

(D)           make any Restricted Investment (together with all such payments and other actions set forth in clauses (A) through (C) above, collectively, "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)           ParentUDW could Incur, at the time of such Restricted Payment and after giving pro forma effect thereto, at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in Section 7.16(a); and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by ParentUDW and the Restricted Subsidiaries since the Effective Date (excluding Restricted Payments permitted by clauses (2) through (5) and (7) through (13) of Section 7.15(III)), is less than the sum, without duplication, of:

(a)  50% of ParentUDW's Consolidated Net Income on a consolidated basis for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Effective Date occurs and ending on the last day of ParentUDW's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)  100% of the aggregate net cash proceeds or the Fair Market Value of assets other than cash, in each case received by ParentUDW or any Restricted Subsidiary from any Person other than ParentUDW or any of its Subsidiaries since the Effective Date as a contribution to its common equity capital or from the issue or sale of ParentUDW's Equity Interests (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable

Disqualified Stock or convertible or exchangeable debt securities of ParentUDW, in each case that have been converted into or exchanged for Equity Interests (other than Disqualified Stock) of ParentUDW (other than Equity Interests, Disqualified Stock or debt securities sold to a Restricted Subsidiary of ParentUDW); plus

(c)  to the extent that any Restricted Investment that was made after the Effective Date is sold or disposed of for cash or Cash Equivalents or otherwise cancelled, liquidated or repaid for cash or Cash Equivalents, the lesser of (i) the return of capital received in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)  to the extent that any Unrestricted Subsidiary designated as such after the Effective Date is redesignated as a Restricted Subsidiary after the Effective Date, the lesser of (i) the Fair Market Value of the Restricted Investment made by ParentUDW or any of the Restricted Subsidiaries in such Subsidiary as of the date of such redesignation and (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Effective Date.

(II)           Upon the consummation of a Qualified MLP IPO (the date of such consummation, the "MLP IPO Date"), the Borrower and its Restricted Subsidiaries will no longer be subject to Section 7.15(I) and instead the Borrower and its Restricted Subsidiaries will be subject to this Section 7.15(II).  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment (which, following the MLP IPO Date, shall be defined as set forth in Section 7.15(I), but substituting the "Borrower" for each reference to "ParentUDW") unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

(A)           if the Borrower's Consolidated Interest Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is not less than 2.0 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2) through (5) and (7) through (12) of Section 7.15(III)) with respect to the quarter for which such Restricted Payment is made is less than the sum, without duplication, of:

(i)  Available Cash with respect to the Borrower's most recently ended fiscal quarter for which internal financial statements are available; plus

(ii)  100% of the aggregate net cash proceeds or the Fair Market Value of assets other than cash, in each case, received by the Borrower or any Restricted Subsidiary from any Person other than the Borrower or any of its Subsidiaries since the MLP IPO Date as a contribution to its common equity capital or from the issue or sale of the Borrower's Equity Interests (other than Disqualified Stock and other than cash contributed to, or purchases of Equity Interests of, the Borrower out of proceeds from the sale of Equity Interests to the MLP in connection with a Qualified MLP IPO) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower, in each case that have been converted into or exchanged for Equity Interests (other than Disqualified Stock) of the Borrower (other than Equity Interests, Disqualified Stock or debt securities sold to a Restricted Subsidiary of the Borrower); plus

(iii)  to the extent that any Restricted Investment that was made by the Borrower or any of its Restricted Subsidiaries after the Effective Date is sold or disposed of for cash or Cash Equivalents or otherwise cancelled, liquidated or repaid for cash or Cash Equivalents, in each case after the MLP IPO Date, the lesser of (a) the return of capital received in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any) and (b) the initial amount of such Restricted Investment; plus

(iv)  to the extent that any Unrestricted Subsidiary designated as such after the Effective Date is redesignated as a Restricted Subsidiary after the MLP IPO Date, the lesser of (a) the Fair Market Value of any Restricted Investment made by the Borrower or any of its Restricted Subsidiaries in such Subsidiary as of the date of such redesignation and (b) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the MLP IPO Date, to the extent such amounts have not been included in Available Cash for any period commencing on or after the MLP IPO Date (items (ii), (iii) and (iv) being referred to as "Incremental Funds"); minus

(v)  the aggregate amount of Incremental Funds previously expended pursuant to this clause (A) or clause (B) below; or

(B)           if the Borrower's Consolidated Interest Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is less than 2.0 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2) through (5) and (7) through (12) of Section 7.15(III)) with respect to the quarter for which such Restricted Payment is made is less than the sum, without duplication, of:

(i)  $35,000,000 less the aggregate amount of all Restricted Payments made by the Borrower and its Restricted Subsidiaries pursuant to this clause (B)(i) since the MLP IPO Date; plus

(ii)  Incremental Funds to the extent not previously expended pursuant to this clause (B) or clause (A) above.

(III)           The preceding paragraphs (I) and (II) will not prohibit (provided that, following the MLP IPO Date, all references in this Section 7.15(III) to the "Parent" shall be deemed to be references to the "Borrower"):

(1)           the payment of any dividend or distribution or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(2)           the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Parent) of, Equity Interests of the Parent (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Parent; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from (a) Section 7.15(I)(3)(b) and (b) the calculation of Available Cash and Incremental Funds in Section 7.15(II);

(3)           the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Parent or any Restricted Subsidiary that is contractually subordinated to the Loan Document Obligations with the net cash proceeds from a substantially concurrent Incurrence of Permitted Refinancing Indebtedness;

(4)           the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary that is not a wholly owned Subsidiary of the Parent to the holders of minority interests in its Equity Interests on a pro rata basis or on a basis more favorable to the Parent or its Restricted Subsidiaries;

(5)           so long as no Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Parent or Disqualified Stock or Preferred Stock of any Restricted Subsidiary issued after the Effective Date in accordance with the then-applicable Consolidated Interest Coverage Ratio test set forth in Section 7.16(a);

(6)           prior to the consummation of a Qualified MLP IPO, so long as the aggregate principal amount of the Consolidated Total Indebtedness of ParentUDW and the Restricted Subsidiaries does not exceed 75% of the sum of the Completed Drilling Equipment Value and the Contracted Drilling Equipment Value at such time and no Default or Event of Default has occurred or is continuing, the making of any Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (6), not exceeding the aggregate amount of Excess Non-Collateral Vessel Proceeds;

(7)           cash payments in lieu of the issuance of fractional shares, or payments to dissenting stockholders (a) pursuant to applicable law or (b) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Agreement;

(8)           so long as no Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent or any Restricted Subsidiary (or, following the consummation of a Qualified MLP IPO, of any direct or indirect parent company of the Borrower) held by any current or former officer, director or employee of the Parent or any Restricted Subsidiary pursuant to any equity subscription agreement, employee stock ownership plan or similar trust, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5,000,000 in any calendar year (with any portion of such $5,000,000 amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount);

(9)           the purchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants, rights to acquire Equity Interests or other convertible securities, to the extent such Equity Interests represent a portion of the exercise or conversion price thereof or the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Parent or any Restricted Subsidiary (or, following the consummation of a Qualified MLP IPO, of any direct or indirect parent company of the Borrower) held by any current or former officers, directors or employees of the Parent or any Restricted Subsidiary in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(10)           any purchase, redemption, defeasance or other acquisition or retirement of any Indebtedness subordinated to the Loan Document Obligations from proceeds of an Asset Sale or in the event of a Change of Control, in each case only if prior to or simultaneously with such purchase, redemption, defeasance or other acquisition or retirement, the Parent or any Restricted Subsidiary has made an Asset Sale Offer or Change of Control Offer, as applicable, as provided in this Agreement and has completed the repurchase or repayment of all Loans in connection with such Asset Sale Offer or Change of Control Offer in accordance with the requirements of this Agreement;

(11)           any Restricted Payment (other than a Restricted Payment made in cash or Cash Equivalents) to be made in connection with or as a result of completing the MLP Formation Transactions as described herein;

(12)           so long as no Event of Default has occurred and is continuing or would result therefrom, any other Restricted Payments so long as, after giving effect thereto, including the use of proceeds therefrom, the Consolidated Total Leverage Ratio of the Parent shall not exceed 3.0 to 1.0; and

(13)           prior to the consummation of a Qualified MLP IPO, so long as no Event of Default has occurred and is continuing, any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (13), does not exceed the greater of (x) $150,000,000 and (y) 5.0% of Net Tangible Assets at such time.

(IV)           The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The Fair Market Value of any assets or securities that are required to be valued by this Section 7.15 will be determined by the Board of Directors of the Parent whose resolution with respect thereto will be delivered to the Administrative Agent.  For purposes of determining compliance with this Section 7.15, in the event that a Restricted Payment meets the criteria of more than one of the applicable categories of Restricted Payments in Sections 7.15(I) and 7.15(II) or the clauses (1) through (13) of Section 7.15(III) or as a Permitted Investment, the Parent will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 7.15.

7.16.  Limitations on Indebtedness and Issuance of Preferred Stock.

(a)  The Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "Incur," "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing), any Indebtedness (including Acquired Debt) or issue any Disqualified Stock, and the Parent will not permit any of the Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Parent or any Restricted Subsidiary may Incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may issue Preferred Stock, if, immediately after giving pro forma effect to the Incurrence of such Indebtedness or the issuance of such Disqualified Stock or Preferred Stock and the receipt and application of the net proceeds thereof, the Consolidated Interest Coverage Ratio of the Parent for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.0 to 1.0.

(b) Section 7.16(a) will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

(1)           the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness under one or more Credit Facilities Incurred (a) in connection with the financing of the business and operations (but not to refinance any Indebtedness) of the Parent and its Restricted Subsidiaries, including all or any part of the purchase price, lease expense, charter expense, rental payments or cost of design, construction, installation or improvement of Drilling Equipment used in the Permitted Business, whether through the charter of, leasing of or the direct purchase of, or of the Capital Stock of any Person owning, such Drilling Equipment (including any Indebtedness deemed to be Incurred in connection with such purchase) (it being understood that any such Indebtedness may be Incurred after the acquisition, purchase, charter or leasing or the construction, installation or the making of any improvement with respect to any such Drilling Equipment) or (b) Permitted Refinancing Indebtedness in respect of Indebtedness otherwise Incurred pursuant to this clause (1); provided that, after giving pro forma effect to the Incurrence of such Indebtedness and the application of the proceeds thereof (including any related purchase of Drilling Equipment), the aggregate principal amount of the Consolidated Total Indebtedness of the Parent and its Restricted Subsidiaries shall not exceed the greater of (x) $550,000,000 multiplied by the number of Qualified Vessels and (y) the sum of (i) 75% of the Completed Drilling Equipment Value at such time and (ii) 75% of the Contracted Drilling Equipment Value at such time;

(2)           the Incurrence (a) by the Borrowers and any Guarantor of Indebtedness represented by the Loans and the related Loan Guarantees, (b) of Permitted Tranche B-2 Refinancing Indebtedness, (c) prior to the consummation of a Qualified MLP IPO, by ParentUDW or any Restricted Subsidiary (other than the Borrower or any Subsidiary of the Borrower) of $1,350,000,000 aggregate principal amount of Indebtedness under the Ventures Facilities Agreement, and the guarantees thereof and (d) the Parent or any Restricted Subsidiary of Existing Indebtedness;

(3)           the Incurrence by the Parent or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the Net Proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness) that was permitted to be Incurred under Section 7.16(a) or clause (2)(other than, following the consummation of a Qualified MLP IPO, clause (2)(c)), this clause (3) or clause (10) of Section 7.16(b);

(4)           the Incurrence by the Parent or any Restricted Subsidiary of intercompany Indebtedness between or among the Parent and the Restricted Subsidiaries; provided, however, that:

(a) if the Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not the Borrower, Finco or any Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Loan Document Obligations then due with respect to the Loans or the relevant Loan Guarantee, as applicable; and

(b) upon any (i) subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent or a Restricted Subsidiary, or (ii) sale or other transfer of any such Indebtedness to a Person that is not the Parent or a Restricted Subsidiary, the exception provided by this clause (4) shall no longer be applicable to such Indebtedness and such Indebtedness will be deemed to have been Incurred at the time of any such issuance or transfer;

(5)           the Incurrence by the Parent or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business and not for speculative purposes (including the Hedging Obligations described in Section 5.01(q));

(6)           the guarantee by the Parent or any Restricted Subsidiary of Indebtedness of the Parent or a Restricted Subsidiary that was permitted to be Incurred by another provision of this Section 7.16; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Loans or a Loan Guarantee, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(7)           the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, and performance and surety bonds or other Indebtedness of a like nature, in each case in the ordinary course of business;

(8)           the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(9)           the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Parent or any Restricted Subsidiary pursuant to such agreements, in each case, Incurred in connection with the acquisition or disposition of any business, assets or the Capital Stock of a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or the Capital Stock of a Subsidiary for the purpose of financing such acquisition; provided, however, that, in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value)) actually received by the Parent and the Restricted Subsidiaries in connection with such disposition;

(10)           Indebtedness of any Person Incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Parent or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Parent or a Restricted Subsidiary or (b) otherwise in connection with or contemplation of such acquisition); provided, however, with respect to this clause (10), that at the time of such acquisition or other transaction pursuant to which such Indebtedness is deemed to be Incurred, (x) the Parent could Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in Section 7.16(a), after giving pro forma effect to such acquisition or other transaction or (y) the Consolidated Interest Coverage Ratio would not be less than it was immediately prior to giving effect to such acquisition or other transaction;

(11)           the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness through the provision of bonds, guarantees, letters of credit or similar instruments required by the United States Federal Maritime Commission or any other governmental or regulatory agencies, foreign or domestic, including, without limitation, customs authorities; in each case, for Vessels owned, operated or chartered by, or in the ordinary course of business of, the Parent or any of its Restricted Subsidiaries;

(12)           the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness in the form of customer deposits and advance payments received in the ordinary course of business from customers for services purchased in the ordinary course of business; and

(13)           the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness not otherwise permitted pursuant to clauses (1) through (12) above that, together with any other Indebtedness Incurred pursuant to this clause (13) and then outstanding, has an aggregate principal amount (or accreted value, as applicable) not to exceed the greater of (x) $100,000,000 and (y) 3.50% of Net Tangible Assets at such time.

(c) For purposes of determining compliance with this Section 7.16, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) of Section 7.16(b), or is entitled to be Incurred pursuant to Section 7.16(a), the Parent or the applicable Restricted Subsidiary will be permitted to classify such item of Indebtedness (or any portion thereof) on the date of its Incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 7.16.  The accrual of interest or Preferred Stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred

Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this Section 7.16.  Further, the reclassification of any lease or other liability of the Parent, the Borrowers or any Restricted Subsidiary as Indebtedness due to a change of accounting principles after the Effective Date will not be deemed an incurrence of Indebtedness for purposes of this Section 7.16.

(d)  For purposes of determining compliance with this Section 7.16, the amount of any Indebtedness outstanding as of any date will be:

(1)           the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)           the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)           in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

(e)  For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in another currency will be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that (1) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than dollars, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced and (2) the Dollar Equivalent of the principal amount of any such Indebtedness outstanding on the Effective Date will be calculated based on the relevant currency exchange rate in effect on the Effective Date.

(f)  Notwithstanding any other provision of this Section 7.16, the maximum amount of Indebtedness that the Parent or the applicable Restricted Subsidiary may Incur pursuant to this Section 7.16 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

7.17.  Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.

(a) The Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or permit to become effective any consensual encumbrance or restriction on the ability of any of the Restricted Subsidiaries to:

(1)           pay dividends or make any other distributions on its Capital Stock to the Parent or any of the Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Parent or any of the Restricted Subsidiaries;

(2)           make loans or advances to the Parent or any of the Restricted Subsidiaries; or

(3)           sell, lease or transfer any of its properties or assets to the Parent or any of the Restricted Subsidiaries.

(b) However, Section 7.17(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1)           agreements governing Indebtedness as in effect on the Effective Date (including the Ventures Facilities Agreement);

(2)           restrictions contained in, or in respect of, Hedging Obligations permitted to be Incurred by this Agreement;

(3)           the Loan Documents, the Collateral Agreements and the other Pari Passu Documents;

(4)           applicable law, rule, regulation or order;

(5)           any instrument governing Indebtedness or Capital Stock of a Person acquired by the Parent or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be Incurred;

(6)           customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7)           purchase money obligations for property acquired in the ordinary course of business, mortgage financings and Capital Lease Obligations that impose restrictions on the property purchased or mortgaged or leased of the nature described in Section 7.17(a)(3);

(8)           any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the assets of any Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(9)           Liens permitted to be Incurred under Section 7.13 that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)           provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(11)           restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(12)           any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1), (3), (5) and (7) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Parent, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(13)           any encumbrance or restriction contained in the terms of any Indebtedness that is permitted to be Incurred subsequent to the Effective Date pursuant to Section 7.16 or any agreement pursuant to which such Indebtedness was issued; provided that, at the time such Indebtedness is Incurred, either (1) such encumbrance or restriction is customary for financings of the same type, and such restrictions would not reasonably be expected to materially impair the Borrowers' ability to make scheduled payments of interest and principal on the Loans when due or, prior to the consummation of a Qualified MLP IPO, ParentUDW's ability to make payment under its Loan Guarantee, as determined in good faith by a Financial Officer or (2) restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Loan Documents or the agreements governing Existing Indebtedness as in effect on the Effective Date, as determined in good faith by a Financial Officer; and

(14)           encumbrances or restrictions of the nature described in Section 7.17(a)(3) with respect to property under a charter, lease or other agreement that has been entered into in the ordinary course for the employment, charter or other hire of such property.

7.18.  Consolidated Net Leverage Ratio.  The Borrower will not permit its Consolidated Net Leverage Ratio as of the last day of any period of four consecutive fiscal quarters ending with any fiscal quarter set forth below to exceed the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending	Consolidated Net Leverage Ratio
December 31, 2013	6.5 to 1.00
March 31, 2014	6.5 to 1.00
June 30, 2014	6.5 to 1.00
September 30, 2014	6.0 to 1.00
December 31, 2014	6.0 to 1.00
March 31, 2015	5.5 to 1.00
June 30, 2015	5.5 to 1.00
September 30, 2015 and thereafter	5.0 to 1.00

7.19.  Designation of Restricted and Unrestricted Subsidiaries.

(I)           The Board of Directors of the Parent may designate any Restricted Subsidiary (other than the Borrowers and any Subsidiary that holds an interest in any Collateral Vessel or any Related Assets with respect to any Collateral Vessel or is party to any Collateral Vessel Contract) to be an Unrestricted Subsidiary if:

(a) The Parent could make the Restricted Payment (including as a Permitted Investment) which is deemed to occur upon such designation by Section 7.15 equal to the Fair Market Value of all outstanding Investments owned by the Parent and the Restricted Subsidiaries in such Subsidiary at the time of such designation;

(b) such Restricted Subsidiary meets the definition of an "Unrestricted Subsidiary";

(c) the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default or no Default and Event of Default would be in existence following such designation; and

(d) the Borrower delivers to the Administrative Agent a certified copy of a resolution of the Board of Directors of the Parent giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 7.15.

(II) If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Parent and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 7.15 or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower.

(III) If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary or any other Unrestricted Subsidiary would fail to meet the definition of an "Unrestricted Subsidiary", then such

Subsidiary will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date pursuant to Section 7.16, the Borrower or the applicable Restricted Subsidiary will be in default under Section 7.16.

(IV) The Board of Directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if:

(a) the Parent and the Restricted Subsidiaries could Incur the Indebtedness which is deemed to be Incurred upon such designation under Section 7.16, equal to the total Indebtedness of such Subsidiary calculated on a pro forma basis as if such designation had occurred on the first day of the four-quarter reference period;

(b) the designation would not constitute or cause a Default or Event of Default; and

(c) the Borrower delivers to the Administrative Agent a certified copy of a resolution of the Board of Directors of the Parent giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions, including the Incurrence of Indebtedness under Section 7.16.

7.20.  Business Activities.

The Parent will not, and will not permit any of the Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Parent and the Restricted Subsidiaries taken as a whole.

7.21.  Rights to Earnings from Collateral Vessels and Ownership of Collateral Vessels.

Prior to the consummation of a Qualified MLP IPO, ParentUDW will not, and will not permit any of its Subsidiaries (other than the Borrower or any Borrower Subsidiary Guarantor), and following the consummation of a Qualified MLP IPO, the Borrower will not permit any of its Subsidiaries (other than a Borrower Subsidiary Guarantor) to, be or become party to any Collateral Vessel Contract (including as a charterer of any Collateral Vessel) or otherwise hold the right to directly receive any Earnings attributable to any Collateral Vessel or any other Related Assets with respect to any Collateral Vessel; provided, that a Local Content Subsidiary may be a party to a Collateral Vessel Contract in respect of a Collateral Vessel or otherwise hold the right to receive Earnings attributable to a Collateral Vessel or any Related Assets with respect to any Collateral Vessel (other than any Capital Stock of any Restricted Subsidiary that owns a Collateral Vessel) to the extent required by any law, regulation or requirement of any applicable jurisdiction, so long as such Local Content Subsidiary does not (a) receive more than 40% of the Earnings or Related Assets (other than any Capital Stock of any Restricted Subsidiary that owns a Collateral Vessel) with respect to such Collateral Vessel and (b) Incur Indebtedness that exceeds $30,000,000 in the aggregate at any one time outstanding; provided further that each Local Content Subsidiary (other than the Angolan and Brazilian Local Content Subsidiaries) shall be a direct or indirect Subsidiary of the Borrower (other than as may be required pursuant to local laws, regulations and requirements).  The Borrower shall, or shall cause one or more of the Borrower Subsidiary Guarantors to, at all times maintain the Earnings Accounts, and each Earnings Account shall at all times be in the name of the Borrower or a Borrower Subsidiary Guarantor and be subject to an account control agreement (or other comparable arrangements under U.K. law or other laws acceptable to the Pari Passu Collateral Agent).

Prior to the consummation of a Qualified MLP IPO, ParentUDW will not directly own, and will not permit any Restricted Subsidiary that is not the Borrower or a Borrower Subsidiary Guarantor to directly own, a Collateral Vessel.  Following the consummation of a Qualified MLP IPO, the Borrower will not permit any Restricted Subsidiary that is not a Borrower Subsidiary Guarantor to directly own a Collateral Vessel.

7.22.  Limitation on Asset Sales.

(I) The Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale (other than an Involuntary Transfer) unless:

(1)           the Parent or the Restricted Subsidiary, as the case may be, receives consideration at the time of consummation of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)           at least 75% of the consideration received in such Asset Sale by the Parent or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, to the extent that any disposition in such Asset Sale was of Collateral, the non-cash consideration received is pledged as Collateral under the Collateral Agreements within 20 Business Days, in accordance with the requirements set forth in this Agreement;

(II) For purposes of this provision, each of the following will be deemed to be cash:

(a)           any Indebtedness or other liabilities, as shown on the Parent's most recent consolidated balance sheet, of the Parent or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Loan Document Obligations) that are assumed, repaid or retired by the transferee of any such assets so long as the Parent or such Restricted Subsidiary is released from further liability;

(b)           any securities, notes or other obligations received by the Parent or any such Restricted Subsidiary from such transferee that are, subject to ordinary settlement periods, converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents within one year following the closing of such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion; and

(c)           any stock or assets of the kind referred to in Section 7.22(III)(2) or (4).

(III) Within 365 days after the receipt of any Net Proceeds from an Asset Sale (including, without limitation, an Involuntary Transfer), the Parent or the applicable Restricted Subsidiary, as the case may be, may apply such Net Proceeds at its option to any combination of the following:

(1)           to purchase, repay or prepay Pari Passu Obligations or other secured Indebtedness of the Borrower or any Borrower Subsidiary Guarantor or, in the case of an Asset Sale other than of Collateral, any Indebtedness (other than Indebtedness that is subordinated in right of payment to the Loan Document Obligations, whether or not secured (including, without limitation, prepayments of Term Loans)) of the Parent or any Restricted Subsidiary (and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto);

(2)           to acquire all or substantially all of the assets of, or any Capital Stock of, any Person primarily engaged in a Permitted Business, if, in the case of any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary after giving effect to such acquisition;

(3)           to make a capital expenditure for the Parent or any of its Restricted Subsidiaries; or

(4)           to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels, related assets and any related Ready for Sea Costs) for the Parent or any of the Restricted Subsidiaries or make any deposit, installment or progress payment in respect of such assets or payment of any related Ready for Sea Costs;

provided that (x) a binding commitment made within the 365-day period described above by the Borrowers or the applicable Restricted Subsidiary to apply Net Proceeds from an Asset Sale in accordance with clauses (2) through (4) above shall toll the 365-day period in respect of such Net Proceeds for a period not to exceed 180 days from the expiration of the aforementioned 365-day period, provided that such Net Proceeds are actually used within the later of 365 days from their receipt from such Asset Sale or 180 days from the date of such binding commitment; provided further that a binding commitment to apply Net Proceeds from an Asset Sale to the purchase, acquisition or construction of an Additional Drilling Unit shall instead toll the 365-day period in respect of such Net Proceeds for a period not to exceed 365 days from the expiration of the aforementioned 365-day period so long as such Net Proceeds are actually used within the later of 365 days from their receipt from such Asset Sale or 365 days from the date of such binding commitment; (y) if the assets sold or transferred in such Asset Sale constituted Collateral, the Parent shall pledge or cause the applicable Restricted Subsidiary to pledge any assets (including without limitation any acquired Capital Stock) acquired with the Net Proceeds of such Asset Sale pursuant to clauses (2) and (4) above to secure the Secured Obligations and other Pari Passu Obligations on a first-priority basis (subject to Permitted Collateral Liens) pursuant to the Collateral Agreements and (z) prior to the consummation of a Qualified MLP IPO, if the assets sold or transferred in such Asset Sale include a Vessel that does not constitute Collateral, then ParentUDW or the applicable Restricted Subsidiary, as the case may be, may with respect to the Net Proceeds of up to two Vessels elect to, in lieu of the application or investment provided in clauses (1) through (4) above, apply such Net Proceeds within 30 days following the receipt of proceeds from such Asset Sale to (i) repay all Indebtedness secured by such assets and (ii) purchase, repay or prepay any other Indebtedness of ParentUDW or any of the Restricted Subsidiaries so that the aggregate principal amount of the Consolidated Total Indebtedness of ParentUDW and its Restricted Subsidiaries does not exceed 75% of the sum of the Completed Drilling Equipment Value and the Contracted Drilling Equipment Value at such time (an Asset Sale of a Vessel whose Net Proceeds are applied pursuant to this clause (z), a "Non-Collateral Vessel Sale").  Notwithstanding the foregoing, and subject to Section 7.22(IX), upon the consummation of a Qualified MLP IPO, any Net Proceeds from an Asset Sale completed prior to such Qualified MLP IPO will cease to be Net Proceeds unless such Asset Sale was completed by, and the related Net Proceeds were retained by, the Borrower or its Restricted Subsidiaries.

(IV) Pending the final application of any Net Proceeds, the Parent or the applicable Restricted Subsidiary may apply the Net Proceeds to temporarily reduce outstanding revolving credit Indebtedness of the Parent or any of the Restricted Subsidiaries, respectively, or invest the Net Proceeds in cash and Cash Equivalents.

(V) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 7.22(III) will constitute "Excess Proceeds."  For the avoidance of doubt, the application of Net Proceeds relating to a Vessel that does not constitute Collateral in accordance with clause (z) in Section 7.22(III) will be deemed to have fully satisfied the application of all Net Proceeds from the applicable Asset Sale of such Vessel.  When the aggregate amount of Excess Proceeds exceeds $50,000,000, the Parent will, or will cause the applicable Restricted Subsidiary to, within 10 Business Days thereof, make an offer (the "Asset Sale Offer") to all Lenders and holders of unsubordinated Indebtedness of the Parent or any Restricted Subsidiary containing provisions similar to those set forth in this Agreement with respect to offers to repay, purchase or redeem such Indebtedness with the proceeds of sales of assets to repay, purchase or redeem the maximum principal amount of Loans and such unsubordinated Indebtedness that may be repaid, purchased or redeemed out of the Excess Proceeds; provided, that to the extent such Excess Proceeds were received in respect of the sale or transfer of assets that constituted Collateral, then the Parent will, or will cause the applicable Restricted Subsidiary to, make such Asset Sale Offer solely to holders of Pari Passu Obligations (and, to the extent such Excess Proceeds were received in respect of the sale or transfer of assets that did not constitute Collateral, but secured such other unsubordinated Indebtedness, such Asset Sale Offer may be made, to the extent required by the terms thereof, first or instead to holders of such other secured unsubordinated Indebtedness to the extent of those Excess Proceeds, in accordance with the terms of such Indebtedness).  The offer price in any Asset Sale Offer will be equal to 100% of the outstanding principal amount of the Loans, plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash.  The aggregate principal amount of Loans repaid pursuant to an Asset Sale Offer shall be applied to the remaining scheduled installments of principal with respect to the applicable Class of Loans on a pro rata basis.  If the aggregate principal amount of Indebtedness tendered in or required to be repaid pursuant to such Asset Sale Offer exceeds the amount of Excess Proceeds, the applicable Loans will be purchased on a pro rata basis and, if applicable, the Parent shall select such other Indebtedness for purchase or redemption based on amounts tendered or required to be prepaid.  For the purposes of calculating the principal amount of any such Indebtedness not denominated in Dollars, such Indebtedness shall be calculated by converting any such principal amounts into their Dollar Equivalent determined as of the Business Day immediately prior to the date on which the Asset Sale Offer is announced.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, such Excess Proceeds shall not constitute Collateral and the Parent and the Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Loan Documents.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(VI) Notwithstanding anything to the contrary contained in this Section 7.22 with respect to any Asset Sale that is an Event of Loss, such Event of Loss and the Event of Loss Proceeds in respect thereof will be governed by Section 4.02(a) and not this Section 7.22.

(VII) In the event that, pursuant to this Section 7.22, the Borrower is required to commence an Asset Sale Offer, each such Asset Sale Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"); provided that such Asset Sale Offer Period shall be extended in order to terminate substantially contemporaneously with the comparable time periods provided to holders of other Pari Passu Obligations participating in such Asset Sale Offer, if any.  No later than five (5) Business Days after the termination of the Asset Sale Offer Period (the "Asset Sale Offer Settlement Date"), the Borrower shall apply all Excess Proceeds as set forth above.

(VIII) Upon the commencement of an Asset Sale Offer, the Borrower shall deliver a notice to the Administrative Agent at the Notice Office, which the Administrative Agent shall promptly deliver to each Lender.  The notice shall state:

(1)           that the Asset Sale Offer is being made pursuant to this Section 7.22 and the length of time the Asset Sale Offer shall remain open, including the time and date the Asset Sale Offer will terminate (the "Asset Sale Offer Termination Date");

(2)           the amount of Excess Proceeds, the offer price (as set forth above) and the Asset Sale Offer Settlement Date;

(3)           that the Lenders electing to have any Loans purchased pursuant to any Asset Sale Offer shall be required to notify the Borrowers and the Administrative Agent at least one Business Day before the Asset Sale Offer Termination Date; and

(4)           that Lenders shall be entitled to withdraw their election if the Administrative Agent, receives, not later than the Business Day prior to the Asset Sale Offer Termination Date, a facsimile transmission or letter setting forth the name of the Lender, a statement that such Lender is withdrawing its election to have its Loans purchased and the principal amount of the Loans with respect to which such Lender is withdrawing its election.

(IX) Notwithstanding anything herein to the contrary, in the event that any Asset Sale Offer, Change of Control Offer or Event of Loss Offer has been commenced but not yet completed prior to the consummation of a Qualified MLP IPO, ParentUDW or the applicable Restricted Subsidiary making such offer shall complete the repayment, repurchase or redemption of all Loans and other Pari Passu Obligations validly tendered for payment in connection with such Asset Sale Offer, Change of Control Offer or Event of Loss Offer prior to the consummation of such Qualified MLP IPO to the extent otherwise required by the terms of such offer.

7.23.  Suspension of Covenants.

(a) During any period of time that the Loans have an Investment Grade Rating and no Default or Event of Default has occurred and is continuing under this Agreement (a "Suspension Event"), then, beginning on that day, the Parent and the Restricted Subsidiaries will not be subject to the covenants set forth in the following Sections of this Agreement (collectively, the "Suspended Covenants"):

(1)           Section 7.12;

(2)           Section 7.15;

(3)           Section 7.16;

(4)           Section 7.17; and

(5)           Section 7.22;

provided, however, that if the Parent and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, Moody's or S&P withdraws its ratings or downgrades the ratings assigned to the Loans so that the Loans do not have an Investment Grade Rating, or an Event of Default (other than with respect to the Suspended Covenants) occurs and is continuing, the Suspension Event shall cease to be in effect and the Suspended Covenants will come back into effect, subject to the terms, conditions and obligations set forth in this Agreement.

(b) During any period that the foregoing covenants have been suspended, the Board of Directors of the Parent shall not designate any of the Restricted Subsidiaries as Unrestricted Subsidiaries pursuant to Section 7.19.

 (c) Prior to the consummation of a Qualified MLP IPO, upon the occurrence of a Suspension Event, the amount of Excess Non-Collateral Vessel Proceeds shall be reset at zero.

(d) The Suspended Covenants will be reinstituted and apply according to their terms as of and from the first day on which a Suspension Event ceases to be in effect. The Suspended Covenants will not, however, be of any effect with respect to actions properly taken in compliance with the provisions of this Agreement during the continuance of such Suspension

Event, and, following reinstatement, the calculations under Section 7.15 shall be made as if such covenant had been in effect since the Effective Date except that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. All Indebtedness Incurred during the continuance of the suspension period will be classified as having been incurred pursuant to Section 7.16(b)(2)(d).

7.24.  Activities of Finco.

Finco may not hold assets, become liable for any obligations or engage in any business activities; provided that it may be a co-borrower or co-issuer with respect to the Loan Document Obligations or any other Indebtedness issued or Incurred by the Borrower and may engage in any activities directly related thereto or in connection therewith. Finco shall be a Restricted Subsidiary that is a wholly owned Subsidiary of the Borrower at all times.

7.25.  Post-Closing Collateral Obligations.

The Loan Parties shall satisfy the Collateral and Guarantee Requirement in respect of the Collateral owned by such Loan Parties on the Effective Date on or before the date that is 30 days following the Effective Date.

7.26.  Use of Proceeds.

The proceeds of the Loans made hereunder shall be utilized to consummate the 2013 Refinancing, to finance offshore drilling rigs and drillships or for any other purposes permitted under the Parent's Existing Indebtedness, including the DRH Existing Notes Indenture and the indenture governing the UDW 9.50% Senior Unsecured Notes.

7.27.  Consent.

Parent and the Borrower shall, and shall cause each applicable Borrower Subsidiary Guarantor to, use commercially reasonable efforts to obtain the consent of Petróleo Brasileiro S.A. – Petrobras to the Earnings Assignments in respect of the Ocean Rig Mykonos and the Ocean Rig Corcovado within six (6) months of the Effective Date (or such later date as may be permitted by the Administrative Agent in its sole discretion).

SECTION 8.  Events of Default and Remedies.

(a)  Each of the following specified events shall constitute an "Event of Default":

(1)           default in any payment of interest with respect to Loan Document Obligations any Loan or Note when due and continued for 30 days;

(2)           default in the payment when due (at maturity, upon redemption or required repurchase, upon declaration of acceleration or otherwise) of the principal of, or premium, if any, on, any Loan or Note or any other amounts owing hereunder or under any other Loan Document;

(3)           failure by ParentUDW, the Borrower, Finco or any Guarantor to comply with Section 7.14; or

(4)           failure by the Parent or any of the Restricted Subsidiaries for 60 days after notice to the Borrower by the Administrative Agent to comply with any covenant or agreement (other than a default referred to in clauses (1), (2) and (3) above) (provided that, in the case of Section 7.05, such period of continuance to such default or breach shall be 120 days after written notice described in this clause (4) has been given);

(5)           default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Parent or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Parent or any of the Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Effective Date, if that default:

(a)  is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

(b)  results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in either case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25,000,000 or more; provided, however, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Loans shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6)           failure by the Parent, any of the Restricted Subsidiaries or any other Guarantor to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25,000,000, which judgments are not paid, discharged or stayed for a period of 60 days after the due date thereof;

(7)           breach by the Borrowers or any Guarantor of any material representation or warranty or agreement in the Collateral Agreements, the repudiation by either of the Borrowers or any Guarantor of any of its obligations under the Collateral Agreements or the unenforceability of the Collateral Agreements against either Borrower or any Guarantor for any reason; (i) the Collateral Agreements shall for any reason cease to create a valid and perfected first-priority Lien on any portion of the Collateral having a Fair Market Value in excess of $25,000,000 (in each case, other than in accordance with the terms of this Agreement, the Intercreditor Agreement or the terms of the Collateral Agreements) or (ii) the Parent or any Restricted Subsidiary asserts in writing that any Lien created under the Collateral Agreements is invalid or unenforceable;

(8)           except as permitted by this Agreement or any Loan Guarantee, any Loan Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person duly acting on behalf of any Guarantor, denies or disaffirms its obligations under its Loan Guarantee;

(9)           the Parent or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, takes any of the following actions, pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents in writing to the entry of an order for relief against it in an involuntary case,

(c) consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) admits in writing it generally is not paying its debts as they become due; or

(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law, which order or decree remains unstayed and in effect for 60 consecutive days, that:

(ii)
is for relief against the Parent, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case;

(iii)
appoints a Custodian (1) of the Parent, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or (2) for all or substantially all of the property of the Parent, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(iv)
orders the liquidation of the Parent, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; and

(10) any representation, warranty or statement made by or on behalf of the Parent or any of its Subsidiaries in any Loan Document or in any report, certificate or financial statement provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been untrue in any material respect on the date made.

(b)           In the case of an Event of Default described in clause (9) above, with respect to the Parent, the Borrowers or any Restricted Subsidiary that is a Guarantor, all outstanding Loan Document Obligations will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Administrative Agent or the Required Lenders may (and the Administrative Agent will, if directed by the Required Lenders) declare all the Loans to be due and payable immediately.

SECTION 9.  The Administrative Agent.

9.01.  Appointment.  The Lenders in their capacities as Lenders hereby irrevocably designate and appoint Deutsche Bank AG New York Branch, as Administrative Agent and Pari Passu Collateral Agent to act as specified herein and in the other Loan Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent and the Pari Passu Collateral Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent or the Pari Passu Collateral Agent, as the case may be, by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent and the Pari Passu Collateral Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.  For purpose of this Article 9, the term "Administrative Agent" shall be deemed to also refer to the Pari Passu Collateral Agent.

9.02.  Nature of Duties.

(a)  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non–appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note, and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

(b)  It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent in such capacity is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c)  The Administrative Agent, in such capacity, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

9.03.  Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Parent and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of the Parent and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this

Agreement or any other Loan Document or the financial condition of the Parent and their Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Parent and their Subsidiaries or the existence or possible existence of any Default or Event of Default.

9.04.  Certain Rights of the Administrative Agent.  If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

9.05.  Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

9.06.  Indemnification.  To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers or the Guarantors, the Lenders will reimburse and indemnify the Administrative Agent (and its Affiliates and their respective partners, members, directors, officers, agents, employees and controlling persons (if any)) in proportion to their respective Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document, or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's (or such affiliate's) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided, further, that nothing in this Section 9.06 shall serve to relieve any Loan Party of its indemnification obligations under this Agreement and the other Loan Documents.

9.07.  The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans under this Agreement, Deutsche Bank AG New York Branch shall have the rights and powers specified herein for a "Lender" and may exercise the same rights and powers as though it were not performing the Administrative Agent duties specified herein; and the term "Lender," "Required Lenders" or any similar terms shall, unless the context clearly indicates otherwise, include Deutsche Bank AG New York Branch in its respective individual capacities.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

9.08.  Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

9.09.  Resignation by the Administrative Agent.

(a)  The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving written notice to the Lenders and, unless a Default or an Event of Default under Section 8(a)(9) then exists, the Borrowers.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)  Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrowers, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrowers' approval shall not be required if an Event of Default then exists).

(c)  If a successor Administrative Agent shall not have been so appointed within 15 days of the date of the applicable notice of resignation, the Administrative Agent may then (but is not obligated to) appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)  The Administrative Agent's resignation will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice of resignation by the Administrative Agent (regardless of whether a replacement Administrative Agent has been appointed pursuant to clauses (b) and (c) above).  If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) by the date on which the Administrative Agent's resignation becomes effective, the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

9.10.  Co-Collateral Agent; Separate Collateral Agent.  At any time or from time to time, in order to comply with any applicable requirement of law, the Administrative Agent may appoint another bank or trust company or one or more other persons, either to act as co-agent or agents on behalf of the Administrative Agent and the other Lender Creditors with such power and authority as may be necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for indemnification and similar protections of such co-agent or separate agent substantially the same as those contained herein).  Notwithstanding anything to the contrary contained herein, every such agent, sub-collateral agent and every co-agent shall, to the extent permitted by law, be appointed and act and be such, subject to the condition that no power given hereby, or which is provided herein or in any other Loan Document to any such co- agent, sub-collateral agent or agent shall be exercised hereunder or thereunder by such co-agent or agent except jointly with, or with the consent in writing of, the Administrative Agent.

9.11.  Other Agents.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, none of the Joint Global Coordinators, Joint Bookrunners or Co-managers (collectively, the "Other Agents") shall have any powers, duties or responsibilities, nor shall the Other Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Other Agent.

9.12.  Security Trustee.  The Lenders in their capacities as Lenders and the counterparties (other than the Parent or any Subsidiary of the Parent) to any agreement the obligations under which constitute Secured Cash Management Obligations or Secured Hedging Obligations in their capacities as such (the "Secured Counterparties") hereby irrevocably designate and appoint Deutsche Bank AG New York Branch, as Security Trustee to act as specified herein and in the Ship Mortgages and other Loan Documents.  Each Lender hereby irrevocably authorizes, each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize or to have authorized, as the case may be, and each Secured Counterparty by the entrance into the applicable hedging agreement or agreement to provide cash management services shall be deemed irrevocably to authorize or to have authorized, the Security Trustee to take such action on its behalf under the provisions of this Agreement, the Ship Mortgages, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Security Trustee, as the case may be, by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Security Trustee may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.  For purposes of the reliance, indemnification and resignation provisions in this Article 9, the term "Administrative Agent" shall be deemed to also refer to the Security Trustee.

SECTION 10.  Miscellaneous.

10.01.  Payment of Expenses, etc.  The Borrowers hereby agree to:  (a)  pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Pari Passu Collateral Agent (including the reasonable fees and disbursements of Cravath, Swaine & Moore LLP and, if reasonably necessary, maritime counsel and a single local counsel in each appropriate jurisdiction, and, in the case of a conflict of interest, one additional counsel in each jurisdiction to such affected parties similarly situated) in connection with the administration of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and in connection with the preparation, negotiation, execution, delivery and administration of any amendment, waiver or consent relating hereto or thereto, and each of the Agents and Lenders in connection with the enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or protection of their rights hereunder or thereunder or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings, provided, however, that the Loan Parties shall not be responsible for fees, costs, out-of-pocket expenses and disbursements of legal counsel of the Administrative Agent and the Pari Passu Collateral Agent incurred in connection with the preparation and negotiation of the Loan Documents on or prior to the Effective Date; (b) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any other Loan Document or any payment thereunder, and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and (c) indemnify the Agents and each Lender, and each of their respective Affiliates and Related Parties (each, an "Indemnified Party") from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including, without limitation, the fees, charges and disbursements of one firm of counsel for all such Indemnified Parties, taken as a whole, and, if necessary, of a single firm of maritime counsel and a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Party and, if necessary, of a single firm of maritime counsel and a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected Indemnified Party)) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (i) any claim, investigation, litigation or other proceeding (whether or not any Indemnified Party is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Loan Party or any third party) related to the entering into and/or performance of this Agreement or any other Loan Document or the proceeds of any Loans hereunder or the consummation of the

Transactions or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, or (ii) the actual or alleged presence or Release of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Vessel or Real Property at any time owned, leased or operated by any of the Borrowers or any of their Subsidiaries, the generation, storage, transportation, handling, disposal or Release of Hazardous Materials by any of the Borrowers or any of their Restricted Subsidiaries at any location, whether or not owned, leased or operated by any of the Borrowers or any of their Subsidiaries, the noncompliance with Environmental Law (including applicable permits thereunder) applicable to any Vessel or Real Property at any time owned, leased, operated or occupied by any of the Borrowers or any of their Subsidiaries, or any Environmental Claim related to the Borrower or any of its Subsidiaries, or any Vessel or Real Property at any time owned, leased, operated or occupied by any of the Borrowers or any of their Subsidiaries, including, in each case, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation, claim or other proceeding, or any other liability or obligation under Environmental Law relating in any way to the Borrower or its Subsidiaries; provided that no such Indemnified Party will be indemnified for costs, expenses, losses, claims, damages, penalties or liabilities (a) to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the fraud, gross negligence or willful misconduct of such Indemnified Party, (b) to the extent resulting from a claim brought by the Parent or any of its Subsidiaries against such Indemnified Party for material breach in bad faith of such Indemnified Party's obligations hereunder, if the Parent or such Subsidiary has obtained a final and non-appealable judgment in its or its Subsidiary's favor on such claim, as determined by a court of competent jurisdiction or (c) to the extent resulting from a proceeding that does not involve an act or omission by the Parent or any of its Affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than claims against any Joint Global Coordinator, Joint Bookrunner, arranger, bookrunner or agent in its capacity as, or in fulfilling its role as, Joint Global Coordinator, Joint Bookrunner, arranger, bookrunner or agent, or any similar role, under this Agreement).  To the extent that the undertaking to indemnify, pay or hold harmless any Indemnified Party set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

Without limiting the Borrowers' reimbursement, indemnification and contribution obligations set forth in this Section 10.01, in no event will such Indemnified Party have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnified Party's activities related to this Agreement or the other Loan Documents.  In no event will the Borrowers have any liability to the Indemnified Parties for any indirect, consequential, special or punitive damages in connection with or as a result of the Borrowers' activities relating to this Agreement or the other Loan Documents, other than reimbursement, indemnity and contribution obligations set forth in this Section 10.01 relating to indirect, consequential, special or punitive damages for which an Indemnified Party is liable.

10.02.  Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Parent or any of its Subsidiaries against and on account of the Loan Document Obligations and liabilities of the Loan Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in the Loan Document Obligations purchased by such Lender pursuant to Section 10.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Loan Document Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

10.03.  Notices.

(a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.03(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:  if to the Borrowers, at the addresses specified opposite their signatures below or in the other relevant Loan Documents; if to any Lender, at the address it last provided to the Administrative Agent, if any, and if to the Administrative Agent, at the Notice Office; or, as to the Borrowers or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrowers and the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in Section 10.03(b), shall be effective as provided in such Section.

(b)  Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under Section 2 by electronic communication.  Each of the Administrative Agent and the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)  Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)  Platform.

(i)           Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the "Platform").

(ii)           The Platform is provided "as is" and "as available."  Neither the Administrative Agent nor any of its Affiliates warrants the adequacy of the Platform and each of the Administrative Agent and its Affiliates expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Administrative Agent or any of its Affiliates in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Affiliates have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers', any Loan Party's or the Administrative Agent's transmission of communications through the Platform.  "Communications" means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.04.  Benefit of Agreement; Assignments; Participations.

(a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that none of the Parent or the Borrowers may assign, delegate or otherwise transfer any of its rights, obligations or interest hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment, delegation or transfer by the Parent or the Borrowers without such consent shall be null and void), and provided, further, that, no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.04(c)), the Joint Global Coordinators and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the related parties of any of the Administrative Agent, the Joint Global Coordinators and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (2)  Subject to the conditions set forth in Section 10.04(b)(ii), any Lender (or any Lender together with one or more other Lenders) may assign and delegate to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrowers; provided that no consent of the Borrowers shall be required (1)(i) for an assignment and delegation to a Lender or an Affiliate of a Lender or (b) during the primary initial syndication of the Term Loans as arranged prior to the Effective Date and (2) if an Event of Default has occurred and is continuing, for any other assignment and delegation; provided further that the Borrowers shall be deemed to have consented to any such assignment and delegation unless the Borrowers have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment and delegation of all or any portion of a Loan to a Lender or an Affiliate of a Lender.

(ii)           Assignments and delegations shall be subject to the following additional conditions:  (A) except in the case of an assignment and delegation to a Lender or an Affiliate of a Lender or an assignment and delegation of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment and delegation (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment and delegation is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Borrowers and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing, (B) [Reserved], (C) the parties to each assignment and delegation shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the parties hereto agree that such assignment and delegation may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 4.07(g), (E) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 10.15; (F) Annex I shall be deemed modified to reflect the outstanding Loans of such new Lender and of the existing Lenders and (G) upon the surrender of the relevant Notes by the assigning Lender, new Notes will be issued, at the Borrowers' expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.04 (with appropriate modifications) to the extent needed to reflect the revised outstanding Loans.

(iii)           To the extent of any assignment pursuant to this Section 10.04, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned and delegated by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and delegated by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.07, 2.08, 4.07, 9.06 and 10.01 and to any fees payable hereunder that have accrued for such Lender's account but have not yet been paid).  Any assignment, delegation or other transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(c).

(c)  Any Lender may, without the consent of the Parent, the Borrowers or the Administrative Agent, sell participations to one or more Eligible Transferee (each, a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent, the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the approval of all the Lenders, or that requires the approval of all affected Lenders and the Participant is affected thereby.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant's rights against such Lender in respect of such participation to be those set forth in this Agreement executed by such Lender in favor of the participant relating thereto), except as provided in this Section 10.04(c).  The Borrowers agree that each participant shall be entitled to the benefits of Sections 2.08, 2.09 and 4.07 (subject to the requirements and limitations therein, including the requirements under Section 4.07(g) (it being understood that the documentation required under Section 4.07(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such participant (1) agrees to be subject to the provisions of Sections 2.10 and 2.11 as if it were an assignee under paragraph (b) of this Section; and (2) shall not be entitled to receive any greater payment under Sections 2.08 or 4.07 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law, rule, regulation, treaty, order, guideline, or directive (or in the interpretation or administration thereof) that occurs after the participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrowers' request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.11 with respect to any participant.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement or any other Loan Document (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)  Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or any central bank having jurisdiction over such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or central bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrowers), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

10.05.  No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Pari Passu Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrowers or any other Loan Party and the Administrative Agent, the Pari Passu Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Pari Passu Collateral Agent or any Lender would otherwise have.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Pari Passu Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

10.06.  Payments Pro Rata.

(a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrowers in respect of any Loan Document Obligations or Class of Loans hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Loan Document Obligations or Class of Loans with respect to which such payment was received.

(b)  Each of the Lenders agrees that, except as otherwise provided in this Agreement, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's Lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Loan Document Obligation then owed and due to such Lender bears to the total of such Loan Document Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Loan Document Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that (i) if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest and (ii) any payment received in consideration for an assignment of participation permitted pursuant to Section 10.04 shall not be subject to this Section 10.06(b).

10.07.  Calculations; Computations.

(a)  Subject to the provisions of Section 1.03(b), the financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrowers to the Lenders to the extent, in each case, permitted by the terms of this Agreement).

(b)  All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days (except for computations of interest with respect to Base Rate Loans when the Base Rate is determined by reference to clause (a) of the definition thereof, which shall be calculated on the basis of a year of 365 or 366 days) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

10.08.  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a)  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE SHIP MORTGAGES AND OTHER COLLATERAL AGREEMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH PARTY HEREUNDER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH OF THE PARTIES HEREUNDER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER ANY PARTY HEREUNDER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER ANY PARTY HEREUNDER.  EACH OF THE PARTIES HEREUNDER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH DELIVERY.  EACH OF THE PARTIES HEREUNDER HEREBY IRREVOCABLY

WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE PARI PASSU COLLATERAL AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY HEREUNDER IN ANY OTHER JURISDICTION.

(b)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.09.  Counterparts.

(a)  Counterparts; Integration.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)  Electronic Execution of Assignments.  The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic

Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.10.  Effectiveness.  This Agreement shall become effective on the date on which it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

10.11.  Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.12.  Amendment or Waiver; etc.

(a)  Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by (x) the Parent, the Borrower, Finco and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency, so long as, in each case, the Lenders shall have received at least five (5) Business Days' prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment or (y) the respective Loan Parties party hereto or thereto and the Required Lenders, provided that:

(i)           additional parties may be added to (and annexes may be modified to reflect such additions), and the Parent and Subsidiaries of the Parent may be released from, the Loan Guarantees and the Collateral Agreements in accordance with the provisions hereof and thereof without the consent of the other Loan Parties party thereto or the Required Lenders;

(ii)           the Parent may be released from its Loan Guarantee and the Collateral Agreements in accordance with the provisions hereof and thereof without the consent of the other Loan Parties party thereto or the Required Lenders;

(iii)           no such change, waiver, discharge or termination shall, without the consent of each Lender (with Loan Document Obligations being directly and negatively affected in the case of the following clause (a) and (d), to the extent (in the case of the following clause (d)) that any such Lender would be required to make a Loan in excess of its pro rata portion provided for in this Agreement or would receive a payment or prepayment of Loans or a commitment reduction that (in any case) is less than its pro rata portion provided for in this Agreement, in each case, as a result of any such amendment, modification or waiver referred to in the following clause (d)):

(a) extend the final scheduled maturity of any Loan or Note held by such Lender, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount, or extend the time of payment, of any Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or extend the timing of repayment of any such Loan, or reduce the principal amount of any such Loan thereof, or increase the Commitment of any Lender,

(b) amend, modify or waive any provision of this Section 10.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments on the Effective Date) or any other Section which expressly requires the consent of all Lenders or all Lenders directly and negatively affected thereby,

(c) reduce the percentage specified in the definition of Required Lenders,

(d) amend, modify or waive (x) Section 2.05 or (y) any other provision in this Agreement to the extent providing for payments or prepayments of Loans to be applied pro rata among the Lenders entitled to such payments or prepayments of Loans (it being understood that the waiver of any mandatory prepayment of Loans by the Required Lenders shall not constitute an amendment, modification or waiver for purposes of this clause (d)),

(e) consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement, or

(f) substitute, replace or release any Guarantor from a Loan Guarantee (other than as permitted by the Loan Documents) or release substantially all the value of the Loan Guarantees (except as expressly provided in the Loan Documents);

(iv)           no such change, waiver, discharge or termination shall change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class;

(v)           no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender without the consent of such Lender or (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 9 or any other provision as same relates to the rights or obligations of the Administrative Agent;

(vi)           no such change, waiver, discharge or termination shall, without the consent of each Lender and each Secured Counterparty:

(a) release any Ship Mortgage or all or substantially all of the Collateral (except as expressly provided in the Loan Documents) under the Collateral Agreements or permit any sale, lease, transfer or other disposition of any Collateral Vessel (it being understood that a Collateral Vessel Contract shall not constitute any such sale, lease, transfer or other disposition) not otherwise permitted under this Agreement and the Collateral Agreements,

(b) amend, modify or waive any provision of this Section 10.12(a)(vi), and

(vii)           no such change, waiver, discharge or termination shall, without the consent of the Required Secured Parties, amend, modify or waive Section 7.06 hereof or Sections 5.3, 5.5, 5.8, 5.9, 5.12, or 5.14, in each case, of the Ship Mortgages in effect as of the Effective Date.

(b)  If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (a) through (g), inclusive, of Section 10.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.11 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination, provided that in any event the Borrowers shall not have the right to replace a Lender or repay its Loans solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to Section 10.12(a)(iv).

10.13.  Survival.  All indemnities set forth herein including, without limitation, in Sections 2.08, 2.09, 4.07, 9.06 and 10.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loan Document Obligations.

10.14.  Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 10.14 would, at the time of such transfer, result in increased costs under Section 2.07, 2.08 or 4.07 in excess of those being charged by the respective Lender immediately prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs to the extent of such excess (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

10.15.  Register.  The Borrowers hereby designate the Administrative Agent to serve as their non-fiduciary agent, solely for purposes of this Section 10.15, to maintain a register (the "Register") on which it will record the Commitments of each of the Lenders, the Loans made by each of the Lenders, the principal amount (and stated interest) of such Loans, and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers' obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 10.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.

10.16.  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, "Information" means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries, provided that, in the case of information received from the Borrowers or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.17.  Intercreditor Agreement.  Each of the Loan Parties, the Administrative Agent and the Lenders (a) consents to and ratifies the execution by the Administrative Agent of the Intercreditor Agreement in connection with the Incurrence of Other Pari Passu Obligations and any amendments or supplements expressly contemplated thereby, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement following its execution and (c) acknowledges that it has received a copy of the Intercreditor Agreement and that the exercise of certain of the Administrative Agent's rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement following its execution.  NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT, IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE INTERCREDITOR AGREEMENT, THE INTERCREDITOR AGREEMENT SHALL CONTROL.

10.18.  Currency Conversion Shortfall.

(a)  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in Dollars into another currency, the rate of exchange used shall be that at which, in accordance with normal, reasonable banking procedures, the Administrative Agent could purchase Dollars with such other currency in New York City on the Business Day preceding that on which final judgment is given.

(b)  The Loan Document Obligations of the Loan Parties in respect of any sum due to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such currency, the Administrative Agent may, in accordance with normal, reasonable banking procedures, purchase Dollars with such other currency.  If the amount of Dollars so purchased is less than the sum originally due, in Dollars, the Borrowers agree, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such Loan Document Obligation was owing against such loss.  If the amount of Dollars so purchased is greater than the sum originally due, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

10.19.  Releases.  Subject to the Intercreditor Agreement, without further written consent or authorization from any Lender Creditor, the Administrative Agent or Pari Passu

Collateral Agent, as applicable, may (a) execute any documents or instruments necessary in connection with an Asset Sale permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Asset Sale permitted by this Agreement or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.12) have otherwise consented or (c) release any Borrower Subsidiary Guarantor that is the subject of such Asset Sale permitted by this Agreement from its obligations under the Loan Documents or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.12) have otherwise consented.

10.20.  Release of Guarantees.  The Loan Guarantee of a Guarantor (other than ParentUDW, except with respect to clauses (d) and (g) below) shall be automatically released:

(a)  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or amalgamation) to a Person that is not (either immediately before or after giving effect to such transaction) the Parent or a Restricted Subsidiary, if the sale or other disposition does not violate Section 7.22 and Section 7.14, as applicable, and complies with the Loan Documents;

(b)  in connection with any sale or other disposition of Capital Stock of such Guarantor following which such Guarantor is no longer a Restricted Subsidiary, if the sale or other disposition does not violate Section 7.22 and Section 7.14, as applicable, and complies with the Loan Documents;

(c)  if any Restricted Subsidiary that is a Guarantor is properly designed as an Unrestricted Subsidiary in accordance with Section 7.19 and the definition of "Unrestricted Subsidiary";

(d)  upon discharge of the Loan Document Obligations in accordance with the terms of this Agreement;

(e)  in the case of any Guarantor that is not a Borrower Subsidiary Guarantor, upon the contemporaneous release or discharge of all guarantees and pledges by such Guarantor that would have required such Guarantor to become a Guarantor hereunder pursuant to the definition of "Collateral and Guarantee Requirement" and Section 7.07 or release by or as a result of payment in full by such Guarantor under such guarantee or pledge;

(f)  unless an Event of Default has occurred and is continuing, upon the dissolution or liquidation of the Guarantor in compliance with Section 7.14; or

(g)  in the case of ParentUDW and any Subsidiary of ParentUDW that is not a Subsidiary of the Borrower, upon the consummation of a Qualified MLP IPO.

10.21.  Keepwell.  Each of the Guarantors and the Borrowers that is not an Excluded Swap Guarantor at the time the Loan Guarantee or the grant of the security interest under the Collateral Agreements, in each case, by any Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Loan Party with respect to such Swap Obligation as may be needed by such Loan Party from time to time to honor all of its obligations under its Loan Guarantee and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Guarantor's obligations and undertakings under the Loan Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each such Guarantor under this Section shall remain in full force and effect until the Secured Obligations have been paid in full. Each such Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "support or other agreement" for the benefit of, each Loan Party for all purposes of § 1a(18)(A)(v)(II) of the Commodity Exchange Act.  Notwithstanding anything to the contrary herein, the foregoing shall not apply to any Loan Party that is a subsidiary of the Parent in respect of Swap Obligations of the Parent.

10.22.  Parallel Debt.

(a)  Each Loan Party irrevocably and unconditionally undertakes to pay to the Pari Passu Collateral Agent amounts equal to, and in the currency or currencies of, its Pari Passu Obligations.

(b)  The Parallel Debt of each Loan Party (i) shall become due and payable at the same time as its Pari Passu Obligations and (ii) is independent and separate from, and without prejudice to, its Pari Passu Obligations.

(c)  For purposes of this Section 10.22, the Pari Passu Collateral Agent: (i) is the independent and separate creditor of the Parallel Debt, (ii) acts in its own name and not as agent, representative or trustee of the Lenders or other Secured Parties (as such term is defined in the Security Agreement) and its claims in respect of the Parallel Debt shall not be held in trust, and (iii) shall have the independent and separate right to demand payment of the Parallel Debt in its own name (including  through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(d)  The Parallel Debt of a Loan Party shall be (i) decreased to the extent that its Pari Passu Obligations have been irrevocably and unconditionally paid or discharged, and (ii) increased to the extent to that its Pari Passu Obligations have increased, and the Pari Passu Obligations of a Loan Party shall be (A) decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged, and (B) increased to the extent that its Parallel Debt has increased, in each case provided that the Parallel Debt of a Loan Party shall never exceed its Pari Passu Obligations.

(e)  This Section 10.22 applies for the purpose of determining the Secured Obligations in the Collateral Agreements governed by Dutch law.

*          *          *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

c/o Tribune House	DRILLSHIPS FINANCING HOLDING INC.
10, Skopa Street
CY-1075 Nicosia	By:	/s/ Ziad Nakhleh
Cyprus		Name: Ziad Nakhleh
Attention: Mr. Savvas Georghiades		Title: Attorney-in-Fact
Tel. No.: +357 22 76 75 15
Fax No.: +357 22 76 15 42

c/o Tribune House	DRILLSHIPS PROJECTS INC.
10, Skopa Street
CY-1075 Nicosia	By:	/s/ Ziad Nakhleh
Cyprus		Name: Ziad Nakhleh
Attention: Mr. Savvas Georghiades		Title: Attorney-in-Fact
Tel. No.: +357 22 76 75 15
Fax No.: +357 22 76 15 42

c/o Tribune House	OCEAN RIG UDW INC.
10, Skopa Street
CY-1075 Nicosia	By:	/s/ Ziad Nakhleh
Cyprus		Name: Ziad Nakhleh
Attention: Mr. Savvas Georghiades		Title: Attorney-in-Fact
Tel. No.: +357 22 76 75 15
Fax No.: +357 22 76 15 42

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Pari Passu Collateral Agent and Lender

By:	/s/ Michael Getz
Name: Michael Getz
Title: Vice President

By:	/s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director